EXECUTION VERSION

CREDIT AGREEMENT

dated as of April 5, 2007

among

GENESIS ACQUISITION LIMITED,
as Borrower,

GENESIS LEASE LIMITED,
as Manager,

THE FINANCIAL INSTITUTIONS SET FORTH ON SCHEDULE IV HERETO
as Lenders,

CITIBANK, N.A.,
as Administrative Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

CALYON, NEW YORK BRANCH,
LANDESBANK BADEN-WÜRTTEMBERG,
and
NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.
and
WACHOVIA CAPITAL MARKETS, LLC
as Joint Lead Arrangers

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Security Trustee and Account Bank

i

APPENDICES
APPENDIX I	Eligible Aircraft, Concentration Limits and Core Lease Provisions
EXHIBITS
EXHIBIT A	Form of Advance Request
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C	Form of Monthly Report
EXHIBIT D	Hedging Policy
EXHIBIT E	Form of Management Agreement
EXHIBIT F	Form of Security Trust Agreement
EXHIBIT G	Form of Servicing Agreement
EXHIBIT H	Forms of Organizational Documents and Operating Documents
EXHIBIT I	Forms of Opinion of Counsel to Borrower Group
EXHIBIT J	Form of Opinion of Counsel to Security Trustee/Account Bank
EXHIBIT K	Form of Opinion of Counsel to Administrative Agent/Lenders

SCHEDULES
SCHEDULE I	List of Aircraft
SCHEDULE II	List of Aircraft Owning Entities, the Aircraft Owned by Such Aircraft Owning Entities and the associated Owner Participants and Owner Trustees
SCHEDULE III	List of Leases
SCHEDULE IV	List of Lenders
SCHEDULE V	Account Details
SCHEDULE VI	Capitalization and Subsidiaries

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and entered into as of April 5, 2007 among: (i) GENESIS ACQUISITION LIMITED, an exempted company organized and existing under the laws of Bermuda (the “Borrower”), (ii) GENESIS LEASE LIMITED, an exempted company organized and existing under the laws of Bermuda (“GLS”), as manager under the Management Agreement (GLS in such capacity, or any successor manager appointed pursuant to Section 11.2 hereof, the “Manager”), (iii) THE FINANCIAL INSTITUTIONS SET FORTH ON SCHEDULE IV HERETO (together with any successors and permitted assigns, the “Lenders”), (iv) CITIBANK, N.A. (“CNA”), as administrative agent for the Lenders (CNA in such capacity, or any successor administrative agent appointed pursuant to Section 13.8, the “Administrative Agent”), and (v) DEUTSCHE BANK TRUST COMPANY AMERICAS, in its capacity as Security Trustee (as defined below) and as Account Bank (as defined below).

W I T N E S S E T H :

WHEREAS, the parties hereto desire to enter into this Agreement on the terms and conditions specified herein;

NOW THEREFORE, for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Account Bank” means Deutsche Bank Trust Company Americas and any successor or replacement thereof in such capacity.

“Additional Aircraft Concentration Limits” means, for Widebody Aircraft, Freighter Aircraft, Regional Jet Aircraft, Boeing Aircraft, Airbus Aircraft, Out-of-Production Aircraft or Other Manufacturer Aircraft, as of any date of determination, the percentage, if any, set forth opposite the correlative designation “Widebody Aircraft,” “Freighter Aircraft,” “Regional Jet Aircraft,” “Boeing Aircraft,” “Airbus Aircraft,” “Out-of-Production Aircraft” or “Other Manufacturer Aircraft” listed on Table 2 of Appendix I hereto under the heading corresponding to the range of Outstanding Principal Amount as of such date of determination.

“Additional Aircraft Concentration Percentage” means, for Widebody Aircraft, Freighter Aircraft, Regional Jet Aircraft, Boeing Aircraft, Airbus Aircraft , Out-of-Production Aircraft or Other Manufacturer Aircraft, as of any date of determination, the percentage represented by the quotient obtained by dividing:

(a) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Widebody Aircraft, Freighter Aircraft, Regional Jet Aircraft, Boeing Aircraft,

Airbus Aircraft, Out-of-Production Aircraft or Other Manufacturer Aircraft, as applicable, in the Borrower’s Portfolio as of such date of determination; by

(b) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio, as of such date of determination.

“Administrative Agent” has the meaning set forth in the Preamble.

“Advance Commitment Period” means the period commencing on the Closing Date and ending on the Conversion Date.

“Advance Date” means the date on which each Lender makes an Advance under this Agreement in connection with the acquisition of a Financed Aircraft.

“Advance Rate” means, (i) for Tier I Aircraft and Tier II Aircraft, 72.5%, and (ii) for Tier III Aircraft, 65%.

“Advance Request” has the meaning set forth in Section 2.2(a).

“Advances” has the meaning set forth in Section 2.1(a).

“Adverse Claim” means any Lien or any title retention, trust, or other type of preferential arrangement having the effect or purpose of creating a Lien or any claim of ownership, other than Permitted Liens.

“Affected Lender” has the meaning set forth in Section 5.6(a).

“Affected Party” has the meaning set forth in Section 5.2(a).

“Affiliate” of any Person means any other Person that (i) directly or indirectly controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan), or (ii) is an officer, trustee or director of such person. Without limiting the foregoing, a Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(a) to vote greater than 50% or more of the securities, membership interests or similar ownership interests (on a fully diluted basis) having ordinary voting power for the election of directors, members, managing partners or similar Persons; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

provided, however, that in no event shall GECAS be deemed an Affiliate of any Borrower Group Member. The word “Affiliated” has a correlative meaning.

“Aggregate Aircraft Borrowing Base” means, as of any date of determination, the aggregate of the Individual Aircraft Borrowing Bases for all Financed Aircraft in the Borrower’s Portfolio on such date.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Airbus Aircraft” means Aircraft of the following Types (from the list of Types shown on Table 1 of Appendix I hereto): any Type with a designation “A319”, “A320”, “A321” or “A330”.

“Aircraft” means one or more of the commercial aircraft (including, without limitation, the airframe and all engines and parts thereof or with respect thereto) listed on Schedule I hereto, as such schedule may be amended, restated or otherwise modified from time to time pursuant to the terms hereof.

“Aircraft Acquisition Documents” means in respect of any Aircraft to become a Financed Aircraft, any of the related Asset Purchase Agreement, related Lease, a bill of sale, a lease assignment and assumption agreement, a lease novation and amendment agreement, and any invoice or other documentation evidencing the purchase price paid for such assets (to the extent not evidenced by any of the foregoing other documents).

“Aircraft Age” means the age in integral number of completed elapsed years of an Aircraft since its date of manufacture (or, if such Aircraft has been subjected to a Freighter Conversion to a Freighter Type, since the related Freighter Conversion Effective Date), such integral number rounded upwards in the case of six months or more having elapsed since the last anniversary of such Aircraft’s date of manufacture (or related Freighter Conversion Effective Date, as applicable). With respect to an Aircraft that becomes a Financed Aircraft on a date that is after a Determination Date (or, if the first Determination Date has not yet occurred, the Closing Date) and is before or on the next succeeding Determination Date, the Aircraft Age of such Aircraft will be deemed to be its Aircraft Age in years on and as of such next succeeding Determination Date, subject to the rounding convention set forth in the preceding sentence.

“Aircraft Age Limit” means, for each Type of Aircraft listed on Table 1 to Appendix I hereto, the number of years set forth opposite such Type under the heading “Maximum Age”.

“Aircraft Asset Expenses” has the meaning set forth in the Servicing Agreement; provided, that when such term is used in the Flow of Funds, Aircraft Asset Expenses shall not be deemed to include (i) expenses that have been paid with funds withdrawn from the Supplemental Rent Account or the Security Deposit Account, and (ii) capital expenditures for the purpose of effecting any optional improvement or modification of any Aircraft Asset other than (x) maintenance expenses to keep any Aircraft airworthy in all respects and in good repair and condition in accordance with international airline industry standards, (y) expenses incurred in order to comply with all airworthiness directives and mandatory orders and other requirements applicable to any Aircraft, and (z) capital expenditures permitted to be incurred by the Servicer under the Servicing Agreement without being required to be included in the then current Approved Budget and without the consent of the Borrower.

“Aircraft Assets” means one or more Aircraft, together with the related assets with respect thereto, including, without limitation, the Leases with respect to such Aircraft (and the

Related Security with respect thereto) and any related Security Deposits, Supplemental Rent or other cash reserves.

“Aircraft Limitation Event” means that immediately after giving effect to any of the following:

(a) an acquisition into the Borrower’s Portfolio of an Aircraft, or

(b) the occurrence of a Disposition Event and consequent removal from the Borrower’s Portfolio of an Aircraft,

any of the following is true: (i) any Aircraft Tier Concentration Percentage will exceed the related Aircraft Tier Concentration Limit, (ii) the Weighted Average Portfolio Age will exceed the Weighted Average Portfolio Age Limit or (iii) any Additional Aircraft Concentration Percentage will exceed the related Additional Aircraft Concentration Limit; provided that it shall not constitute an Aircraft Limitation Event if the Additional Aircraft Concentration Percentage with respect to Out-of-Production Aircraft exceeds the related Additional Aircraft Concentration Limit as a result of an Aircraft becoming an Out-of-Production Aircraft on any date after such Aircraft was acquired into the Borrower’s Portfolio, but shall constitute an Aircraft Limitation Event solely for the purposes of the determination in Section 6.2(b) as to whether the Aircraft is an Eligible Aircraft.

“Aircraft Owning Entity” means a Person that is (i) an entity with Organizational Documents and Operating Documents substantially in the forms attached hereto as Exhibit H (or in such other form as shall be reasonably satisfactory to the Administrative Agent), (ii) identified on Schedule II hereto, as such schedule may be amended, restated or otherwise modified from time to time, pursuant to the terms hereof, (iii) the sole legal owner (including, without limitation, an Owner Trust but excluding an Owner Participant) of the Aircraft listed to the right of such Person’s name on such Schedule II hereto (as such schedule may be amended, restated or otherwise modified from time to time pursuant to the terms hereof), and (iv) a Person in which the Borrower owns, whether directly or indirectly, all of the Equity Interests.

“Aircraft Tier Concentration Limit” means, with respect to all Aircraft within a Tier of Aircraft listed on Table 1 to Appendix I hereto, as of any date of determination, the percentage set forth for such Tier under the heading corresponding to the range of Outstanding Principal Amount as of such date of determination, provided that:

(a) with respect to Tier I Aircraft, there is no limitation;

(b) with respect to Tier II Aircraft, there is no limitation for Airbus A321-200 Aircraft at any time the Lenders have made, in the aggregate, Advances of $100,000,000 or less;

(c) until the Commitment Increase Option has become effective pursuant to Section 2.1(c), with respect to Tier II Aircraft, there are at least twice as many Tier I Aircraft as Tier II Aircraft in the Borrower’s Portfolio and no Tier I Aircraft shall be used contemporaneously to satisfy this requirement and the requirement with respect to Tier III Aircraft set forth in clause (d) below; and

(d) until the Commitment Increase Option has become effective pursuant to Section 2.1(c), with respect to Tier III Aircraft, there are at least three times as many Tier I Aircraft as Tier III Aircraft in the Borrower’s Portfolio and no Tier I Aircraft shall be used contemporaneously to satisfy this requirement and the requirement with respect to Tier II Aircraft set forth in clause (c) above.

“Aircraft Tier Concentration Percentage” means, for each Tier of Aircraft listed on Table 1 to Appendix I hereto, as of any date of determination, the percentage represented by the quotient obtained by dividing:

(a) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in such Tier in the Borrower’s Portfolio as of such date of determination; by

(b) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio, as of such date of determination.

“Aircraft Value & Borrowing Base Schedule” means a schedule for an Aircraft provided by the Borrower to the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent recording the Initial Agreed Value and the Individual Aircraft Borrowing Base for such Aircraft, as such schedule may be revised from time to time pursuant to Section 9.18(a)(xi).

“Allocable Advance Amount” means, with respect to any Aircraft, as of any date of determination, an amount equal to the product of (i) the Outstanding Principal Amount as of such date and (ii) a fraction, the numerator of which is equal to the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of such Aircraft as of such date and the denominator of which is equal to the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio at such time.

“Alternate Base Rate” means, as of any date, a fluctuating rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the prime rate (announced from time to time by the Administrative Agent at its principal office in New York, New York as its base rate), and (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 1.00% per annum.

“Anti-Terrorism Laws” has the meaning set forth in Section 8.19.

“Applicable Carrier” means, as of any date, with respect to any Aircraft, the Eligible Carrier that is leasing such Aircraft from the applicable Aircraft Owning Entity, Applicable Intermediary or Section 9.17(a) Entity, on such date.

“Applicable Foreign Aviation Law” means, with respect to any Aircraft, any applicable law, rule or regulation (other than the FAA Act) of any Government Entity of any jurisdiction not included in the United States, governing the registration, ownership, operation, or leasing of all or any part of such Aircraft, or the creation, recordation, maintenance, perfection or priority of Liens on all or any part of such Aircraft.

“Applicable Foreign Government Entity” means, with respect to any Aircraft, any Government Entity that administers any Applicable Foreign Aviation Law.

“Applicable Intermediary” means, with respect to any Aircraft, the Eligible Intermediary that has leased such Aircraft from the applicable Aircraft Owning Entity or Owner Trustee, and has subleased such Aircraft to an Applicable Carrier.

“Applicable Margin” means (a) during the period commencing on the Closing Date up to but excluding the Conversion Date, a per annum rate equal to the rate set forth below opposite the then Outstanding Principal Amount and the then Portfolio Composition, as of the most recent Determination Date:

Applicable Margin	Portfolio Composition
Total Outstanding Principal Amount	< 60% Tier 1 Aircraft	> 60% Tier 1 Aircraft	> 75% Tier 1 Aircraft
Less than $600,000,000	1.75%	1.75%	1.75%
$600,000,000 or greater but less than $850,000,000	1.75%	1.65%	1.65%
$850,000,000 or greater	1.75%	1.65%	1.50%

and (b) thereafter 2.75% per annum.

“Appraisal” means, with respect to any Aircraft, an appraisal of such Aircraft by a Qualified Appraiser, which appraisal is prepared in accordance with ISTAT standards and opines as to the Current Market Value and the Base Value of such Aircraft, taking into account the actual maintenance status of such Aircraft.

“Approved Budget” has the meaning set forth in the Servicing Agreement.

“Approved Country List” means the list of countries set forth on Appendix I attached hereto that are not Prohibited Countries, as such list may be modified and supplemented from time to time in accordance with the following provisions:

(a) if the Administrative Agent advises the Borrower in writing of (i) a change in law or regulation or in the interpretation thereof by a Government Entity after the Closing Date, or (ii) the implementation or application by a Government Entity after the Closing Date of law or regulation in a particular country then on the Approved Country List, that in either case, in the good faith, reasonable judgment of the Administrative Agent makes the financing of Aircraft registered in such country or leased by a Lessee organized under the laws of or domiciled in such country, subject to a material increase in legal risk as to creditor’s or lessor’s rights, rights of repossession or enforcement, or other material legal risks making it undesirable for a lender to finance such Aircraft (any of the foregoing, an “Adverse Legal Risk Change”), then the Approved Country List shall upon delivery of such written advice be deemed amended and changed to remove such adversely affected country; and

(b) with respect to (i) any adversely affected country described in clause (a) above which has been removed from the Approved Country List, or (ii) any other country which is otherwise not on the current Approved Country List, the Borrower may nonetheless provide that such country be treated for all purposes hereunder as if it were named on the list by either (1) obtaining the written agreement of the Administrative Agent to so treat such country as if on the list (or to actually add the country to an amended version of such list, if mutually agreed with the Borrower), or (2) procuring and maintaining Political Risk/Repossession Insurance in respect of Aircraft either registered in such country or that are leased under a Lease with a Lessee domiciled in or organized under the laws of such country (or both, if such is the case), in an amount not less than the Required Coverage Amount.

“Asset Purchase Agreement” means any aircraft purchase agreement or other similar agreement that documents the purchase by any Borrower Group Member of a Financed Aircraft, and shall include all other agreements, assignments, documents, bills of sale or other instruments forming a part of the transaction documents with respect thereto.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee of such Lender and acknowledged and agreed to by the Administrative Agent, substantially in the form of Exhibit B hereto.

“Available Collections” means in respect of any Payment Date, all Collections on deposit in the Collection Account as of the Calculation Date (as defined in the Management Agreement) immediately preceding such Payment Date.

“Base Value” with respect to any Aircraft, represents an appraiser’s opinion of the underlying economic value of such Aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use”, founded in the historical trend of values and in the projection of future value trends and presuming an arm’s length, cash transaction between willing, able and knowledge parties acting prudently, with an absence of duress and with a reasonable period of time available for marketing. Base Value shall be the lower of the mean and median Base Values in three Appraisals most recently delivered to the Administrative Agent.

“Board of Directors” means, with respect to any Person, (i) in the case of any company or corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any limited partnership with a corporate general partner, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Boeing Aircraft” means Aircraft of the following Types (from the list of Types shown on Table 1 of Appendix I hereto): any Type with a designation “737”, “747”, “757”, “767”, “777” or “MD”.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Acquisition” has the meaning set forth in Section 9.31(a).

“Borrower Acquisition Documents” means, in respect of any Financed Aircraft, the documents executed in connection with a Borrower Acquisition thereof, including, without limitation, any related Aircraft Acquisition Document.

“Borrower Expenses” means, for purposes of the use of such term in the Flow of Funds, Aircraft Asset Expenses, Operating Expenses and Related Expenses; provided that Borrower Expenses as used in the Flow of Funds shall not include (a) Borrower Income Tax Expenses, (b) expenses that have been or are properly payable or reimbursable with funds withdrawn from the Supplemental Rent Account or the Security Deposit Account, or with the application of funds received from an insurance payment or other third party payment relating to casualty or condemnation (and in either such case such funds are actually available to the Borrower for such purposes and, for the avoidance of doubt, such expenses shall be Borrower Expenses to the extent such funds are not actually available to the Borrower for such purpose), or (c) Overhead Expenses (as defined in the Servicing Agreement).

“Borrower Group Member” means the Borrower or a Borrower Subsidiary.

“Borrower Income Tax Expenses” means, for purposes of the use of such term in the Flow of Funds, Taxes based upon, attributable to or otherwise determinable by relation to, income or net income of the Borrower or any Borrower Subsidiary.

“Borrower Subsidiary” means any direct or indirect Subsidiary of the Borrower, including, without limitation, any Aircraft Owning Entity, any Owner Participant, and any Applicable Intermediary.

“Borrower’s Portfolio” means, when used with respect to Aircraft, all Aircraft then Owned directly or indirectly by any Borrower Group Member or Owner Trust.

“Borrowing Base” means either of the Individual Aircraft Borrowing Base or the Aggregate Aircraft Borrowing Base, as applicable.

“Borrowing Base Deficiency” means, as of any date of determination, the amount, if any, by which the Outstanding Principal Amount on such date exceeds the Aggregate Aircraft Borrowing Base on such date.

“Business Day” means any day (other than a Saturday or Sunday) and (i) in the case of any day on which the Eurodollar Rate is to be determined, any day on which commercial banks in New York, New York are not authorized or required to be closed and on which dealings are carried on in the London interbank eurodollar market, (ii) in the case of any day on which a payment is to be made hereunder, any day on which commercial banks in New York, New York, London, England or Frankfurt, Germany are not authorized or required to be closed, and (iii) in all other cases, any day on which commercial banks are not authorized or required to close in New York, New York, Dublin, Ireland or Frankfurt, Germany.

“Cape Town Convention” means, collectively, the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001, at a diplomatic conference in Cape Town, South Africa.

“Capital Markets Transaction” means an issuance, whether by public offering or private placement (whether under Rule 144A promulgated under the Securities Act of 1933 or otherwise), by any special purpose corporation, trust or other entity of any asset-backed securities secured by, or representing an interest in, any Aircraft Assets, and/or beneficial interests in any Borrower Subsidiaries, which Aircraft Assets, and/or beneficial interests in Borrower Subsidiaries, shall have been transferred to such special purpose corporation, trust or other entity by the Borrower and/or one or more Borrower Subsidiaries.

“Chattel Paper Original” means, when used in the provisions of Article VI in connection with delivery requirements and in related provisions in Article IX, that the applicable original Lease and any related lease amendment or supplement being delivered shall have been designated the sole original copy thereof by the applicable Lessor adding substantially the following language to the cover page of such Lease: “To the extent, if any, that this [Lease Agreement] or any [Lease Supplement] hereunder constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this [Lease Agreement] or such [Lease Supplement] may be created through the transfer or possession of any counterpart other than the original executed counterpart, which shall be identified as the counterpart containing the receipt therefor executed by the Security Trustee under and as defined in the Security Trust Agreement dated as of April 5, 2007 between GAL, Deutsche Bank Trust Company Americas, as Security Trustee, and the various other parties identified on the signature pages thereof”.

“Closing Date” means April 5, 2007.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” has the meaning set forth in the Security Trust Agreement.

“Collection Account” means an account (number 58368) in the name of the Borrower and maintained with the Account Bank.

“Collections” means (i) any and all rent or lease payments, fees, and other income or payments in respect of any and all Aircraft due or collected under the Leases of such Aircraft excluding Supplemental Rent payments and (except as otherwise provided in clause (iii) below) Security Deposit payments made by the applicable Lessees, (ii) any and all proceeds from the sale, transfer or other disposition of any Aircraft, (iii) the portion of Security Deposits applied against rent or lease payments, (iv) any and all payments received by the Borrower as indemnification payments in respect of (A) any Aircraft Assets or (B) any Aircraft Owning Entity, Owner Participant or other Borrower Subsidiary, pursuant to an Aircraft Acquisition Document or otherwise, (v) any proceeds from any guarantees, letters of credit or similar arrangements related to any and all Leases with respect to any and all Aircraft supporting the obligations described in clauses (i) through (iv) above, (vi) payments received by the Borrower under any Hedge Agreement, and (vii) any proceeds from any insurance (other than liability insurance) with respect to any and all Aircraft; provided that Collections shall not include any Excluded Payments.

“Commitment Amount” means the Initial Commitment Amount until the satisfaction of the terms of Section 2.1(c) and thereafter the Maximum Commitment Amount.

“Commitment Fees” has the meaning set forth in Section 3.4.

“Commitment Increase Amount” means $750,000,000.

“Commitment Increase Option” means a one-time option exercisable by the Borrower in accordance with Section 2.1(c).

“Commitment Increase Option Fee” means the fee payable pursuant to the terms of the Fee Letter in connection with the exercise of the Commitment Increase Option.

“Commitment Letter” means the commitment letter dated November 22, 2006 from Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC to GLS, as amended, supplemented or otherwise modified from time to time.

“Communications” has the meaning set forth in Section 16.3(b).

“Concentration Limit by Country” means, with respect to all Lessees based or domiciled in all Rated Countries, all Other-Rated Countries, all Special Consideration Countries or the United States, as of any date of determination, the percentage, if any, set forth opposite the correlative designation “Rated Country”, “Other-Rated Country”, “Special Consideration Country” or “United States” listed on Table 2 to Appendix I hereto under the heading corresponding to the range of Outstanding Principal Amount as of such date of determination; provided that at any time the Outstanding Principal Amount is equal to $100,000,000 or less, as of such date of determination, the aggregate amount of Advances in respect of all Aircraft leased by all Lessees based or domiciled in all Other-Rated Countries or all Special Consideration Countries may not exceed the amount set forth opposite the correlative designation “Other-Rated Country” or “Special Consideration Country,” under the heading corresponding to the range of Outstanding Principal Amount as of such date of determination.

“Concentration Limit by Country Percentage” means with respect to all Lessees based or domiciled in all Rated Countries, all Other-Rated Countries, all Special Consideration Countries or the United States, as of any date of determination, the percentage represented by the quotient obtained by dividing:

(a) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio leased by all Lessees based or domiciled in a Rated Countries, Other-Rated Countries, all Special Consideration Countries or the United States, as applicable, as of such date of determination; by

(b) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio, as of such date of determination.

“Concentration Limit by Region” means, with respect to all Lessees based or domiciled in all countries in all Regions, as of any date of determination, the percentage, if any, set forth opposite the correlative regional designation “Developed Europe”, “Developed Asia”, “North America”, “Emerging Europe & Africa/Middle East”, “Latin America/Caribbean” or “Emerging Asia/Pacific” listed on Table 2 to Appendix I hereto under the heading corresponding to the range of Outstanding Principal Amount as of such date of determination.

“Concentration Limit by Region Percentage” means, with respect to all Lessees based or domiciled in all countries in all Regions, as of any date of determination, the percentage represented by the quotient obtained by dividing:

(a) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio leased by all Lessees based or domiciled in all countries in such applicable Region, as of such date of determination; by

(b) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio, as of such date of determination.

“Conduit Lender” means Variable Funding Capital Company LLC and each other commercial paper conduit administered by a Non-Conduit Lender, which commercial paper conduit, under an Assignment and Assumption, an amendment to, or an amendment and restatement of this Agreement, as applicable, hereafter agrees to become a party hereto as a Conduit Lender hereunder.

“Contingent Liabilities” means, with respect to any Person, (a) any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person (the amount of obligation under any Contingent Liabilities shall be deemed to be the maximum outstanding amount of the debt, obligation or other liability guaranteed) and/or (b) liabilities that are contingent in nature which would be included as liabilities on the face of the balance sheet of such Person in accordance with GAAP.

“Contingent Policy” means (i) the insurance policy number AV0061406 provided for the benefit of the Borrower as in effect on the date of the first Advance under this Agreement is made, in the form provided and certified as a true and correct copy by the Borrower to the Administrative Agent for review prior to the Closing Date, with such amendments, addendums, endorsements, extensions or replacements as may have been entered into consistent with the provisions of Section 9.34, or (ii) one or more aviation hull, liability and/or other insurance policies in replacement of the foregoing as the Administrative Agent shall have reasonably approved.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” and “Controlled by” shall have meanings correlative thereto.

“Conversion Date” means the first Business Day that is on or after the third anniversary of the Closing Date.

“Core Lease Provisions” means the Core Lease Provisions set forth in Table 3 to Appendix I hereto.

“Credit Documents” means this Credit Agreement, the Commitment Letter, the Fee Letter, each Service Provider Agreement, the Security Trust Agreement and any Irish Pledge.

“Credit Parties” has the meaning set forth in Section 16.4.

“Current Market Value” means, with respect to an Aircraft, the amount, expressed in terms of currency, that may reasonably be expected for property exchanged between a willing buyer and a willing seller with equity to both, neither under any compulsion to buy or sell and both fully aware of all relevant, reasonably ascertainable facts. Current Market Value shall be the lower of the mean and median Current Market Values in three Appraisals most recently delivered to the Administrative Agent.

“Default” means any event that, if it continues uncured, will, with lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Rate” means, with respect to any Advance (or portion thereof) on any date of determination, a rate per annum equal to the Lender Rate that would otherwise be in effect with respect to such Advance as of such date of determination plus 2%.

“Determination Date” means, with respect to any Payment Date, the second Business Day immediately preceding such Payment Date.

“Developed Asia” means, as of any date of determination, any country set forth opposite the sub-heading “Asia” under the heading “Developed Markets” on Table 2 to Appendix I hereto, as of such date of determination.

“Developed Europe” means, as of any date of determination, any country set forth opposite the sub-heading “Europe” under the heading “Developed Markets” on Table 2 to Appendix I hereto, as of such date of determination.

“Disposition Event” has the meaning set forth in Section 4.2(b)(i).

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, for each fiscal quarter of the Borrower, the consolidated net income of the Borrower and its Subsidiaries for such quarter, before any provision for income taxes, interest, depreciation and amortization.

“Effectively Bonded” means, when such term is used in connection with a judgment or order for the payment of money, that (A) (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer, which shall be rated at least “A” by A.M. Best Company or any similar successor entity, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order, or (B) cash collateral has been posted, in a manner reasonably satisfactory to the Administrative Agent, in an amount sufficient to discharge the applicable judgment or Lien.

“Eligible Aircraft” means any Aircraft that at the time of the Advance with respect to such Aircraft satisfies each of the following requirements:

(a) (i) such Aircraft is Owned by an Aircraft Owning Entity or a Section 9.7(a) Entity, (ii) such Ownership is free and clear of any Adverse Claim, (iii) the Equity Interest with respect to the Aircraft Owning Entity that owns such Aircraft is owned, directly or indirectly, by the Borrower free and clear of any Adverse Claim and (iv) if such Aircraft is Owned by an Aircraft Owning Entity, such Aircraft Owning Entity Owns no more than three Aircraft in the Borrower’s Portfolio;

(b) such Aircraft is of a Type set forth on Table 1 to Appendix I hereto;

(c) such Aircraft is the subject of an Eligible Lease;

(d) such Aircraft is covered by all of the insurance required to be provided by the Lessee thereof described on Annex 1 to the Servicing Agreement;

(e) neither the Aircraft Owning Entity, nor, if applicable, the Owner Participant, the Applicable Intermediary, the Owner Trustee or a Section 9.7(a) Entity, with respect to such Aircraft is organized under the laws of, domiciled in, located in, or such Aircraft is registered in any “prohibited jurisdiction” or used by a “prohibited person”, each as defined by the Office of Foreign Assets Control;

(f) the Security Trustee (on behalf of the Administrative Agent and the Lenders) has a duly perfected, first priority Lien on and security interest in (i) the Lease relating to such Aircraft and (ii) the Equity Interests of the Aircraft Owning Entity that Owns such Aircraft and, if applicable, the Owner Participant with respect to such Aircraft;

(g) the Administrative Agent has received (i) Appraisals with respect to such Aircraft from each of the Initial Appraisers to be dated no earlier than 60 days prior to the Advance Date for such Aircraft, and (ii) physical inspection reports (which include a summary of the overall condition of such Aircraft and a specifications report) completed either (x) no earlier than three (3) months prior to the Advance Date for such Aircraft or (y) no earlier than 18 months prior to the Advance Date for such Aircraft (or the date of the most recent heavy maintenance event for such Aircraft) and accompanied by a certification reasonably satisfactory to the Administrative Agent as to the absence of any material adverse change to the condition of such Aircraft since the date of such report;

(h) no Event of Loss has occurred with respect to such Aircraft;

(i) at the time of its addition to the Borrower’s Portfolio as a Financed Aircraft, its Aircraft Age does not exceed the Aircraft Age Limit for Aircraft of that Type;

(j) unless otherwise agreed to by the Majority Lenders, the remaining scheduled term of the Lease for such Aircraft satisfies the Minimum Remaining Term;

(k) unless otherwise agreed to by the Majority Lenders, the aircraft/engine type combination must have more than ten (10) operators as verified through the Airclaims CASE database or such other third party source mutually acceptable to the Borrower and the Majority Lenders;

(l) unless otherwise agreed to by the Majority Lenders, no more than 30% of the world fleet for this Type of Aircraft is operated by the top three (3) operators as verified through the Airclaims CASE database or such other third party source mutually acceptable to the Borrower and the Majority Lenders;

(m) the Servicer of the Aircraft must be GECAS or a replacement servicer acceptable to the Majority Lenders;

(n) neither an Aircraft Limitation Event nor a Lessee Limitation Event shall have occurred as a result of including such Aircraft in the Borrower’s Portfolio; and

(o) such Aircraft must not be registered in, or operated by a Lessee domiciled in or organized under the laws of any Prohibited Country.

In addition, if the provisions of clause (b)(2) of the definition of Approved Country List apply to a country, an Aircraft otherwise constituting an Eligible Aircraft under this definition that is registered in such country, or leased by a Lessee organized under the laws of or domiciled in such country, shall cease to be an Eligible Aircraft if the Borrower fails to maintain the Required Coverage Amount for such country as contemplated in Section 9.34(d) and such failure is not remedied within 30 days, unless the Administrative Agent shall have otherwise consented in its sole discretion.

“Eligible Carrier” means any air carrier:

(i) that at the time of the Advance with respect to an Aircraft or at the time of entering into a Lease with such air carrier as Lessee (x) is duly licensed to carry passengers or cargo (as such may be contemplated under the Lease related to the applicable Aircraft) under all Requirements of Law, whether foreign or domestic, and (y) is organized under the laws of or domiciled in a country or jurisdiction that is on the Approved Country List, and

(ii) with respect to which at the time of such Advance or at the time of entering into such Lease no continuing Event of Bankruptcy shall be in effect unless (a) in the case of a Lease to a carrier domiciled in or organized under the laws of the United States, each Aircraft Owning Entity or Section 9.7(a) Entity leasing any Aircraft to such air carrier is entitled, pursuant to an order of the relevant bankruptcy court or under the relevant bankruptcy or insolvency law, to enforce such Aircraft Owning Entity’s or Section 9.7(a) Entity’s, as applicable, rights against such air carrier, including, without limitation, the right to require the performance of such air carrier’s obligations under such Lease or the return of such Aircraft during such air carrier’s bankruptcy or insolvency, and (b) in the case of a Lease to a carrier domiciled in or organized under the laws of a jurisdiction other than the United States, either (x) the Servicer has received, and found satisfactory, legal advice from Local Aircraft Counsel to the effect that the country in which such air carrier is organized has laws with respect to bankruptcy, insolvency, protection of creditors, administration of receivership or reorganization applicable to such air carrier that provide for the entitlement or ability of such Aircraft Owning Entity (or any relevant Applicable Intermediary) or a Section 9.7(a) Entity, to recover possession of such Aircraft in accordance with the terms of such Lease irrespective of such Event of Bankruptcy, or (y) the Administrative Agent has otherwise approved the entering into such Lease.

“Eligible Counterparty” means, in respect of any Hedge Agreement with the Borrower, (a) WBNA, (b) CNA, or (c) if WBNA or CNA chooses not to be the Eligible Counterparty with respect to a particular Hedge Agreement, a counterparty for such Hedge Agreement the unsecured long-term debt obligations of which at the time of execution and delivery thereof are rated at least A+ by Standard & Poor’s and at least A1 by Moody’s.

“Eligible Hedge Agreement” means an ISDA interest rate swap or cap agreement, collar or other interest rate hedging instrument between the Borrower and the Eligible Counterparty named therein, including any schedules and confirmations prepared and delivered in connection therewith, pursuant to which the Borrower will receive payments from, or make payments to, the Eligible Counterparty as provided therein and is otherwise consistent with the requirements of Section 9.33 hereof.

“Eligible Intermediary” means, with respect to any Aircraft, a Person that is a direct or indirect, wholly-owned subsidiary of the Borrower or that is a Section 9.7(a) Entity.

“Eligible Investments” means book-entry securities entered on the books of the registrar of such securities and held in the name or on behalf of the Account Bank, negotiable instruments, or securities represented by instruments in bearer or registered form (registered in the name of the Account Bank or its nominee) which evidence:

(a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States;

(b) insured demand deposits, time deposits or certificates of deposit of any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of the investment or contractual commitment to invest therein, as described in clause (d), (iii) is organized under the laws of the United States or any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(c) money market deposit accounts, time deposits or savings deposits, in each case as defined by Regulation D of the Board of Governors of the Federal Reserve System and issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof, which institution has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above;

(e) commercial paper having, at the time of the investment or contractual commitment to invest therein, a rating of at least A-1/P-1 from Standard & Poor’s and Moody’s, respectively;

(f) investments in no-load money market funds having a rating from each of Standard & Poor’s and Moody’s in its highest investment category (including such funds for which the Account Bank or any of its affiliates is investment manager or advisor); or

(g) other securities or instruments approved in writing by the Administrative Agent.

“Eligible Lease” means a fully-executed Lease of an Eligible Aircraft between an Aircraft Owning Entity that Owns such Aircraft, an Applicable Intermediary or a Section 9.7(a) Entity (as Lessor) and an Eligible Carrier (as Lessee) which Lease contains terms not less favorable to the Lessor than the Core Lease Provisions (unless the Administrative Agent otherwise reasonably consents in writing); provided, that “Eligible Lease” also means, individually and collectively, (X) a fully-executed lease of any Eligible Aircraft between an Aircraft Owning Entity or a Section 9.7(a) Entity (as lessor) and an Applicable Intermediary (as lessee) (whether or not such lease includes the Core Lease Provisions and whether or not the Lessee thereunder is an Eligible Carrier), and (Y) a fully-executed sublease of such Aircraft between such Applicable Intermediary (as sublessor) and an Eligible Carrier (as sublessee) which sublease contains terms not less favorable to the Lessor than the Core Lease Provisions.

In addition, if any Lessee of an Aircraft under a Lease otherwise constituting an Eligible Lease shall be in violation of any Anti-Terrorism Laws, including, without limitation, the Executive Order and the Patriot Act, such Lease shall cease to be an Eligible Lease due to such status of the Lessee until such violation is cured or the relevant Lease is otherwise terminated.

“Eligible Service Provider” means (a) with regard to the role of Servicer, GECAS for so long as GECAS is the Servicer under the Servicing Agreement and, thereafter, a Person which, at the time of its appointment as a Servicer, (i) is servicing a portfolio of aircraft leases, (ii) is legally qualified and has the capacity to service the Aircraft and the Leases, (iii) has demonstrated the ability professionally and competently to service a portfolio of aircraft leases similar to the Leases with reasonable skill and care, and (iv) is otherwise satisfactory to the Administrative Agent, and (b) with regard to the role of Manager, GLS for so long as GLS is the Manager under the Management Agreement and, thereafter, a Person which, at the time of its appointment as a Manager (i) has demonstrated the ability professionally and competently to act as Manager under the Management Agreement, and (ii) is otherwise satisfactory to the Administrative Agent.

“Embargoed Person” has the meaning set forth in Section 9.36.

“Emerging Asia/Pacific” means, as of any date of determination, any country set forth opposite the sub-heading “Asia/Pacific” under the heading “Emerging Markets” on Table 2 to Appendix I hereto, as of such date of determination.

“Emerging Europe & Africa/Middle East” means, as of any date of determination, any country set forth opposite the sub-headings “Europe” and “Africa/Middle East”, in each case, under the heading “Emerging Markets” on Table 2 to Appendix I hereto, as of such date of determination.

“Employee Benefit Plan” means, with respect to any Person, any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of a Person or any of its ERISA Affiliates or is assumed by such Person or any of its ERISA Affiliates in connection with any acquisition or (ii) has at any time been maintained for the employees of such Person or any current or former ERISA Affiliate.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.

“Equity Interest” means, with respect to any Person, all of the issued and outstanding shares, interests or other equivalents of capital stock of such Person, whether voting or non-voting and whether common or preferred, all partnership, joint venture, limited liability company, beneficial interests in a trust (statutory or common law) or other equity interests in or other indicia of ownership of such Person, all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, all rights to receive interest, income, dividends, distributions, returns of capital and other amounts of such Person (whether in cash, securities, property, or a combination thereof), and all additional stock, warrants, options, securities, interests and other property of such Person, from time to time paid or payable or distributed or distributable in respect of any of the foregoing, including all rights to receive amounts due and to become due under or in respect of any Investment Agreement or upon the termination thereof, all rights of access to the books and records of any such Person, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, of whatever kind or character (including any tangible or intangible property or interests therein), and whether provided by contract or granted or available under applicable law in connection therewith, including the right to vote and to manage and administer the business of any such Person pursuant to any applicable Investment Agreement, together with all certificates, instruments and entries upon the books of financial intermediaries at any time evidencing any of the foregoing, in each case whether now owned or existing or hereafter acquired or arising.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”, as applied to any Person, means any other Person or trade or business which is a member of a group which is under common control with such Person, who together with such Person, is treated as a single employer within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, with respect to any Advance and for any Interest Period, the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars appearing on the display designated as “Page 3750” on the Telerate Service or, following replacement of such page, by Reuters Monitor Money Rates Service, “Page LIBOR01” on such Service (or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for the purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second Business Day before (and for value on) the first day of the Interest Period related to such Advance as the rate for deposits with a maturity equal to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “Eurodollar Rate” shall be the rate at which deposits in Dollars in a principal amount of not less than $1,000,000 and for a maturity comparable to such Interest Period are offered by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day before (and for value on) the first day of such Interest Period.

“Eurodollar Rate Advances” has the meaning set forth in Section 5.1.

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period in respect of which interest is computed by reference to the Eurodollar Rate means the reserve percentage, if any, applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the yield rate on Eurocurrency Liabilities is determined) having a term equal to such Interest Period.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examination, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of all or substantially all of the debts of such Person, the appointment of a trustee, receiver, examiner, conservator, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, examiner, conservator, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or other entity, its Board of Directors shall vote to implement any of the foregoing.

“Event of Default” has the meaning set forth in Section 12.1.

“Event of Loss” means with respect to any Aircraft (a) if the same is subject to a Lease, a “Total Loss,” “Casualty Occurrence” or “Event of Loss” or the like (however so defined in the applicable Lease); or (b) if the same is not subject to a Lease, (i) its actual, constructive, compromised, arranged or agreed total loss, (ii) its destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever, (iii) requisition for title, confiscation, restraint, detention, forfeiture or any compulsory acquisition or seizure or requisition for hire (other than a requisition for hire for a consecutive period not exceeding 180 days) by or under the order of any government (whether civil, military or de facto) or public or local authority or (iv) its hijacking, theft or disappearance, resulting in loss of possession by the owner or operator thereof for a period of 30 consecutive days or longer. An Event of Loss with respect to any Aircraft shall be deemed to occur on the date on which such Event of Loss is deemed pursuant to the relevant Lease to have occurred or, if such Lease does not so deem or if the relevant Aircraft is not subject to a Lease, (A) in the case of an actual total loss or destruction, damage beyond repair or being rendered permanently unfit, the date on which such loss, destruction, damage or rendering occurs (or, if the date of loss or destruction is not known, the date on which the relevant Aircraft was last heard of); (B) in the case of a constructive, compromised, arranged or agreed total loss, the earlier of (1) the date 30 days after the date on which notice claiming such total loss is issued to the insurers or brokers and (2) the date on which such loss is agreed or compromised by the insurers; (C) in the case of requisition of title, confiscation, restraint, detention, forfeiture, compulsory acquisition or seizure, the date on which the same takes effect; (D) in the case of a requisition for hire, the expiration of a period of 180 days from the date on which such requisition commenced (or, if earlier, the date upon which insurers make payment on the basis of such requisition); or (E) in the case of clause (iv) above, the final day of the period of 30 consecutive days referred to therein.

“Excluded Payments” has the meaning assigned to such term in the Security Trust Agreement.

“Executive Order” has the meaning set forth in Section 8.19.

“FAA” means the United States Federal Aviation Administration.

“FAA Act” means 49 U.S.C. Subtitle VII, §§ 40101 et seq., as amended from time to time, any regulations promulgated thereunder and any successor provision.

“FAA Counsel” means a law firm having nationally recognized expertise in FAA matters that is reasonably satisfactory to the Administrative Agent, it being understood that as of the

Closing Date, the firms of Debee Gilchrist; Daugherty, Fowler, Peregrin, Haught & Jensen; Crowe and Dunlevy; and McAfee & Taft, are each satisfactory to the Administrative Agent.

“Facility Termination Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Termination Date pursuant to Section 12.2, and (iii) the date on which both of the following conditions exist: (A) the aggregate outstanding Advances and all other Obligations have been indefeasibly paid in full, and (B) the commitment of each Non-Conduit Lender to make any Advances hereunder shall have expired or been terminated.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated November 22, 2006 from Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC to GLS.

“Fees” means, (i) the Commitment Fees and (ii) all fees and other amounts payable by the Borrower to the Administrative Agent under the Fee Letter.

“Financed Aircraft” means an Aircraft with respect to which an Advance is made and which is listed as a “Financed Aircraft” on Schedule I hereto, as such schedule may be amended, restated or otherwise modified from time to time pursuant to the terms hereof.

“Fiscal Year” means a fiscal year for financial accounting purposes commencing on January 1 and ending on December 31.

“Flow of Funds” means the cash flow allocation and distribution provisions set forth at Section 7.1(e).

“Freighter Aircraft” means any one of the Types of Aircraft designated as “B737-300F”, “B747-400F”, “B757-200F”, “B767-200F”, “B767-300F”, or “MD-11F” on Table 1 to Appendix I hereto or any other Aircraft listed on Table 1 of Appendix I, which is designated by the Borrower as a Freighter Aircraft.

“Freighter Conversion” means the conversion of an Aircraft constituting a passenger Aircraft to one of the Types of Freighter Aircraft; provided that no such conversion may be made to an Aircraft on or after the 20-year anniversary of the date of manufacture of such Aircraft. For avoidance of doubt, an Aircraft that has been originally manufactured as a Freighter Aircraft is not considered to have been subjected to a Freighter Conversion.

“Freighter Conversion Effective Date” means the date by which each of the following has occurred: (a) the completion of such Freighter Conversion, (b) the delivery of appropriate completion and/or airworthiness certificates associated therewith to the Administrative Agent, in form and substance reasonably acceptable to it, and (c) the placing of such Aircraft back into service following such Freighter Conversion.

“Future Lease” means, with respect to each Aircraft, any Eligible Lease as may be in effect at any time after the Closing Date between a Borrower Group Member (as Lessor) and an Eligible Carrier (as Lessee).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“GECAS” means GE Commercial Aviation Services Limited, a limited company incorporated and existing under the laws of Ireland.

“Genesis Group” means GLS and its consolidated Subsidiaries.

“GLS” has the meaning set forth in the Preamble.

“Government Entity” means: (a) any national government, political sub-division thereof, or local jurisdiction therein; (b) any instrumentality, board, commission, department, division, organ, court, exchange control authority, or agency of any thereof, however constituted; or (c) any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant.

“Hazardous Material” means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

“Hedge Agreement” means one of the hedge agreements entered into by the Borrower pursuant to the terms of Section 9.33 hereof.

“Hedging Policy” has the meaning set forth in Section 9.33(a).

“ICR Date” means the earlier of the six-month anniversary of the Closing Date and the date the Outstanding Principal Amount first equals or exceeds $100,000,000.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, banker’s acceptances issued for the account of such Person or other similar instruments (including reimbursement obligations with respect thereto);

(c) all obligations of such Person as lessee under leases (or other agreements conveying the right to the use) of any property (whether real, personal or mixed) that have been or should be in accordance with GAAP recorded as capitalized lease liabilities;

(d) all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of purchasing such property to the extent payment deferrals for such property were arranged primarily as a method of raising finance or financing the acquisition of such property;

(e) all obligations secured by an Adverse Claim upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; and

(f) all Contingent Liabilities of such Person in respect of any of the foregoing.

“Indemnified Amounts” has the meaning set forth in Section 15.1.

“Indemnified Party” has the meaning set forth in Section 15.1.

“Independent Director” means an individual that is not at the time of appointment as a director on the Board of Directors of the Borrower or any of its Subsidiaries or at any time when such individual is serving as a director of such Person and has not been for the five years prior to such appointment (i) an employee, officer, director, consultant, customer or supplier, or the beneficial holder (directly or indirectly) of more than 5% of any ownership interest, of the Servicer, the Manager or any Affiliate of any such Person, or (ii) a spouse of, or Person related to (but not more remote than first cousins), a Person referred to at (i) above.

“Individual Aircraft Borrowing Base” means, for any Aircraft as of any date of determination, the product of (i) the Advance Rate (expressed as a decimal) for such Aircraft and (ii) the Initial Agreed Value or the Reappraised Agreed Value, whichever is more recent, of such Aircraft as of such date.

“Initial Agreed Value” means, with respect to an Aircraft, the lowest of: (a) the documented purchase price of such Aircraft (excluding any sales fees, commissions or expenses), (b) the Current Market Value of such Aircraft as of the date of the initial Appraisal, and (c) the Base Value of such Aircraft as of the date of the initial Appraisal.

“Initial Appraisers” means each of Airclaims Limited, Aircraft Information Services, Inc. and Morten Beyer & Agnew, Inc.

“Initial Commitment Amount” means $250,000,000.

“Interest Expense” means, for each fiscal quarter of the Borrower, interest and Commitment Fees accrued during such quarter.

“Interest Period” means, as to any Advance (or portion thereof), the period commencing on the date of such Advance and ending on the next succeeding Payment Date, and thereafter the period commencing on the last day of the immediately preceding Interest Period and ending on the Payment Date falling in the first or third calendar month thereafter, as notified by the Borrower to the Administrative Agent in writing pursuant to Section 3.6; provided that:

(i) if any Interest Period for any Advance commencing before the Facility Termination Date would otherwise end on a date after the Facility Termination Date, such Interest Period shall be deemed to and shall end on the Facility Termination Date; and

(ii) the duration of each such Interest Period that commences on or after the Facility Termination Date, if any, shall be of such duration as shall be selected by the Administrative Agent.

“International Registry” means the international registry located in Dublin, Ireland, established pursuant to the Cape Town Convention.

“International Registry Procedures” means the official English language text of the Procedures for the International Registry issued by the supervisory authority thereof pursuant to the Cape Town Convention.

“Investment Agreement” means, with respect to any Person, any Operating Document or Organizational Document, joint venture agreement, limited liability company operating agreement, stockholders agreement or other agreement creating, governing or evidencing any Equity Interests and to which such Person is now or hereafter becomes a party, as any such agreement may be amended, modified, supplemented, restated or replaced from time to time pursuant to the terms thereof.

“Ireland” means the Republic of Ireland.

“Irish Bank” means any bank authorized under the laws of Ireland to maintain bank accounts with customers in Ireland.

“Irish Pledge” means each Equitable Charge on Shares granted or to be granted by the applicable Borrower Group Member in favor of the Security Trustee relating to each of its Irish incorporated Subsidiaries.

“Irish VAT Refund Account” means an account in the name of the Borrower and maintained with an Irish Bank.

“Latin America/Caribbean” means, as of any date of determination, any country set forth opposite the sub-heading “Latin America/Caribbean” under the heading “Emerging Markets” on Table 2 to Appendix I hereto, as of such date of determination.

“Lease” means a lease agreement, which is listed on Schedule III hereto, as such schedule is supplemented (or, if not so supplemented, required to be supplemented) pursuant to the terms hereof from time to time, between an Aircraft Owning Entity, an Applicable Intermediary or a Section 9.7(a) Entity, as lessor of an Aircraft, and an airline, air freight company or similar entity, as lessee of such Aircraft, in each case together with all schedules, supplements and amendments thereto, and each other document, agreement and instrument related thereto.

“Leasing Company Practice” means the customary commercial practice of any leading international aircraft operating lessor, including the Servicer.

“Lender Rate” means with respect to any Advance and for any Interest Period, but subject to Section 5.1, the interest rate per annum equal to the Eurodollar Rate applicable to such Interest Period plus the Applicable Margin.

“Lenders” has the meaning set forth in the Preamble.

“Lessee” means the lessee under the applicable Lease.

“Lessee Concentration Limit” means, with respect to all Single Lessees, all Special Consideration Country Lessees or the Three Largest Lessees, as of any date of determination, the percentage, if any, set forth opposite the correlative designation “Single Lessee”, “Special Consideration Country Lessee” or “Three Largest Lessees” listed on Table 2 to Appendix I hereto under the heading corresponding to the range of Outstanding Principal Amount as of such date of determination; provided that at any time the Outstanding Principal Amount is equal to $100,000,000 or less, as of such date of determination, the aggregate amount of Advances in respect of all Aircraft leased by all Single Lessees or all Special Consideration Country Lessees may not exceed the amount set forth opposite the correlative designation “Single Lessee” or “Special Consideration Country Lessee,” under the heading corresponding to the range of Outstanding Principal Amount as of such date of determination.

“Lessee Concentration Percentage” means, with respect to all Single Lessees, all Special Consideration Country Lessees or the Three Largest Lessees, as of any date of determination, the percentage represented by the quotient obtained by dividing:

(a) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio leased by all Single Lessees, all Special Consideration Country Lessees or the Three Largest Lessees, as applicable, as of such date of determination; by

(b) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio, as of such date of determination.

“Lessee Limitation Event” means that at any time immediately after giving effect to any of the following:

(a) an acquisition into the Borrower’s Portfolio of an Aircraft subject to a Lease,

(b) the occurrence of a Disposition Event and consequent removal from the Borrower’s Portfolio of an Aircraft subject to a Lease, or

(c) the leasing of an Aircraft within the Borrower’s Portfolio,

any of the following is true: (i) any Lessee Concentration Percentage will exceed the related Lessee Concentration Limit, (ii) any Concentration Limit by Region Percentage will exceed the related Concentration Limit by Region or (iii) any Concentration Limit by Country Percentage will exceed the related Concentration Limit by Country; provided that, notwithstanding clause (c) above, the Borrower or any Borrower Subsidiary shall be entitled to renew or extend any Lease to the existing Lessee thereunder irrespective of the effect of such renewal or extension on any of the Lessee Concentration Limit, the Concentration Limit by Region or the Concentration Limit by Country (and, if any of the Lessee Concentration Limit, the Concentration Limit by Region or the Concentration Limit by Country absent such exception would be exceeded as a result of any such renewal or extension, the Borrower shall give written notification thereof to the Administrative Agent).

“Lessor” means the lessor under the applicable Lease.

“Lien” means any security interest, lien, mortgage, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens, conditional sale and any liens that attach by operation of law.

“Local Aircraft Counsel” means any law firm having expertise in Applicable Foreign Aviation Law matters that is reasonably satisfactory to the Administrative Agent.

“LTV Maintenance Test” means that (x) the ratio of the Outstanding Principal Amount to the Initial Agreed Values or Reappraised Agreed Values, whichever is more recent, of all Aircraft immediately after a Disposition Event or an Event of Loss is not greater than (y) the ratio of the Outstanding Principal Amount to the Initial Agreed Values or Reappraised Agreed Values, whichever is more recent, of all Aircraft prior to such Disposition Event or Event of Loss.

“Majority Lenders” means, at any time, Lenders which have advanced more than 50% of the Outstanding Principal Amount or, if no Advances are outstanding, which are obligated to advance more than 50% of the Commitment Amount.

“Manager” has the meaning set forth in the Preamble.

“Manager Default” means the occurrence of any of the events described as a Replacement Event, as defined in the Management Agreement.

“Management Agreement” means the Management Agreement, dated as of the date hereof, among the Borrower, the Security Trustee and the Manager, substantially in the form of Exhibit E hereto, as the same may be amended, modified and/or restated from time to time pursuant to the terms hereof.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or operation of the Borrower and its Subsidiaries, taken as a whole, (ii) the Borrower’s ability to perform its obligations under this Agreement or any other Transaction Document, or (iii) the validity or enforceability of this Agreement or any of the other Credit Documents.

“Maximum Commitment Amount” means $1,000,000,000.

“Minimum Remaining Term” means, with respect to the remaining scheduled term of the Lease of any prospective Financed Aircraft, two (2) years.

“Modification Payment” has the meaning set forth in Section 9.23.

“Moody’s” means Moody’s Investors Service, Inc.

“Monthly Report” means the monthly report in substantially the form of Exhibit C hereto prepared by the Manager.

“Multiemployer Plan” means, as to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which such Person or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.

“New Accord” has the meaning set forth in Section 5.2(b).

“New Rules” has the meaning set forth in Section 5.2(b).

“Non-Conduit Lender” means any Lender other than a Conduit Lender.

“Non-Conduit Lender Commitment” means the obligation of any Non-Conduit Lender to make Advances to the Borrower up to the maximum aggregate amount set forth opposite the name of such Non-Conduit Lender in Schedule IV or, with respect to a Non-Conduit Lender that has entered into an Assignment and Assumption, the maximum aggregate amount set forth therein as such Non-Conduit Lender’s Non-Conduit Lender Commitment, in each case as such amount may be reduced or increased in accordance with the terms of this Agreement.

“Non-Excluded Taxes” has the meaning set forth in Section 5.3(a).

“Non-Trustee Account” means any account in the name of the Borrower and maintained with a Non-Trustee Account Bank.

“Non-Trustee Account Bank” means a bank (other than the Account Bank) with which a Non-Trustee Account is maintained.

“North America” means Canada, Greenland and the United States.

“Notice and Acknowledgment” means a Notice and Acknowledgment in form and substance reasonably acceptable to the Administrative Agent; provided that a notice and acknowledgment substantially in the form attached as Exhibit B to the Security Trust Agreement

(but with changes from such form as determined by the Servicer in its sole discretion to address the comments or requests made by, and negotiations of the Servicer with, the Lessee as to the Lessee’s representations and coverage of indemnitees therein, but in all cases to include a Lessee representation in the form of clause (a) of paragraph 8 of such Exhibit B) shall be deemed acceptable to the Administrative Agent.

“Obligations” means all obligations of the Borrower, the Manager, or any Borrower Subsidiary to the Lenders, the Administrative Agent, the Eligible Counterparties, the Servicer and the Security Trustee arising under or in connection with this Agreement, and each other Transaction Document to which the Borrower, the Manager, or any Borrower Subsidiary is a party.

“Obligor” means a Person obligated to make payments with respect to a Lease.

“OFAC” has the meaning set forth in Section 8.19.

“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, the bylaws, memorandum and articles of association, operating agreement, partnership agreement, limited partnership agreement, trust agreement or other applicable documents relating to the operation, governance or management of such entity.

“Operating Expenses” means amounts due by any Borrower Group Member with respect to (i) owner trustee fees and expenses, (ii) Taxes (other than Borrower Income Tax Expenses), and (iii) all other operating and administrative expenses payable or reimbursable by the Borrower.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable to the Administrative Agent, which opinion, if such opinion or a copy thereof is required by the provisions of this Agreement to be delivered to the Administrative Agent, is reasonably acceptable in form and substance to the Administrative Agent.

“Organizational Documents” means with respect to any corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of organization, certificate of limited partnership, certificate of trust or other applicable organizational or charter documents relating to the creation of such entity.

“Other Manufactured Aircraft” means Aircraft of the following Types (from the list of Types shown on Table 1 of Appendix I hereto): any Type with a designation “ERJ-170”.

“Other-Rated Country” means, as of any date of determination, any country (other than any Special Consideration Country) with a credit rating below BBB by Standard & Poor’s or below Baa2 by Moody’s, as of such date of determination.

“Out-of-Production Aircraft” means Aircraft of the Types shown on Table 1 of Appendix I hereto (other than Freighter Aircraft) that are no longer in production.

“Outstanding Principal Amount” means, as of any date of determination, the sum of the outstanding principal amount of all Advances on such date.

“Own” means, with respect to an Aircraft, to hold legal, direct and sole ownership of such Aircraft. The terms “Ownership” and “Owned by” have a correlative meaning.

“Owner Participant” means a Borrower Subsidiary which is the sole beneficial owner of one or more Aircraft by means of owning, pursuant to an Owner Trust Agreement, all of the beneficial interest in the Owner Trust which Owns such Aircraft.

“Owner Trust” means an owner trust, reasonably satisfactory to the Administrative Agent, (i) that is the legal owner of an Aircraft and (ii) all of the beneficial interest in which is owned by an Owner Participant pursuant to an Owner Trust Agreement.

“Owner Trust Agreement” means a trust agreement, reasonably satisfactory to the Administrative Agent, between an Owner Participant and an Owner Trustee.

“Owner Trustee” means a Person, not in its individual capacity, but solely in its capacity as the owner trustee of an Owner Trust under an Owner Trust Agreement, which such Person shall be (i) a bank or trust company having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000) and that is reasonably satisfactory to the Administrative Agent, or (ii) any other Person that is reasonably satisfactory to the Administrative Agent, it being understood that as of the Closing Date any of Wells Fargo Bank, National Association, Wells Fargo Bank Northwest, National Association, Wilmington Trust Company, and U.S. Bank, National Association each are satisfactory to the Administrative Agent.

“Patriot Act” has the meaning set forth in Section 8.19.

“Payment Date” means the 19th day of each calendar month commencing April 19, 2007, or if such 19th day is not a Business Day, the next succeeding Business Day.

“Pension Plan” means, with respect to any Person, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of such Person or any of its ERISA Affiliates or is assumed by such Person or any of its ERISA Affiliates in connection with any acquisition or (ii) has at any time been maintained for the employees of such Person or any current or former ERISA Affiliate.

“Periodic Appraisal” means the Appraisal delivered pursuant to Section 9.18(a)(xi).

“Permitted Investments” means:

(i) the issuance, sale, delivery, transfer or pledge of ownership interest in any Borrower Group Member to or for the benefit of any other Borrower Group Member;

(ii) subject to the overall limitation thereon in subclause (y)(1) of Section 9.8, issuances or sales of ownership interests of foreign Borrower Subsidiaries to nationals in the jurisdiction of incorporation or organization of such Borrower Subsidiary, as the case may be, to the extent required by applicable law or necessary in the determination of the Board of Directors of the Borrower to avoid adverse tax consequences or to facilitate the registration or leasing of any Aircraft; and

(iii) the issuance, sale, delivery, transfer or pledge of any ownership interests of a Borrower Subsidiary in order to effect the sale of all Aircraft owned by such Borrower Subsidiary in compliance with Section 9.8 hereof.

“Permitted Lien” means:

(i) any Lien for Taxes if (a) such Taxes shall not be due and payable, or (b) the obligation to pay such Taxes is being contested in good faith by appropriate proceedings and adequate reserves have been made therefor;

(ii) in respect of any Aircraft, any repairer’s, carrier’s or hangar keeper’s, warehousemen’s, mechanic’s or materialmen’s Lien or employee and other like Liens arising in the ordinary course of business by operation of law or any engine or parts-pooling arrangements or other similar Lien;

(iii) any Lien for any air navigation authority, airport tending, gate or handling (or similar) charges or levies arising in the ordinary course of business;

(iv) any Lien created in favor of a Secured Party pursuant to the Transaction Documents;

(v) any permitted lien or encumbrance, as defined under any Eligible Lease, on any Aircraft (other than Liens or encumbrances created by the relevant Lessor);

(vi) the respective rights of the Aircraft Owning Entity, any Applicable Intermediary, any Section 9.7(a) Entity and the lessee under any applicable Lease (including restrictions on the Lessor’ right to grant a security interest in the applicable Lease or Aircraft and to transfer the applicable Lease or Aircraft) (and the rights of any sublessee under any permitted sublease relating to such Lease) and the documents related thereto;

(vii) Liens arising out of any judgment or amount with respect to which an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted and with respect to which a stay of execution is in effect, and such stay is Effectively Bonded;

(viii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(ix) deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, letters of credit, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature in the ordinary course of business, including with respect to the repossession of any Aircraft or other enforcement action in respect of a Lease;

(x) Liens in connection with any transfer of title to or Lease of an Aircraft (A) to or in favor of a trust or entity that is not a Borrower Subsidiary for the purposes of registering the Aircraft under the laws of an applicable jurisdiction, or for tax or other regulatory purposes, where the Borrower or a Borrower Subsidiary retains the beneficial or economic ownership of the Aircraft or (B) from such trust or entity to the Borrower or a Borrower Subsidiary (subject in the case of subclause (A) of this subclause (xi) to the limitations set forth in subclause (y) of Section 9.8 below);

(xi) any Lien created by or through or arising from debt or liabilities or any act or omission of any Lessee in each case either in contravention of the relevant Lease (whether or not such Lease has been terminated) or without the consent of the relevant Lessor;

(xii) any head lease, lease, conditional sale agreement or purchase option granted by a lessor or owner as to the purchase of the related Aircraft under or in respect of the initial Lease existing on the date of acquisition of such Aircraft;

(xiii) any Lien of an insurer for salvage; and

(xiv) any other Lien with respect to any Aircraft not referred to in clauses (i) through (xiii) which would not adversely affect the owner’s rights and does not secure Indebtedness in excess of, individually, the lesser of (x) $250,000 and (y) 0.25% of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of such Aircraft.

“Person” means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Platform” has the meaning set forth in Section 16.3(c).

“Political Risk/Repossession Insurance” means, with respect to any country described in clause (b)(2) of the definition of Approved Country List, insurance coverage provided for the benefit of the Borrower related to an Aircraft registered in such country or a Lessee based or domiciled in such country, in the form provided and certified as a true and correct copy by the Borrower to the Administrative Agent for review prior to the related Advance Date, but subject to supplement and endorsement as necessary to procure coverage levels up to at least the Required Coverage Amount and/or to effect such other additional coverages or increases in coverage as the Borrower or the Servicer may determine to obtain, and with such amendments, addendums, endorsements, extensions or replacements as may have been entered into consistent with the provisions of Section 9.34 hereof, provided that with respect to any such insurance for any Aircraft subject to a Lease, such insurance may be subject to such deductible and self-insurance arrangements as are substantially consistent with Leasing Company Practice.

“Portfolio Composition” as of any Determination Date shall mean the percentage represented by the quotient obtained by dividing:

(a) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Tier I Aircraft in the Borrower’s Portfolio as of such Determination Date; by

(b) the sum of the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio, as of such Determination Date.

“Prohibited Countries” means those countries, as reasonably determined by the Administrative Agent from time to time and notified to the Borrower and the Servicer, in which Aircraft may not be registered in, or operated by lessees domiciled in or organized under the laws of, such countries, which countries are presently listed in Table 2 to Appendix I hereto, under the sub-heading “Prohibited”.

“Qualified Appraiser” means any of Initial Appraisers and any other appraisal firms selected and retained by the Borrower and approved by the Administrative Agent, at the direction of the Majority Lenders.

“Qualifying Lender” means a Lender, beneficially entitled to the interest payable to such Lender under this Agreement and (x) (a) which is an entity qualifying as a body corporate; (b) which, by virtue of the law of a relevant territory, is resident for the purposes of tax in that relevant territory (a relevant territory for this purpose means (i) a Member State of the European Community (other than Ireland) or (ii) a territory which has concluded a double-tax treaty with Ireland which has force of law in Ireland and such relevant territory); and (c) to which the interest payments under this Agreement are not made in connection with a trade or business carried on by such Lender through a branch or agency in Ireland or (y) which is a bank carrying on a bona fide banking business in Ireland within the meaning of Section 246(3)(a) of the Irish Taxes Consolidation Act 1997.

“Rated Country” means, as of any date of determination, any country (other than the United States and any Special Consideration Country) with a credit rating of at least BBB by Standard & Poor’s and at least Baa2 by Moody’s, as of such date of determination.

“Rating Agency” means Standard & Poor’s or Moody’s.

“Reappraised Agreed Value” means, with respect to any Aircraft as of any date of determination, the lower of the Current Market Value for such Aircraft as of the most recent Report Date or the Base Value for such Aircraft as of the most recent Report Date.

“Records” means all Leases and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software (to the extent permitted by any applicable licenses) and related property and rights) directly related to the Leases and the other Aircraft Assets related to the Aircraft, and the servicing thereof, whether maintained by the Servicer for the express benefit of the Borrower, and in which the Borrower has an interest expressly provided under the Servicing Agreement, the Lessee or the Borrower or any of its Affiliates.

“Region” means Developed Europe, Developed Asia, North America, Emerging Europe & Africa/Middle East, Latin America/Caribbean and Emerging Asia/Pacific.

“Regional Jet Aircraft” means Aircraft of the following Types (from the list of Types shown on Table 1 of Appendix I hereto): any Type with a designation “ERJ-170”.

“Related Expenses” means amounts due by any Borrower Group Member to an Obligor under a Lease or related document that are not funded out of the Supplemental Rent Account or the Security Deposit Account.

“Related Security” means with respect to any Lease:

(a) any and all security interests or Liens and property subject thereto from time to time purporting to secure payment under such Lease;

(b) all guarantees, indemnities, warranties, letters of credit, escrow accounts, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment under such Lease whether pursuant to such Lease or otherwise, the beneficiary of which is the Borrower or any Borrower Subsidiary;

(c) the Records relating to such Lease; and

(d) all proceeds of the foregoing.

“Replaced Lender” has the meaning set forth in Section 5.6(b).

“Replacement Lender” has the meaning set forth in Section 5.6(b).

“Report Date” means the twenty-two-month anniversary of the Closing Date and each six-month anniversary thereafter.

“Required Coverage Amount” means, with respect to any country described in clause (b)(2) of the definition of Approved Country List, an amount of available coverage under Political Risk/Repossession Insurance with respect to covered events affecting the related Financed Aircraft, which amount results in net proceeds available under such coverage at least equal to 105% of the aggregate Allocable Advance Amounts of Financed Aircraft registered in such country or leased by a Lessee organized or domiciled in such country (with such Allocable Advance Amount measured as of the date the Aircraft became a Financed Aircraft hereunder).

“Requirement of Law” means, as to any Person, any law, treaty, rule, order or regulation or determination of a regulatory authority or arbitrator or a court or other Government Entity, in each case applicable to or binding upon such Person or any of its property or to which such

Person or any of its property is subject, including, without limitation, each Applicable Foreign Aviation Law applicable to such Person or the Aircraft Owned or operated by it or as to which it has a contractual responsibility.

“Section 5.3 Indemnitee” has the meaning set forth in Section 5.3(a).

“Section 9.7(a) Entity” has the meaning set forth in Section 9.7(a).

“Secured Party” has the meaning set forth in the Security Trust Agreement.

“Security Deposit” means any security deposits, commitment fees, consultant fees and any other supplemental rent payments in respect thereof payable by any Lessee under a Lease.

“Security Deposit Account” means an account (number 58421) in the name of the Borrower and maintained with the Account Bank.

“Security Trust Agreement” means the Security Trust Agreement, dated as of the date hereof and substantially in the form of Exhibit F hereto, among the Security Trustee, the Borrower and each of the Borrower Subsidiaries from time to time, as such agreement may be amended, modified and/or restated from time to time pursuant to the terms hereof.

“Security Trustee” means, for purposes of this Agreement and the other Transaction Documents and any related agreements or instruments, Deutsche Bank Trust Company Americas in its capacity as security trustee under the Security Trust Agreement, together with any of its successors and permitted assigns in such capacity.

“Security Trustee Fees and Expenses” means the fees and expenses and other amounts payable to the Security Trustee and Account Bank pursuant to this Agreement or the Security Trust Agreement, including, without limitation, amounts payable pursuant to any indemnification provisions thereunder.

“Seller” means any seller or transferor of an Aircraft or Aircraft Owning Entity under a related Aircraft Acquisition Document.

“Service Provider Agreements” means, collectively, the Servicing Agreement and the Management Agreement.

“Service Provider Fees” means (a) the fees for the services of the Servicer under the Servicing Agreement, and (b) the Management Fee and Reimbursable Expenses for the services of the Manager under (and each as defined in) the Management Agreement.

“Service Providers” means, collectively, the Servicer and the Manager.

“Servicer” means GECAS or any successor to GECAS in such capacity acceptable to the Majority Lenders.

“Servicer Default” means the occurrence of any of the events described in Section 10.02(b) of the Servicing Agreement.

“Servicer Standard of Performance” means, collectively, the Standard of Care and the Conflicts Standard, in each case as such terms are defined in the Servicing Agreement.

“Servicer Termination Event” means a Servicer Default or a Manager Default.

“Servicer’s Monthly Report” means the monthly report in substantially the form of Exhibit A to the Servicing Agreement.

“Servicer’s Quarterly Report” means the quarterly report in substantially the form of Exhibit B to the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement, dated as of the date hereof, between the Servicer and the Borrower, substantially in the form of Exhibit G hereto, as the same may be amended, modified and/or restated from time to time pursuant to the terms hereof.

“Settlement Date” means, with respect to any Advance, (x) each Payment Date, or (y) the date on which the Borrower shall repay or prepay Advances pursuant to Section 4.1 or Section 4.2.

“Single Lessee” means any single Lessee under an Eligible Lease.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Liabilities; and

(ii) it is then able and expects to be able to pay its debts as they mature;

(iii) with respect to any Person formed, organized or incorporated under the laws of Ireland, it is neither unable nor deemed to be unable to pay its debts within the meaning of Section 214 of the Companies Act, 1963 (as amended) or Section 2(3) of the Companies (Amendment) Act 1990; and

(iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Special Consideration Country” means, as of any date of determination, any country listed on Table 2 to Appendix I opposite “Special Consideration,” as of such date of determination.

“Special Consideration Country Lessee” means any single Lessee based or domiciled in a Special Consideration Country.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” means a State in the United States of America.

“Stated Maturity Date” means the later of (i) the Conversion Date and (ii) if the Term Option has become effective pursuant to Section 2.1(e), the second anniversary of the Conversion Date or, in either case, if such date is not a Business Day, the first Business Day following the Conversion Date or such second anniversary.

“Subsidiary” means, with respect to any Person (for purposes of this definition only, the “Parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association, trust or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the Parent and/or one or more subsidiaries of the Parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the Parent and/or one or more subsidiaries of the Parent or (b) the only general partners of which are the Parent and/or one or more subsidiaries of the Parent and (iv) any other person that is otherwise Controlled by the Parent and/or one or more subsidiaries of the Parent.

“Supplemental Rent Account” means an account (number 58369) in the name of the Borrower and maintained with the Account Bank.

“Supplemental Rent” means, with respect to any Aircraft, maintenance reserves or other supplemental rent payments based on usage of such Aircraft payable by the Lessee under the Lease for such Aircraft for the purpose of reserving or calculating potential liability in respect of payments for future maintenance and repair of such Aircraft.

“Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions or withholdings including any interest, penalty or addition thereto imposed, levied, collected, withheld or assessed by any Governmental Entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Period” means, after the Term Option has become effective pursuant to Section 2.1(e), the period beginning on the Conversion Date and ending on the Facility Termination Date.

“Term Option” means a one-time option exercisable by the Borrower in accordance with Section 2.1(e).

“Third Party Event” has the meaning set forth in Section 9.13.

“Three Largest Lessees” means, as of any date of determination, after calculating the Initial Agreed Value or Reappraised Agreed Value, whichever is more recent, of all Aircraft in the Borrower’s Portfolio leased to all Lessees, each of the three Lessees with the highest such agreed value for all Aircraft leased to them.

“Tier” means any of the categories designated “I”, “II” or “III” listed next to the Types of Aircraft set forth on Table 1 to Appendix I. “Tier I Aircraft”, “Tier II Aircraft” and “Tier III Aircraft” each have a correlative meaning.

“Transaction Documents” means the Credit Documents, any Aircraft Acquisition Document, and any other documents executed or to be executed and delivered by the Borrower, any Service Provider or any Borrower Subsidiary in connection therewith.

“Type” means with respect to an Aircraft, the designation of Aircraft type or model which designation is set forth under the heading “Aircraft Type” on Table 1 to Appendix I hereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“WBNA” means Wachovia Bank, National Association, as a Lender or an Eligible Counterparty.

“Weighted Average Portfolio Age” means, as of any date for which the same is determined, the weighted (by Initial Agreed Value or Reappraised Agreed Value, whichever is more recent) average Aircraft Age of the Borrower’s Portfolio as of such date.

“Weighted Average Portfolio Age Limit” means 10 years until the Commitment Increase Option has become effective pursuant to Section 2.1(c), and thereafter 8 years.

“Widebody Aircraft” means Aircraft of the following Types (from the list of Types shown on Table 1 of Appendix I): any Type with a designation “747”, “767”, “777”, “A330” or “MD-11”.

SECTION 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in any Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the Uniform Commercial Code in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9 or any other article of the Uniform Commercial Code in the State of New York.

ARTICLE II

THE FACILITY, ADVANCE PROCEDURES AND ADVANCES

SECTION 2.1 Facility.

(a) Advances. Subject to the terms and conditions of this Agreement, (i) each of the Conduit Lenders may, in its sole discretion, and, if such Conduit Lender does not, each related Non-Conduit Lender shall and (ii) each of the Non-Conduit Lenders shall, in each case during the Advance Commitment Period, ratably, in an amount equal to the Non-Conduit Lender Commitment of such related Non-Conduit Lender or such other Non-Conduit Lender, make Advances to the Borrower in such amounts as may be requested by the Borrower pursuant to Section 2.2 (the “Advances”).

(b) Advance Limits, etc. Advances pursuant to clause (a) above are subject to the following requirements:

(i) the Advance for an Aircraft shall not exceed the Individual Aircraft Borrowing Base for such Aircraft; and

(ii) after giving effect to such Advances, the aggregate principal amount of all Advances at any one time outstanding shall not exceed the Commitment Amount at such time.

Payments or prepayments of the Advances may be reborrowed from time to time prior to the Conversion Date, but only to finance a portion of the acquisition cost of acquiring another Financed Aircraft into the Borrower’s Portfolio and otherwise subject to the terms and conditions applicable to such Advances herein.

(c) Commitment Increase. The Borrower may elect to increase the Commitment Amount by an amount equal to the Commitment Increase Amount by giving the Administrative Agent at least 30 days’ prior written notice of such election, provided that such increase shall become effective only if (i) such election is to occur on or prior to the 18-month anniversary of the Closing Date, (ii) the Administrative Agent shall have received in full the Commitment Increase Option Fee, (iii) no Default, Event of Default, Manager Default or Servicer Default exists or will result from the exercise of the Commitment Increase Option, (iv) all representations and warranties under the Transaction Documents are true and correct in all material respects on and as of the effective date of the increase in the Commitment Amount (except, that any such representations or warranties expressly stated by their terms to be made only at or as of one or more particular dates or times, shall be made only at or as of such specified dates or times and are not so automatically repeated), and (v) the Borrower shall have furnished to the Administrative Agent such evidence of legal and corporate authority and legal opinions from counsel to the Borrower as the Administrative Agent may request in connection therewith.

(d) Commitment Termination and Reduction. On the Conversion Date, the unused Non-Conduit Lender Commitment of each Lender shall automatically be reduced to zero. Upon not less than ten Business Days’ notice to the Administrative Agent, the Borrower shall have the right to terminate the Non-Conduit Lender Commitments or to reduce the unused portion of the Non-Conduit Lender Commitments, as the case may be. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall ratably reduce permanently each Non-Conduit Lender Commitment then in effect.

(e) Term Option. The Borrower has the right, exercisable upon at least 30 days’ prior written notice to the Administrative Agent (provided such notice is received by the Administrative Agent no later than 30 days prior to the Conversation Date), to extend the Stated Maturity Date to the second anniversary of the Conversion Date (the “Term Option”), provided that at the time of exercise of such Term Option, no Default, Event of Default, Servicer Termination Event, or event that would constitute a Servicer Termination Event but for the passage of time or the giving of notice or both, has occurred and is continuing or will result from the exercise of such Term Option.

SECTION 2.2 Advance Procedures.

(a) Advances. During the Advance Commitment Period, the Borrower may request Advances from time to time hereunder, by giving notice (each an “Advance Request”) to the Administrative Agent, of the proposed Advances not later than 11:00 a.m., New York time, four (4) Business Days prior to the proposed date of such Advances. Each Advance Request shall be substantially in the form of Exhibit A and shall include (i) the date and amount of the requested Advances and (ii) a borrowing base certification reasonably satisfactory to the Administrative Agent, setting forth the information required therein. Each Advance Request (x) shall be for an aggregate principal amount of at least $5,000,000 (except that the final Advance Request preceding the Conversion Date may be for a lesser amount), (y) shall be made against, and in connection with the anticipated acquisition into the Borrower’s Portfolio of the Aircraft specified in such Advance Request, and (z) shall be allocated pro rata among the Non-Conduit Lenders based on their respective Non-Conduit Lender Commitments. Each Advance Request shall be irrevocable unless and to the extent otherwise agreed among the parties in connection with making such Advances on the applicable Advance Date.

(b) Lending Procedures.

(i) The Administrative Agent shall promptly send notice of each requested Advance to all of the Non-Conduit Lenders concurrently by facsimile, or electronic mail promptly confirmed by facsimile, specifying the date of such Advance and each Non-Conduit Lender’s ratable share of the Advance being requested.

(ii) Subject to the fulfillment of the conditions set forth in Section 6.2, promptly (but not later than 2:00 p.m., New York time) on the date specified for each Advance under this Section 2.2, each Lender shall or shall cause an Affiliate of such Lender to, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance to be made by it on such day available by wire transfer to the Administrative Agent in the amount of such Lender’s ratable share of the Advance to be made on such day. Such wire transfer shall be directed to the Administrative Agent and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof in immediately available funds to the specified account as shall be directed in the applicable Advance Request by the Borrower and reasonably acceptable to the Administrative Agent.

(c) Failure to Fund. Notwithstanding anything herein to the contrary, a Non-Conduit Lender shall not be obligated to make an Advance under this Section 2.2 at any time in an amount which would exceed such Non-Conduit Lender’s Non-Conduit Lender Commitment, less the amount of any prior Advances still outstanding made by such Non-Conduit Lender. Each Non-Conduit Lender’s obligation shall be several, such that the failure of any Non-Conduit Lender to make available to the Administrative Agent any funds in connection with any Advance shall not relieve any other Non-Conduit Lender of its obligation, if any, hereunder to make funds available on the date of such Advance, but no Non-Conduit Lender shall be responsible for the failure of any other Non-Conduit Lender to make funds available in connection with any Advance; provided, that if a Non-Conduit Lender shall fail to make available to the Administrative Agent any funds in connection with any Advance, any other Non-Conduit Lender may, in its sole discretion, make available to the Administrative Agent any such funds without regard to the pro rata provisions of this Agreement and without regard to the Non-Conduit Lender Commitment of such Non-Conduit Lender, each of which shall be deemed to be adjusted to reflect such Advance without any act of any Person being necessary therefor.

SECTION 2.3 Representation and Warranty. Each delivery of an Advance Request shall automatically constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that, on the date of such Advance, and after giving effect to such Advance and the consummation of the transactions contemplated in the making of such Advance, (a) the representations and warranties contained in Article VIII will be true and correct in all material respect as of the date of such Advance as though made on such date (except, that any such representations or warranties expressly stated by their terms to be made only at or as of one or more particular dates or times, shall be made only at or as of such specified dates or times and are not so automatically repeated), and (b) no Default or Event of Default has occurred and is continuing or will result from the making of such Advance.

SECTION 2.4 Pro Rata Payments. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Advances and the Commitment Fee shall be made to the Administrative Agent for the account of the Lenders pro rata based on the outstanding principal amount of Advances funded by such Lenders, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, setoff, recoupment or counterclaim, and (c) the Administrative Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

ARTICLE III

INTEREST, FEES, ETC.

SECTION 3.1 Interest.

(a) Payment. The Borrower hereby promises to pay interest at the Lender Rate on the unpaid principal amount of each Advance (or each portion thereof) for the period commencing on the date of such Advance until the date such Advance is paid in full; provided that interest shall accrue at the Default Rate with respect to all due and unpaid obligations under this Agreement from the date such obligations have become due and payable until paid in full.

(b) Maximum Interest. No provision of this Agreement shall require the payment or permit the collection of interest in excess of the maximum rate permitted by applicable law.

(c) Determination of Interest. The Administrative Agent shall calculate the amount of interest (including unpaid interest, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to the outstanding Advances on each Payment Date for the related Interest Period and shall advise the Manager thereof not later than on the fourth Business Day prior to such Payment Date.

SECTION 3.2 Interest Payment Dates. Interest accrued on (i) each Advance shall be payable in arrears on the last day of each Interest Period and (ii) the amount of Advances being repaid or prepaid on any other Settlement Date shall be paid on such Settlement Date, provided that interest payable at the Post-Default Rate shall be payable from time to time on demand.

SECTION 3.3 Fees. The Borrower agrees to assume the obligations of GLS under the Fee Letter and to pay to the person entitled thereto the Fees in the amounts and on the dates set forth in the Fee Letter and in this Agreement.

SECTION 3.4 Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders non-refundable commitment fees (the “Commitment Fees”) as follows:

(a) 0.375% per annum on the unused amount of the Initial Commitment Amount, payable in arrears on the third Payment Date after the Closing Date, on each third Payment Date thereafter and on the Conversion Date, in each case, including the first day but excluding the last day of any such fee accrual period; and

(b) 0.375% per annum on the unused amount of the Commitment Increase Amount, whether or not the Commitment Increase Option is exercised, for a period of 18 months after the Closing Date and thereafter only if the Commitment Increase Option is exercised, in each case payable in arrears on the third Payment Date after the Closing Date and on each third Payment Date thereafter and on the Conversion Date, in each case, including the first day but excluding the last day of any such fee accrual period.

SECTION 3.5 Computation of Interest and Fees. All Fees and interest payable hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day of any Interest Period). The Lender Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 3.6 Continuation of Advances. The Borrower shall have the right as of the last day of an Interest Period with respect to an Advance upon prior irrevocable notice to the Administrative Agent not later than 10:00 a.m., New York City time, three Business Days prior to such date, to select the Interest Period with respect to such Advance. Each notice pursuant to this Section 3.6 shall be irrevocable and shall refer to this Agreement and specify the ensuing Interest Period with respect thereto. If no Interest Period is specified in any such notice or if the Borrower failed to provide such notice, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

ARTICLE IV

REPAYMENTS, PREPAYMENTS AND PAYMENTS

SECTION 4.1 Required Principal Repayments.

(a) Payment Dates. On each Payment Date occurring on or after the Conversion Date, the Borrower shall be required to make the principal payments required under the Flow of Funds in reduction of the aggregate Outstanding Principal Amount to the extent of the funds available to make such payments pursuant to the Flow of Funds.

(b) Facility Termination Date. The Outstanding Principal Amount shall be due and payable in full on the Facility Termination Date.

SECTION 4.2 Principal Prepayments.

(a) Voluntary Prepayment. The Borrower may voluntarily prepay the Outstanding Principal Amount of the Advances, in whole or in part; provided, that:

(i) all such voluntary prepayments shall require at least four (4) Business Days’ prior written notice to the Administrative Agent, which notice shall be irrevocable;

(ii) all such voluntary prepayments shall be in a minimum amount of $5,000,000 (unless such payment results in a repayment in full); and

(iii) all such voluntary prepayments shall be paid into the Collection Account and applied in accordance with the Flow of Funds on the next Payment Date.

(b) Mandatory Prepayments. (i) Upon the sale, transfer or other disposition by the Borrower or any Borrower Subsidiary of any Aircraft, or any Equity Interest in any Aircraft Owning Entity or Owner Participant to a Person other than any Borrower Group Member or, if the conditions substantially identical to those set forth in Section 6.2(p) have been satisfied, any Section 9.7(a) Entity (including, without limitation, in connection with the consummation of any Capital Markets Transaction or any other refinancing by the Borrower) (each, a “Disposition Event”), the Borrower shall forthwith deposit into the Collection Account an amount equal to the net proceeds from such Disposition Event (together with all amounts maintained in the Supplemental Rent Account and the Security Deposit Account attributable to such Aircraft or Equity Interest, that are not payable to the applicable Lessee or seller of such Aircraft or Equity Interest), which amounts shall be applied in accordance with the Flow of Funds on the next Payment Date after such Disposition Event. Upon the occurrence of an Event of Loss with respect to any Aircraft, the Borrower shall, upon the receipt of any insurance, condemnation or other proceeds (including any Lessee or other third party payments and all amounts maintained in the Supplemental Rent Account and the Security Deposit Account attributable to such Aircraft that are not required to be returned to the applicable Lessee in accordance with the terms of the Lease) in respect of such Event of Loss, deposit into the Collection Account an amount equal to the then Allocable Advance Amount of such Aircraft (determined as of the date of such Event of Loss), which amount shall be applied in accordance with the Flow of Funds on the next Payment Date after such deposit.

(ii) If there is a Borrowing Base Deficiency as of any Payment Date, the Borrower shall prepay on such Payment Date the Outstanding Principal Amount by an amount equal to the amount of such Borrowing Base Deficiency by deposit to the Collection Account, which amounts shall be applied in accordance with the Flow of Funds.

(iii) If there is a Borrowing Base Deficiency as of any Report Date, the Borrower shall prepay on the Payment Date immediately succeeding such Report Date the Outstanding Principal Amount by an amount equal to the amount of such Borrowing Base Deficiency by deposit to the Collection Account, which amounts shall be applied in accordance with the Flow of Funds.

(iv) If the LTV Maintenance Test shall not be satisfied in connection with a Disposition Event or an Event of Loss, the Borrower shall prepay, on the Payment Date specified in Section 4.2(b)(i) with respect to such Disposition Event or Event of Loss, as the case may be, the Outstanding Principal Amount by an amount equal to the amount by which the Outstanding Principal Amount is required to be reduced in order for the LTV Maintenance Test to be satisfied, by deposit of such amount into the Collection Account. Any amounts prepaid in accordance with this clause (iv) shall be applied in accordance with the Flow of Funds.

(v) The Borrower shall give at least four (4) Business’ Day’s prior written notice of any prepayment pursuant to this Section 4.2(b) to the Administrative Agent, which notice shall be irrevocable.

(c) Breakage. Each prepayment under this Section 4.2 shall be subject to the payment of any breakage cost amounts required by Section 5.4 resulting from such prepayment; provided that there shall be no breakage costs for such prepayments made on the last day of the relevant Interest Period.

SECTION 4.3 Payments Generally. Subject to, and in accordance with, the provisions of this Agreement, all payments of principal of, or interest on, the Advances shall be made (whether pursuant to the Flow of Funds or otherwise) no later than 1:00 p.m., New York time, on the day when due in lawful money of the United States of America in immediately available funds to the Administrative Agent, to the account of the Administrative Agent at Citibank, N.A., ABA No. 021000089, Account No. 36852248, Account Name: Agency/Medium Term Finance, Reference: Genesis Acquisition Ltd., or such other account as the Administrative Agent shall designate in writing to the Borrower not fewer than three (3) Business Days prior to the intended effective date of any such payment. Funds received by the Administrative Agent after 1:00 p.m., New York time, on the date when due will be deemed to have been received by the Administrative Agent on the next following Business Day.

SECTION 4.4 Sharing of Set-Offs. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain, at any time, payment or recover any amount in respect of any principal of, or interest on, any of its Advances or other Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other Obligations greater than it would have been entitled to receive as provided herein, then such Lender shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances, respectively, and such other Obligations of the other Lenders, respectively, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by such Lenders, respectively, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them as provided herein, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under any applicable Requirement of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Lender receives a secured claim in lieu of a setoff or counterclaim to which this paragraph applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Lender is entitled under this paragraph to share in the benefits of the recovery of such secured claim.

ARTICLE V

INCREASED COSTS, ETC.

SECTION 5.1 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Advances as contemplated by this Agreement based upon the Eurodollar Rate (“Eurodollar Rate Advances”), such Lender shall give notice thereof to the Administrative Agent and the Borrower describing the relevant provisions of such Requirement of Law, following which the Non-Conduit Lender Commitment of a Non-Conduit Lender hereunder to make Eurodollar Rate Advances, and the agreement of any Lender to continue Eurodollar Rate Advances as such, as applicable, shall be suspended until such time as such Non-Conduit Lender may again make and maintain Eurodollar Rate Advances hereunder, and (a) such Lender’s Eurodollar Rate Advances then outstanding shall accrue interest at the Alternate Base Rate plus the Applicable Margin (i) from the next succeeding Payment Date or (ii) on any earlier date as required by law until such Requirement of Law shall be effective with respect to such Lender, or (b) if such Requirement of Law shall so mandate, such Lender’s Eurodollar Rate Advances shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Requirement of Law. If any such conversion of any Eurodollar Rate Advance occurs on a day that is not a Payment Date, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 5.4.

SECTION 5.2 Increased Costs.

(a) If (i) there shall be any increase in the cost to any Lender or any of its Affiliates or participants or any Person providing such Lender with a liquidity or credit enhancement arrangement (each of the foregoing an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance hereunder or (ii) any reduction in any amount receivable in respect thereof or otherwise under this Agreement, and such increased cost or reduced amount receivable is due to either:

(x) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law, regulation or accounting principle after the Closing Date (other than in respect of Taxes and other amounts addressed by Section 5.3); or

(y) the compliance with any guideline or request from any central bank or other Government Entity (whether or not having the force of law) issued after the Closing Date,

then the Borrower shall from time to time, from and after the first Payment Date occurring at least five (5) Business Days after the Borrower’s receipt of written demand by such Affected Party, pay such Affected Party additional amounts sufficient to compensate such Affected Party for such increased cost or reduced amount receivable.

(b) If any Affected Party shall have reasonably determined that (i) the applicability of any law, rule, regulation or guideline adopted after the Closing Date, or the implementation after the Closing Date of any such law, rule, regulation or guideline, pursuant to or arising out of (A) the July 1988 paper of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” or (B) the proposal for New Basel Capital Accord issued by the Basel Committee on Banking Supervision (as revised from time to time, the “New Accord”), or (ii) the adoption of any other law, rule, regulation or guideline after the Closing Date regarding capital adequacy, or the initial implementation after the Closing Date of any such law, rule, regulation or guideline adopted but not initially implemented prior to the Closing Date, and in either case affecting such Affected Party (including, but not limited to, any rule to be so adopted or so implemented with respect to recourse, residuals, liquidity commitments or direct credit substitutes, referred to hereinafter as the “New Rules”), or (iii) any change arising in the foregoing or in the interpretation or administration of any of the foregoing by any Government Entity, central bank or comparable agency charged with the interpretation or administration thereof, or (iv) compliance by such Affected Party (or any lending office of such Affected Party), or any holding company for such Affected Party which is subject to any of the capital requirements described above, with any request or directive of general application issued regarding capital adequacy (whether or not having the force of law) of any such Government Entity, central bank or comparable agency has or would have the effect of reducing the rate of return on such Affected Party’s capital or on the capital of any such holding company as a direct consequence of such Affected Party’s obligations hereunder or arising in connection herewith to a level below that which such Affected Party or any such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Affected Party’s policies and the policies of such holding company with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time after the Borrower’s receipt of a written demand from such Affected Party, the Borrower shall pay such Affected Party such additional amounts as will compensate such Affected Party or any such holding company for any such reduction suffered.

(c) If as a result of any event or circumstance similar to those described in Section 5.2(a) or Section 5.2(b), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party (whether directly or through a participation) with respect to amounts similar to those described in Section 5.2(a) or Section 5.2(b) in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it. The

Borrower acknowledges to each Lender that such Lender is providing no assurance that the committed liquidity support provided with respect to this Agreement will be assigned a zero percent credit-conversion factor under risk-based capital guidelines adopted by applicable bank regulatory authorities in response to the framework therefor announced in July, 1988 by the Basel Committee on Banking Regulations and Supervisory Practices or in response to the New Accord or under the New Rules. Notwithstanding the foregoing, no amount shall be payable under this subsection (c) except to the extent the affected bank or other financial institution providing the aforementioned support is a party to this Agreement as a Lender and is accordingly subject to the same provisions and restrictions applicable herein to a Lender party hereto (including without limitation, the provisions of Sections 5.2, 5.5 and 5.6 with respect to any claims made under this subsection (c)).

(d) Any failure or delay on the part of any Affected Party to demand compensation pursuant to clause (a), (b) or (c) of this Section 5.2 shall not constitute a waiver of such Affected Party’s right to demand such compensation; provided, that the Borrower shall not be required to compensate an Affected Party pursuant to such clauses of this Section 5.2 for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Affected Party notifies the Borrower of the event or events giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor (except that, if such event or events have a retroactive effect, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The Borrower shall pay to any Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid Eurodollar Rate Advances of such Lender during each Interest Period, for such Interest Period, at a rate per annum equal, at all times during such Interest Period, to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advances. Such additional interest shall be determined by such Lender and notice thereof (accompanied by a statement setting forth the basis for the amount being claimed) given to the Borrower through the Administrative Agent within 90 days after any interest payment is made with respect to which such additional interest is requested. Such written statement shall, in the absence of manifest error, be conclusive and binding for all purposes.

SECTION 5.3 Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes now or hereafter imposed, levied, collected, withheld or assessed by any Government Entity, excluding income, gross receipts, franchise, net worth, doing business and similar Taxes imposed on, respectively, the Administrative Agent, the Security Trustee or any Lender solely as a result of a present or former connection between, respectively, the Administrative Agent, the Security Trustee or such Lender and the jurisdiction of the Government Entity imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent, Security Trustee or Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent, the Security Trustee or any Lender hereunder, respectively (each a “Section 5.3 Indemnitee”), the amounts so payable to such Section 5.3 Indemnitee shall be increased to the extent necessary to effectively yield to such respective Section 5.3 Indemnitee (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in or pursuant to this Agreement as if such Non-Excluded Taxes would not have been required to be withheld. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent and the Security Trustee for their respective accounts or for the account of the applicable Lender, as the case may be, a certified copy of an original official receipt (or other evidence reasonably satisfactory to such Person) received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or the Security Trustee, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Security Trustee and the Lenders for any incremental Taxes (and related costs) that may become payable, respectively, by the Administrative Agent, the Security Trustee or any Lender as a result of any such failure. The agreements in this Section 5.3 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

(b) Each Section 5.3 Indemnitee shall, to the extent it may lawfully do so, deliver to the Borrower, or to the Administrative Agent in the case of any Lender (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Person becomes a Lender, Administrative Agent or Security Trustee under this Agreement (and from time to time thereafter upon the request of Borrower and the Administrative Agent), but only if such Person is legally entitled to do so, any form or information prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in withholding tax duly completed together with such supplementary documentation as may be prescribed by any applicable Requirement of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Each Section 5.3 Indemnitee agrees to take such actions as the Borrower shall reasonably request and as are consistent with applicable Requirements of Law to claim any available reductions or exemptions from Non-Excluded Taxes and to otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 5.3, provided that any material costs incurred in taking such actions (including attorneys’ fees) shall be for the account of the Borrower. Each Lender further represents that it is a Qualifying Lender as of the Closing Date or other date as of which it becomes a Lender hereunder, and agrees to advise the Borrower reasonably promptly following its becoming aware that it is no longer a Qualifying Lender.

Without limiting the foregoing, each Person that is an assignee pursuant to Article XIV shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 5.3.

(c) The Borrower agrees to pay any present or future stamp, sales, documentary, filing, registration, excise or property Taxes or any other Taxes, fees, charges or other levies payable, or determined to be payable, in connection with the execution, delivery, filing, recording or registration of this Agreement and any other Transaction Documents and agrees to indemnify any Section 5.3 Indemnitee against any liabilities (including related costs) with respect to or resulting from any delay in paying or the omission to pay such Taxes.

(d) The Borrower shall indemnify any Section 5.3 Indemnitee, within ten (10) Business Days after written demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by any such Section 5.3 Indemnitee, and any penalties, interest and reasonable expenses (including costs of contesting such Non-Excluded Taxes) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by any Lender (with a copy to the Administrative Agent), by the Security Trustee or by the Administrative Agent on its own behalf or on behalf of any Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(e) If any Section 5.3 Indemnitee receives a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.3, such Section 5.3 Indemnitee shall pay over such refund (net of all out-of-pocket expenses of such Section 5.3 Indemnitee and without interest, other than any interest paid to it with respect to such refund) to the Borrower (but only to the extent of the amounts paid by the Borrower under this Section 5.3 with respect to the Taxes giving rise to such refund, plus any interest received with respect to such refund); provided, that the Borrower, upon the request of any such Section 5.3 Indemnitee, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed) to the Section 5.3 Indemnitee in the event such Section 5.3 Indemnitee is required to repay such refund to any Government Entity. This subsection (e) shall not be construed to require any Section 5.3 Indemnitee to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 5.4 Indemnity Regarding Breakage Costs. The Borrower hereby agrees to indemnify each Lender and to hold each Lender harmless from any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) default or rescission, as applicable, by the Borrower in making a borrowing of any Advance hereunder on the date requested after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any repayment or prepayment on the date specified therefor in a notice given by the Borrower in accordance with the provisions of this Agreement, (c) the making of a prepayment of Advances on a day which is not the last day of an Interest Period with respect thereto or (d) the making of a repayment or prepayment other than in accordance with the provisions of this Agreement. This covenant shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

SECTION 5.5 Notice of Amounts Payable. In the event that any Lender becomes aware that any amounts are or will be owed to it pursuant to Section 5.1, 5.2, 5.3(a) or 5.4, then it shall promptly notify the Borrower thereof; provided that any failure to provide such notice shall not affect the Borrower’s obligations hereunder or under the other Transaction Documents or result in any liability of or on the part of such Lender. The amounts set forth in such notice shall be conclusive and binding for all purposes absent manifest error.

SECTION 5.6 Mitigation Obligations; Replacement.

(a) If any Lender or any of its Affiliates unable to make or continue Eurodollar Rate Advances in accordance with Section 5.1 requests compensation under Section 5.2, or requires the Borrower to pay any additional amount to such Lender, any of its Affiliates or any Governmental Entity for the account of such Lender or any of its Affiliates pursuant to Section 5.3, then such Lender (an “Affected Lender”) shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Affected Lender, such designation or assignment (i) would permit such Lender to make Eurodollar Rate Advances, (ii) would eliminate or reduce amounts payable pursuant to Section 5.2 or 5.3, as the case may be, in the future and (iii) would not subject such Affected Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Affected Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Affected Lender to the Borrower shall be conclusive absent manifest error.

(b) Notwithstanding anything to the contrary contained herein, prior to the occurrence of any Event of Default hereunder, the Borrower shall have the right to replace an Affected Lender which has not completed one of the mitigating actions described in subsection (a) of this Section 5.6 resulting in it being able to make Eurodollar Rate Advances or the elimination of any amounts payable pursuant to Section 5.2 or 5.3 within 60 days of the Borrower receiving notice from an Affected Lender (each such Affected Lender being so replaced, a “Replaced Lender”) with one or more other lending institutions (which may, but need not be, existing Lenders hereunder) reasonably acceptable to the Administrative Agent (any, a “Replacement Lender”) that have agreed to purchase the outstanding Advances held by and (as applicable) Non-Conduit Lender Commitments maintained by such Affected Lender, pursuant to Article XIV and one or more Assignment and Assumptions; provided that:

(i) each such assignment shall be arranged by the Borrower in coordination with the Administrative Agent; and

(ii) no Replaced Lender shall be obligated to make any such assignment pursuant to this subsection (b) unless and until such Replaced Lender shall have received one or more payments from the Replacement Lender in an aggregate amount equal to the aggregate outstanding principal amount of the Advances owing to such Replaced Lender, and from the Borrower an aggregate amount equal to all accrued and unpaid interest and fees thereon (including, in any event, any breakage indemnities of the type described in

Section 5.4) to the date of such payment and all other amounts payable to such Replaced Lender under the Credit Documents, including without limitation all amounts which, by virtue of its making claims against the Borrower therefor, caused the Lender to become an Affected Lender hereunder.

Upon the effectiveness of such assignment, the Replacement Lender shall become a Lender hereunder and (except with respect to any indemnities or other amounts payable under this Agreement with respect to events or circumstances arising prior to the replacement of such Replaced Lender, which shall survive as to such Replaced Lender) the Replaced Lender shall cease to constitute a Lender hereunder.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Effectiveness. The effectiveness of this Agreement on the Closing Date is subject to the fulfillment of the following conditions precedent (in addition to the conditions precedent to all Advances specified in Section 6.2):

(a) Patriot Act, Etc. The Administrative Agent and each Lender has received all requested information required pursuant to their obligations under the Patriot Act, as contemplated by Section 16.16.

(b) Deliveries. The Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such later date as specified below, or such earlier date as shall be reasonably satisfactory to the Administrative Agent) and otherwise as indicated below:

(i) Credit Documents. Executed originals of each of this Agreement, and the other Credit Documents, in each case executed by each of the parties thereto, together with all schedules and exhibits thereto, each of which shall have become effective pursuant to the respective terms thereof;

(ii) Resolutions. Certified resolutions of the Boards of Directors of the Borrower, the Manager, and each Borrower Subsidiary, approving and adopting the Transaction Documents to be executed by such Person, and authorizing the execution and delivery thereof;

(iii) Incumbency. Certified specimen signatures of officers of the Borrower, the Manager, and each Borrower Subsidiary;

(iv) Good Standing. Certificates issued as of a recent date by the Secretaries of State or comparable officials of the respective jurisdictions of formation of the Borrower, each Borrower Subsidiary and the Manager as to the due existence and good standing (to the extent such concept is applicable) of such Person;

(v) Opinions. Favorable opinions of (A) special New York, Bermuda and Irish counsel to the Borrower, each of the Borrower Subsidiaries and the Manager, including substantive consolidation opinions, in each case substantially in the form set forth at Exhibit I, (B) counsel to the Security Trustee and Account Bank, substantially in the form set forth at Exhibit J, and (C) special New York counsel to the Lenders, substantially in the form set forth at Exhibit K;

(vi) Organizational Documents. The Organizational Documents of the Borrower, the Manager, and each of the Borrower Subsidiaries, certified as of a recent date;

(vii) Operating Documents. Operating Documents of the Borrower, the Manager, and each of the Borrower Subsidiaries, certified as of a recent date;

(viii) Servicing Agreement. All notices, consents, certificates, opinions and other documents required to be delivered pursuant to Schedule 8.01 of the Servicing Agreement, including, without limitation, a favorable opinion of special New York and Irish counsel to the Servicer, and the Borrower shall not have waived any condition precedent to the Servicer’s obligations under the Servicing Agreement; and

(ix) Process Agent. An acceptance letter from Puglisi & Associates accepting the appointment to act as agent for the Borrower and the Manager for service of process.

(c) Financing Statements, Other Registrations, etc. The Administrative Agent shall have received Uniform Commercial Code financing statements in form appropriate for filing in all places required by applicable law to perfect the Liens of the Security Trustee for the benefit of the Lenders and the Eligible Counterparties under the Transaction Documents as first priority Liens (subject only to Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions or registrations as may be necessary under applicable law (including Bermuda and Irish law) to perfect, within the time period provided for in the Security Trust Agreement, or otherwise ensure the effectiveness of the Liens of the Security Trustee for the benefit of the Lenders and the Eligible Counterparties under the Transaction Documents as first priority Liens (subject only to Permitted Liens).

(d) Waivers and Consents. All necessary waivers, consents, approvals and authorizations required in connection with the Transaction Documents dated as of the Closing Date and the transactions contemplated therein shall have been delivered.

(e) Financial Statements. The Administrative Agent shall have received (i) audited financial statements for the Genesis Group for the year ended December 31, 2006, or, to the extent such audited financial statements are not available, the quarterly release for the Genesis Group, (ii) an unaudited opening balance sheet of the Borrower and (iii) any other financial statements as are available and reasonably requested by the Administrative Agent.

(f) Certain Events. Since November 22, 2006 there has not been a materially adverse change in the condition (financial or otherwise), business, operations or prospects of GLS and its Subsidiaries or the Borrower and its Subsidiaries, in each case taken as a whole.

(g) Payment of Fees. Payment in full of all Fees and Security Trustee Fees and Expenses due on the Closing Date.

(h) Payment of Costs and Expenses. Payment of all costs and expenses (including legal fees) accrued prior to the Closing Date in accordance with Section 16.4 to the extent invoiced or otherwise notified to the Borrower in writing and in a manner and at such time as the Administrative Agent and the Borrower may have agreed to be paid on the Closing Date.

(i) No Event of Default. No Default, Event of Default, Servicer Termination Event, or event that would constitute a Servicer Termination Event but for the passage of time or the giving of notice or both, has occurred and is continuing or will result from the effectiveness of this Agreement.

(j) Representations and Warranties. As of the Closing Date, and after giving effect to the consummation of the transactions contemplated by this Agreement, the representations and warranties of the Borrower contained in Article VIII and of the Manager contained in Section 4.02 of the Management Agreement are true and correct in all material respects as of the Closing Date, (except that any such representations or warranties expressly stated by their terms to be made only at or as of one or more earlier dates or times, shall be made only at or as of such earlier dates or times).

(k) Officer’s Certificate. A certificate of an officer of each of the Borrower and the Manager as to such matters as the Administrative Agent may reasonably request, including as to the satisfaction of the conditions precedent set forth in clauses (f), (i), and (j) of this Section 6.1.

SECTION 6.2 Advances. The making of any Advance under this Agreement in connection with the acquisition of a Financed Aircraft is subject to the fulfillment of the following conditions precedent:

(a) No Borrowing Base Deficiency. After giving effect to such Advance (and determining each Borrowing Base for this purpose giving effect to the inclusion of the Financed Aircraft being acquired in the Borrower’s Portfolio in connection with such Advance ), no Borrowing Base Deficiency will exist (and the Administrative Agent shall have received an Advance Request containing a borrowing base certification demonstrating the foregoing).

(b) Eligible Aircraft. The Financed Aircraft to be acquired with the proceeds of such Advance shall be an Eligibile Aircraft other than an Out-of-Production Aircraft.

(c) Deliveries. The Administrative Agent shall have received all of the following, each duly executed and dated the related Advance Date (or such earlier date as shall be reasonably satisfactory to the Administrative Agent), and otherwise as indicated below:

(i) Resolutions. Certified resolutions of the Boards of Directors of each Borrower Subsidiary that is becoming a Borrower Group Member in connection with such Advance, approving and adopting the Transaction Documents to be executed by such Person, and authorizing the execution, delivery and performance thereof and approving and authorizing the transactions to be consummated pursuant thereto and all incidental actions in connection therewith (including, without limitation, the grant of security interest as provided in the Security Trust Agreement);

(ii) Incumbency. Certified specimen signatures of officers of each Borrower Subsidiary that is becoming a Borrower Group Member in connection with such Advance;

(iii) Good Standing. Certificates issued as of a recent date by the Secretaries of State or comparable officials of the respective jurisdiction of formation of each Borrower Subsidiary that is becoming a Borrower Group Member in connection with such Advance, as to the due existence and good standing (to the extent such concept is applicable) of such Person;

(iv) Aircraft Acquisition Documents. Copies of the relevant Aircraft Acquisition Documents in respect of the Financed Aircraft to be acquired with the proceeds of such Advance, which shall have been delivered in final, if available, or in draft form to the Administrative Agent and to the Administrative Agent’s counsel at least ten Business Days prior to the applicable Advance Date, except that delivery of a related Lessee insurance certificate shall be governed by Section 9.34 hereof;

(v) Organizational Documents. The Organizational Documents of each Borrower Subsidiary that is becoming a Borrower Group Member in connection with such Advance, certified as of a recent date;

(vi) Operating Documents. Operating Documents of each Borrower Subsidiary that is becoming a Borrower Group Member in connection with such Advance, certified as of a recent date;

(vii) FAA Counsel Opinions. If the Financed Aircraft to be acquired with proceeds of such Advance is to be registered in the United States, a favorable written opinion of FAA Counsel that the applicable Aircraft Owning Entity is the registered owner of such Aircraft, that such Aircraft is free and clear of recorded Liens (other than Permitted Liens), and as to such other matters as the Administrative Agent may reasonably request;

(viii) Local Counsel Opinions. If the Financed Aircraft to be acquired with proceeds of such Advance is to be registered in, or is to be under Lease to a Lessee organized under the laws of or domiciled in, a country other than the United States, the favorable written opinion of Local Aircraft Counsel with respect to each Applicable Foreign Aviation Law applicable to such Financed Aircraft and such Lease (A) as to the due registration of such Aircraft, (B) that such Aircraft is free and clear of recorded Liens (other than permitted Liens) to the extent that Liens (other than Permitted Liens) may be recorded under Applicable Foreign Aviation Law, and (C) as to such other matters as the Administrative Agent may reasonably request (which request may include, with respect to jurisdictions of concern to the Lenders, an opinion satisfactory to the Administrative Agent advising as to creditors’ rights, including rights of recovery and repossession of aircraft);

(ix) Cape Town Registration Opinions. If an international interest or contract of sale with respect to each Financed Aircraft to be acquired with proceeds of such Advance or the related Lease is constituted, a legal opinion addressing the matters relating to the Cape Town Convention, in form and substance satisfactory to the Administrative Agent, provided that (A) if delivery of such opinion concurrently upon or prior to the making of an Advance is not feasible after the Borrower’s using commercially reasonable efforts to comply with this condition, such delivery shall not be a condition precedent and instead shall be governed by the covenant set forth in Section 9.2, and (B) if the provisions of clause (A) apply to the delivery condition, it shall nonetheless be a condition precedent to the making of the related Advance that the Borrower deliver to the Administrative Agent a draft form of such opinion, substantially in the form to be eventually delivered pursuant to Section 9.2, which draft is in form and substance reasonably satisfactory to the Administrative Agent;

(x) Security Interest Granted by Non-U.S. Lessor. With respect to each Financed Aircraft to be acquired with proceeds of such Advance, the Lessor of which is domiciled or otherwise connected with a country other than the United States such that the laws of such country would or could, in the reasonable judgment of the Administrative Agent, govern or establish the perfection and effect of perfection and/or priority of the Security Trustee’s security interest in such Lease granted by the Lessor under the Security Trust Agreement, a legal opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressing and confirming the taking of such actions or making of such filings in such country as would or could govern or establish the perfection and effect of perfection and/or priority of the Security Trustee’s security interest (or confirming that such actions will be taken or filings will be made, to the extent that such actions or filings cannot under applicable law be taken or made prior to the making of the related Advance to the Borrower), or the Borrower shall have otherwise confirmed or established, in a manner reasonably satisfactory to the Administrative Agent, that the taking of such actions or making of such filings as are specified in the legal opinion shall have occurred or will occur;

(xi) Notice and Acknowledgment. A Notice and Acknowledgment, executed by the applicable Borrower Subsidiary for each Financed Aircraft to be acquired with the proceeds of such Advance and the applicable Lessee, with respect to each of the related Leases;

(xii) Aircraft Insurance. (A) With respect to each Financed Aircraft to be acquired with the proceeds of such Advance, and if available as of the related Advance Date (and if not then available the covenant set forth in Section 9.34 hereof shall apply), certificates of insurance from qualified brokers of aircraft insurance or other evidence reasonably satisfactory to the Administrative Agent, evidencing all insurance required to be maintained by the applicable Obligor under the Lease and/or the applicable Notice and Acknowledgment, in each case, together with all endorsements required under the Transaction Documents and/or the applicable Notice and Acknowledgment, and (B) certificates of insurance from qualified brokers of aircraft insurance or other evidence satisfactory to the Administrative Agent with respect to the Contingent Policy, together with all endorsements required under the Transaction Documents;

(xiii) Lien/Registration Searches. To the extent available under the applicable law, the Administrative Agent shall have received searches of the applicable title and/or lien registration records, in the jurisdiction(s) of registration of each Financed Aircraft to be acquired with the proceeds of such Advance;

(xiv) Appraisals. In respect of each Financed Aircraft to be acquired with the proceeds of such Advance, the Administrative Agent shall have received the Appraisals from each of the Initial Appraisers and the physical inspection reports, each in form and substance acceptable to the Administrative Agent, no later than ten (10) days prior to the related Advance Date;

(xv) New York Counsel Opinion. With respect to each Borrower Group Member entering into or becoming party to a Credit Document in respect of or relating to a Financed Aircraft, a legal opinion of special New York counsel to such Borrower Group Member (which may be the special New York counsel who delivered the legal opinion referred to in Section 6.1(b)(v) on the Closing Date), addressing substantially the same matters, as to the relevant additional Borrower Group Member(s), as were addressed in respect of the Borrower in the opinion of special New York counsel delivered on the Closing Date and such other opinions with respect to the perfection of the security interest to be granted by such Borrower Group Member in each type of Collateral as may reasonably be requested by the Administrative Agent pursuant to the Security Trust Agreement and applicable Collateral Supplement (as defined in the Security Trust Agreement); and

(xvi) Credit Document Counterparts. Each Borrower Subsidiary entering into or becoming a party to a Transaction Document shall provide executed original counterparts of each of the Transaction Documents to which it is intended to become a party, together with all schedules and exhibits thereto, each of which shall have become effective pursuant to the respective terms thereof.

(d) Financing Statements, Other Registrations, etc.

(i) The Administrative Agent shall have received Uniform Commercial Code financing statements appropriate for filing in all places required by applicable law to perfect the Liens of the Security Trustee for the benefit of the Lenders and the Eligible Counterparties under the Transaction Documents as first priority Liens as to the interests in any Borrower Subsidiary that is becoming a Borrower Group Member in connection with such Advance and as to any other items of Collateral, in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions or registrations as may be necessary under applicable law (including Bermuda and Irish law and the Cape Town Convention) to perfect, within the time period provided for in the Security Trust Agreement, or otherwise ensure the effectiveness of the related Liens of the Security Trustee for the benefit of the Lenders and the Eligible Counterparties under the Transaction Documents as first priority Liens (and, in the case of any pledge of equity interests in Borrower Group Members that are organized under the laws of Ireland, the entry into an Irish Pledge with respect to such interests);

(ii) The Borrower shall have delivered to the Security Trustee all stock certificates and other certificates, if any, evidencing ownership of any Equity Interests in any Borrower Subsidiary that is becoming a Borrower Group Member in connection with such Advance, accompanied in each case by duly executed stock or transfer powers (or other appropriate transfer documents) in blank, in each case if customary under the law of the jurisdiction governing the pledges;

(iii) The Borrower shall have delivered to the Security Trustee fully executed “control agreements” (to the extent required by any applicable Requirements of Law) that have been executed by the respective issuers (and consented to by the Borrower) with respect to any uncertificated Equity Interests of any Borrower Subsidiary that is becoming a Borrower Group Member in connection with such Advance;

(iv) Each of the applicable Aircraft Owning Entities and Owner Participants shall have delivered to the Security Trustee fully executed “control agreements” (to the extent required by any applicable Requirements of Law) with respect to any uncertificated Equity Interests in any Owner Trust, Applicable Intermediary or other Subsidiary, that is becoming a Borrower Group Member in connection with such Advance;

(v) Subject to the proviso below, there shall have been delivered evidence satisfactory to the Administrative Agent of the taking of such actions (including, without limitation, becoming a “transacting user entity” with the International Registry) and the making of such registrations (including prospective registrations) in the International Registry pursuant to the Cape Town Convention and the International Registry Procedures to obtain the benefits and protections of the Cape Town Convention as may be applicable and available to the transactions contemplated by the Credit Documents as the same relate to the Borrower Acquisition Documents that are the subject of such Advance; provided it is understood that (A) other than as is necessary in connection with the registration of an “international interest” in the International Registry, no mortgages are being taken directly on the Aircraft, (B) if a related Lease is not, at the time of the making of the related Advance available to the Borrower, an “international interest” then it is not a condition precedent to such making of the related Advance to undertake the search or any of the registrations described in clause (C) immediately below, and (C) where the related Lease is or has become, at the time of the making of the related Advance, an “international interest”, it is a condition to the making of the related Advance to the Borrower that (i) a search of the registry with respect to the relevant Aircraft reveals no prior registration of an interest or prospective interest in such Lease (other than by the Lessor) that will remain in effect after the relevant Advance, (ii) the Lessor’s interest in the Lease be registered as and to the extent necessary to permit timely compliance with the condition in the immediately succeeding clause (iii), and (iii) the Lessor’s security assignment of the Lease to the Security Trustee shall have been registered;

(vi) For each Lease with a Lessor that is located within a State (or the District of Columbia) within the United States (within the meaning of Article 9 of the Uniform Commercial Code), (A) if such Lease was originated by the Lessor prior to the Closing Date, the Borrower shall have delivered to the Security Trustee, if available, a Chattel Paper Original of the applicable Lease and any related lease amendment or supplement, in each case signed by the Lessee (and complied with the other requirements set forth in the definition of Chattel Paper Original herein), and in any case, if available, a duplicate “hard copy” original of the Lease signed by the Lessee if available, and (B) if such Lease was originated by the Lessor after the Closing Date, the Borrower shall have delivered to the Security Trustee a Chattel Paper Original of the applicable Lease (together with any related lease amendment or supplement constituting an extension or renewal thereof), in each case signed by the Lessee (and complied with the other requirements set forth in the definition of Chattel Paper Original herein); and

(vii) The applicable Borrower Subsidiary owning or to become the owner of the related Financed Aircraft shall have duly authorized, executed and delivered a “Grantor Supplement” as defined in and as contemplated under the Security Trust Agreement, and the Borrower shall have duly authorized, executed and delivered a related “Collateral Supplement” as defined in and contemplated under the Security Trust Agreement, and such Collateral Supplement shall have been registered in the “Register of Charges” of Bermuda (with a search of such Register of Charges revealing no prior registration with respect to the Collateral that is the subject matter of such Collateral Supplement).

(e) No Proceedings. There exist no proceedings or investigations pending or, to the Borrower’s knowledge, threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Borrower or any Borrower Subsidiaries or any of their respective properties (A) asserting the invalidity of this Agreement or any of the other Credit Documents, as the same relate to the Aircraft Acquisition Documents associated with the relevant Financed Aircraft, (B) seeking to prevent the consummation or performance of any of the transactions contemplated by this Agreement or any of the other Credit Documents, as the same specifically relate to the rights of the Security Trustee in the Aircraft Acquisition Documents associated with the relevant Financed Aircraft, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Borrower or any Borrower Subsidiaries of its obligations under any of the Credit Documents, as the same specifically relate to the rights of the Security Trustee in the Aircraft Acquisition Documents associated with the relevant Financed Aircraft.

(f) Waivers and Consents. All necessary waivers, consents, approvals and authorizations required in connection with the Transaction Documents dated as of the related Advance Date and the transactions contemplated therein shall have been delivered, including, without limitation, all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for the use and operation of the Financed Aircraft, including, without limitation, a current certificate of airworthiness for the Financed Aircraft (issued by the applicable aviation authority and in the appropriate category for the nature of operations of such Financed Aircraft).

(g) Certain Events. (i) Since November 22, 2006 there has not been a materially adverse change in the condition (financial or otherwise), business or operations of GLS and its Subsidiaries or the Borrower and its Subsidiaries, in each case taken as a whole and (ii) at any time from and after the ICR Date, the ratio of (x) EBITDA for the then most recently completed fiscal quarter of the Borrower to (y) Interest Expense for such quarter shall not be less than 1.50 to 1.00; provided that with respect to the fiscal quarter of the Borrower during which the ICR Date occurs, EBITDA for such fiscal quarter shall be determined by multiplying (A) a fraction the numerator of which is 90 and the denominator of which is the number of days from the date earnings were first generated in such fiscal quarter to the last day of such fiscal quarter by (y) EBITDA generated during such fiscal quarter.

(h) Description of Financed Aircraft, etc. The Administrative Agent shall have received amended and restated copies of Schedule I, Schedule II and Schedule III incorporating all information required thereunder regarding (i) the Financed Aircraft or interests therein acquired with such Advances, (ii) each Aircraft Owning Entity, Section 9.7(a) Entity and, if applicable, Owner Participant and Owner Trustee related to any such Financed Aircraft, and (iii) the Lease with respect to each such Financed Aircraft.

(i) No Event of Loss. No Event of Loss has occurred with respect to any such Financed Aircraft as of the related Advance Date.

(j) Security Deposits. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower is complying with the covenants applicable to funding of amounts in respect of Security Deposits set forth in Section 7.1(c)(i) and (ii), to the extent applicable.

(k) No Violation of Law. The consummation of the transactions contemplated by this Agreement and the other Credit Documents and the Borrower Acquisition Documents, as the same relate to the relevant Financed Aircraft, do not (A) violate in any material respect any law (including, without limitation, any Environmental Law), rule or regulation applicable to the Borrower or any Borrower Subsidiaries or to such Borrower Acquisition Documents or relevant Financed Aircraft, or (B) violate any writ, order, judgment or decree binding on or affecting the Borrower or any Borrower Subsidiaries of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Borrower or any Borrower Subsidiaries and relating to such Borrower Acquisition Documents or relevant Financed Aircraft.

(l) Payment of Fees. Payment in full of all Fees and Security Trustee Fees and Expenses due on or before the related Advance Date.

(m) Payment of Costs and Expenses. Payment of all costs and expenses (including legal fees) accrued prior to the related Advance Date in accordance with Section 16.4 hereof to the extent invoiced or otherwise notified to the Borrower in writing and in a manner and at such time as the Administrative Agent and the Borrower may have agreed in order to mutually close on the related Advance Date.

(n) No Event of Default. No Default, Event of Default, Manager Default, Servicer Termination Event, or event that would constitute a Servicer Termination Event but for the passage of time or the giving of notice or both, has occurred and is continuing or will result from the making of the applicable Advance.

(o) Representations and Warranties. As of the related Advance Date, and after giving effect to such Advance and the consummation of the transactions contemplated in the making of such Advance, the representations and warranties of the Borrower contained in Article VIII and of the Manager contained in Section 4.02 of the Management Agreement are true and correct in all material respects as of such Advance Date, with the same effect as though made on such Advance Date (except, that any such representations or warranties expressly stated by their terms to be made only at or as of one or more earlier dates or times, shall be made only at or as of such earlier dates or times).

(p) Section 9.7(a) Entity. If the Financed Aircraft is to be acquired by a Section 9.7(a) Entity pursuant to subclause (x) of Section 9.8, the Administrative Agent shall be reasonably satisfied with the proposed arrangement and shall have received (in addition to any other requirements provided in this Agreement), in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, a favorable opinion of Local Aircraft Counsel: (i) addressing and confirming the taking of such actions or making of such filings in such country as would or could govern or establish the perfection and effect of perfection and/or priority of the Security Trustee’s security interest (or confirming that such actions will be taken or filings will be made, to the extent that such actions or filings cannot under applicable law be taken or made prior to the making available of the Advance associated with the related transaction); and (ii) stating that under the law of the relevant jurisdiction, a Borrower Subsidiary may not own such Aircraft.

(q) Borrower Group Member Opinion. With respect to each Borrower Group Member entering into or becoming party to a Credit Document in respect of or relating to a Financed Aircraft, a legal opinion of counsel to such Borrower Group Member from the jurisdiction of organization of such Borrower Group Member, addressing substantially the same matters as to the relevant additional Borrower Group Member(s) as were addressed in respect of the Borrower in the opinion of Bermuda counsel to the Borrower delivered on the Closing Date.

(r) Officer’s Certificate. A certificate of an officer of each of the Borrower and the Manager as to such matters as the Administrative Agent may reasonably request, including as to the satisfaction of the conditions precedent set forth in clauses (e) (g), (i), (j), (k), (n), and (o) of this Section 6.2.

(s) The giving of the Advance Request shall constitute a certification by the Borrower to the effect that the conditions set forth in this Section 6.2 have been fulfilled (both as of the date of the Advance Request and, unless the Borrower otherwise notifies the Administrative Agent prior to the Advance Date, as of the Advance Date). The Administrative Agent shall be entitled to assume that the conditions specified in clauses (b), (e), (g), (i), (k), (n) and (o) of this Section 6.2 have been fulfilled unless it receives written notice to the contrary from any Lender prior to the Advance Date.

ARTICLE VII

ADMINISTRATION OF AIRCRAFT AND LEASES

SECTION 7.1 Collection Procedures.

(a) Administration. Except as otherwise provided herein or in any other Transaction Documents, the Borrower shall cause the Collections to be administered by the Manager in accordance with the terms of this Agreement and the Management Agreement. The Borrower shall provide to the Manager on a timely basis all information needed for such administration. The Borrower hereby appoints the Manager (to the extent so appointed under the Management Agreement) as its agent to collect the Collections in accordance with this Agreement and the Management Agreement.

(b) Change in Payment Instructions to Obligors. Neither the Manager nor the Borrower will add or terminate any bank or bank account as an Account Bank, Non-Trustee Account Bank, Collection Account, Security Deposit Account or Supplemental Rent Account from those listed in Schedule V to this Agreement, or make any change in its instructions to Obligors regarding payments to be made under any Lease related to any Aircraft to the Collection Account, a Non-Trustee Account or the Supplemental Rent Account, unless (i) except in the case of the addition of the Irish VAT Refund Account, the Administrative Agent shall have consented thereto in writing and (ii) the Servicer, the Administrative Agent and the Security Trustee shall have received notice of such addition, termination or change (including an updated Schedule V) and a fully executed account control agreement with respect to such bank and/or bank account, in each case, in form and substance satisfactory to the Administrative Agent.

(c) Deposits to Accounts. The Borrower and the Manager shall, or shall cause the Servicer to, direct all Obligors related to Leases of Financed Aircraft to remit all Collections and all payments (including payments in respect of Security Deposits or Supplemental Rent with respect to any Aircraft) to the Collection Account or to a Non-Trustee Account without diminution, set off, recoupment or counterclaim. The Borrower and the Manager shall:

(i) cause to be transferred promptly upon receipt thereof any payments in respect of Security Deposits with respect to an Aircraft from the Collections Account to the Security Deposit Account; and

(ii) cause to be transferred promptly upon receipt thereof any payments in respect of Supplemental Rent with respect to an Aircraft from the Collections Account to the Supplemental Rent Account.

If the Borrower or the Manager shall receive any funds constituting Collections directly, the Borrower and the Manager shall or shall promptly cause (and, in any event, on the Business Day of the Borrower’s or the Manager’s receipt of such funds) the segregation of such funds for any period in which such funds are being held in an account other than the Collection Account and the deposit of such funds to the Collection Account.

Neither the Borrower nor the Manager shall deposit or otherwise credit, or cause to be so deposited or credited:

(A) to the Collection Account, cash or cash proceeds other than Collections (except as otherwise provided in the first sentence of this Section 7.1(c));

(B) to the Security Deposit Account, cash or cash proceeds other than Security Deposits relating to the Aircraft; and

(C) to the Supplemental Rent Account, cash or cash proceeds other than Supplemental Rent.

(d) Withdrawals. The Borrower and the Manager shall use commercially reasonable efforts to direct the Security Trustee to withdraw and transfer to an appropriate account any cash or cash proceeds deposited or otherwise credited:

(A) to the Collection Account, other than Collections relating to the Aircraft;

(B) to the Security Deposit Account, other than Security Deposits relating to the Aircraft; and

(C) to the Supplemental Rent Account, other than Supplemental Rent relating to the Aircraft.

(e) Payment Date Distributions. On each Payment Date, all Available Collections will be applied by the Security Trustee, (x) in the case of clause (i) below, in accordance with instructions and directions to the Security Trustee set forth on the Monthly Report to be delivered to the Security Trustee on the related Determination Date, and (y) in the case of clause (ii) below, in accordance with a written direction received by the Security Trustee from the Administrative Agent, and in each case as follows (and in the order of priority listed):

(i) so long as no Event of Default has occurred and, in any case, prior to the declaration, or automatic occurrence, of the Facility Termination Date:

(A) pro rata (1) to the Security Trustee in payment in full of all accrued Security Trustee Fees and Expenses, (2) to the applicable Service

Providers, in payment in full (a) of their Service Provider Fees with respect to such Payment Date (except Service Provider Fees owing to the Manager at any time the Manager is an Affiliate of the Borrower) and (b) of expenses and/or indemnification payments payable thereto (other than payments constituting Service Provider Fees) under the Service Provider Agreements as of the last day of the prior calendar month, to the extent not previously paid and (3) to the applicable payees, for payment or reimbursement of Borrower Expenses and for Borrower Income Tax Expenses;

(B) to the Administrative Agent, the due and unpaid Commitment Fees in respect of the unused portion of the Non-Conduit Lender Commitment;

(C) pro rata (1) to the counterparties on any Hedge Agreements for all hedge payments due thereunder (excluding termination payments), if any, and (2) to the Administrative Agent, any interest due under this Agreement, including, without limitation, Section 5.2(e) in respect of outstanding Advances;

(D) ratably to the Administrative Agent and the Lenders for all costs and expenses and other similar amounts (including, without limitation, any amounts payable under Sections 5.1 through 5.4 hereof and under Section 16.4 hereof) payable to the Administrative Agent or any Lender pursuant to the terms of any of the Transaction Documents;

(E) pro rata (1) to the counterparties on any Hedge Agreements for all termination payments, if any, due thereunder and (2) to the Administrative Agent, on behalf of the Lenders, in the amount of the Borrowing Base Deficiency or the amount of any other principal due on the Advances, if any, on such Payment Date;

(F) at any time the Manager is an Affiliate of the Borrower, to the Manager in payment in full of the Service Provider Fees owing to the Manager with respect to such Payment Date; and

(G) to or at the direction of the Borrower, the remaining portion of such funds, provided, that the Borrower may elect, in its sole discretion, to retain all or a portion of such funds in the Collection Account;

(ii) if an Event of Default has occurred and is continuing and, in any case, after the declaration, or automatic occurrence, of the Facility Termination Date:

(A) pro rata (1) to the Security Trustee in payment in full of all accrued Security Trustee Fees and Expenses, (2) to the applicable Service Providers in payment in full (a) of their Service Provider Fees with respect to such Payment Date (except Service Provider Fees owing to the Manager at any time the Manager is an Affiliate of the Borrower) and (b) of expenses and/or indemnification payments payable thereto (other than payments constituting Service Provider Fees) under the Service Provider Agreements as of the last day of the prior calendar month, to the extent not previously paid and (3) to the applicable payees, for payment or reimbursement of Borrower Expenses;

(B) to the Administrative Agent, the due and unpaid Commitment Fees in respect of the unused portion of the applicable Non-Conduit Lender Commitment (provided that no Commitment Fees shall be due in respect of any period after the Advance Commitment Period);

(C) pro rata (1) to the counterparties on any Hedge Agreements for the hedge payments due thereunder (excluding termination payments), if any, and (2) to the Administrative Agent, any interest due under this Agreement in respect of outstanding Advances, including interest at the Default Rate;

(D) ratably to the Administrative Agent and the Lenders for all costs and expenses and other similar amounts (including, without limitation, any amounts payable under Sections 5.1 through 5.4 hereof and under Section 16.4 hereof) payable to the Administrative Agent or any Lender pursuant to the terms of any of the Transaction Documents;

(E) pro rata (1) to the counterparties on any Hedge Agreements for all termination payments, if any, due thereunder and (2) to the Administrative Agent, on behalf of the Lenders, in reduction of the Outstanding Principal Amount, the amount required to reduce the Outstanding Principal Amount to zero;

(F) at any time the Manager is an Affiliate of the Borrower, to the Manager in payment in full of the Service Provider Fees owing to the Manager; and

(G) to or at the direction of the Borrower, the remaining portion of such funds, provided, that the Borrower may elect, in its sole discretion, to retain all or a portion of such funds in the Collection Account.

(f) Returned Collections. For the purposes of this Section 7.1, if and to the extent the Administrative Agent, the Security Trustee or any Lender shall be required for any reason to pay over to an Obligor any amount received on the Obligor’s behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, the Security Trustee or such Lender, as the case may be, shall have a claim against the Borrower for such amount, payable pursuant to the Flow of Funds above.

(g) Lessee Payments. The Borrower, the Borrower Subsidiaries and the Service Providers at all times shall be entitled to withdraw funds from the Supplemental Rent Account and the Security Deposit Account to the extent such parties are required to pay amounts in respect of Supplemental Rent or Security Deposits to Lessees or other third parties pursuant to the terms of any Eligible Lease or the Service Provider Agreements.

(h) Supplemental Rent Payments. Following the termination of a Lease, the Borrower, the Borrower Subsidiaries and the Service Providers shall be entitled to withdraw from the Supplemental Rent Account any balances contained therein attributable to the related Aircraft for the payment of any expenses incurred in maintaining, repairing, remarketing, storing, insuring or getting the applicable off-lease Aircraft generally in a condition for Lease, to another Eligible Lessee.

(i) Expenses. Notwithstanding anything to the contrary herein or in any other Transaction Document, the Manager may, from time to time on any Business Day, upon written request to the Account Bank, withdraw from the Collection Account such amounts as are needed to discharge any Borrower Expense or, except during periods when such expenses would not be payable at the level of the first allocation under Section 7.1(e)(i), Borrower Income Tax Expense. The Borrower agrees to cause the amount of such non-Payment Date withdrawals to be disclosed and set forth in the Monthly Report relating to the month in which such withdrawals occur.

(j) Irish VAT Refund Account. All payments of refunds with respect to Irish value-added tax and any other amounts related to Irish tax payments payable to any Borrower Group Member shall be, when received, deposited in the Irish VAT Refund Account. Funds held in the Irish VAT Refund Account shall be converted into Dollars with a recognized foreign exchange dealer or commercial bank (which may be the bank where the Irish VAT Refund Account is located or the Account Bank or an affiliate). Upon conversion and receipt of Dollars, the Security Trustee shall cause such amounts to be transferred from the Irish VAT Refund Account to the Collections Account as soon as administratively practicable. The cost and expense of any such conversion shall be added to and reflected in the rate obtained for conversion and in no event shall the Borrower, the Security Trustee or any of their respective affiliates be liable in respect of the exchange rate obtained for any such conversion or any related cost or expense.

The Manager shall promptly notify the Security Trustee in writing of the expected payment of any such refund and the anticipated amount thereof.

SECTION 7.2 Investments. All funds on deposit in the Collection Account, the Supplemental Rent Account and the Security Deposit Account shall be invested only in Eligible Investments as specified by the Borrower in writing to the Account Bank from time to time; provided, that if the Borrower shall fail to specify such Eligible Investments in a timely manner, the Security Trustee, at the direction of the Majority Lenders, may specify such Eligible Investments. All investments of funds on deposit in the Collection Account, the Supplemental Rent Account and the Security Deposit Account shall mature, or may be sold or withdrawn without loss, not later than the Business Day preceding the next Payment Date. Income earned on funds deposited in the Collection Account, the Supplemental Rent Account and the Security Deposit Account shall be transferred by the Account Bank to the Collection Account on the Business Day prior to each Payment Date for distribution pursuant to the Flow of Funds; provided, that the Manager shall notify the Account Bank of any income earned on funds deposited in the Supplemental Rent Account or the Security Deposit Account which must be retained in such accounts pursuant to the terms of any applicable Leases (and such income shall not be so transferred).

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Advances hereunder, the Borrower hereby represents and warrants to the Administrative Agent, the Security Trustee and the Lenders, as of (unless otherwise explicitly set forth below) the Closing Date and each Advance Date, as follows:

SECTION 8.1 Subsidiaries. The Borrower has no Subsidiaries other than the Aircraft Owning Entities, Applicable Intermediaries and Owner Participants and any Persons owning beneficial interests therein.

SECTION 8.2 Organization and Good Standing.

(a) Borrower. The Borrower has been duly organized and is validly existing as an exempted company under the laws of Bermuda, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times and now has, power and authority and legal right to acquire and own the Aircraft, Leases and Related Security, the other Aircraft Assets and the Equity Interests of the Borrower Subsidiaries and to grant to the Security Trustee, for the benefit of the Lenders and the Eligible Counterparties, a first priority security interest in the Collateral and to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

(b) Subsidiaries. Each of the Borrower Subsidiaries has been duly formed, incorporated or organized and is validly existing as a corporation, limited liability company, partnership, limited partnership, statutory trust, owner trust or other business entity in good standing under the laws of the jurisdiction of its formation (to the extent such concept is recognized in such jurisdiction), incorporation or organization as set forth in Schedule VI, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times and now has, power and authority and legal right to acquire and own Aircraft, Leases, Related Security, other Aircraft Assets and, if applicable, Equity Interests of other Borrower Subsidiaries and perform its obligations under each of the Transaction Documents to which it is a party.

SECTION 8.3 Due Qualification. The Borrower and each of the Borrower Subsidiaries is duly qualified to do business as a foreign entity in good standing (to the extent such concept is applicable), and has obtained all necessary licenses and approvals, in all jurisdictions in which the failure to so qualify, or obtain such license or approval, would result in a Material Adverse Effect.

SECTION 8.4 Enforceability. This Agreement and the other Transaction Documents to which the Borrower or any of the Borrower Subsidiaries is a party constitute legal, valid and binding obligations of the Borrower and such Borrower Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar law, and (ii) general principles of equity.

SECTION 8.5 Security Interest.

(a) The Security Trust Agreement creates or shall create upon registration where registration is required to secure priority, a valid first priority security interest in the Collateral, free and clear of any Adverse Claim other than Permitted Liens, in favor of the Security Trustee, for the benefit of the Administrative Agent and the Lenders, enforceable against the Borrower and the Borrower Subsidiary grantors thereunder, and creditors of and purchasers from such grantors.

(b) None of the Collateral has been pledged, assigned, sold or otherwise encumbered other than pursuant to the terms hereof or of the Security Trust Agreement and except for Permitted Liens, and no Collateral is described in (i) any UCC financing statements filed against any Seller or the Borrower other than UCC financing statements which have been terminated and the UCC financing statements filed in connection with Permitted Liens, the Security Trust Agreement, each of which name the Security Trustee as secured party, or (ii) any other registries or filing records that may be applicable to the Collateral in any other relevant jurisdiction, other than such filings or registrations made in connection with Permitted Liens, the Security Trust Agreement or any other security document in favor of the Security Trustee for the benefit of the Secured Parties or, with respect to the Leases, in favor of the Borrower.

SECTION 8.6 No Violation. The consummation of the transactions contemplated by this Agreement and the other Credit Documents to which the Borrower or any Borrower Subsidiaries is a party, and the fulfillment of the terms of this Agreement and the other Credit Documents to which the Borrower or any Borrower Subsidiaries is a party, do not and shall not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Operational Documents or Organizational Documents of the Borrower or any Borrower Subsidiaries, or any material term of any indenture, agreement, mortgage, deed of trust or other instrument to which the Borrower or any Borrower Subsidiary is a party or by which it is bound or any of its properties are subject, or (B) result in the creation or imposition of any Adverse Claim upon any of the properties of the Borrower or any Borrower Subsidiaries pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than the Security Trust Agreement, or (C) violate in any material respect any law (including, without limitation, any Environmental Law), rule or regulation applicable to the Borrower or any Borrower Subsidiaries or with respect to any Collateral, except (but only with respect to the remaking of this representation (C) on each Advance Date, when applicable) to the extent that the failure so to comply would not have a Material Adverse Effect, or (D) violate any writ, order, judgment or decree binding on or affecting the Borrower or any Borrower Subsidiaries of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Borrower or any Borrower Subsidiaries or any of their respective properties.

SECTION 8.7 No Proceedings. There are no proceedings or investigations pending against the Borrower or any Borrower Subsidiaries before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Borrower or any Borrower Subsidiaries or any of their respective properties (A) asserting the invalidity or unenforceability of this Agreement or any of the other Credit Documents, (B) seeking to prevent the consummation or performance of any of the transactions contemplated by this Agreement or any of the other Credit Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Borrower or any Borrower Subsidiaries of its obligations under any of the Credit Documents or (D) that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.8 Approvals. As of each Advance Date, with respect to the Transaction Documents that specifically relate to the Advance occurring on that date, all approvals, authorizations, consents, licenses, registrations, declarations, orders or other actions of any Person, required in connection with the execution and delivery by the Borrower or any Borrower Subsidiaries of any such Transaction Document to which it is a party and the consummation of the transactions contemplated thereby have been or will be taken or obtained on or prior to the respective dates of execution and delivery of such Transaction Documents.

SECTION 8.9 Subsidiaries. As of the Closing Date and each Advance Date, Schedule VI, as from time to time amended, sets forth (a) a correct and complete list of the relationship of the Borrower and the Borrower Subsidiaries and all of their respective Subsidiaries, (b) the location of the chief executive office of each of them, (c) the jurisdiction of formation, incorporation or organization of each of them, (d) a true and complete listing of each class of the Equity Interests of each of them, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified in Schedule VI, as from time to time amended, (e) the type of entity of each of them, and (f) if applicable, the employer or taxpayer identification number of each of them and the organizational identification number issued by each of their respective jurisdictions of formation, incorporation, or organization. Each of the Borrower and each Borrower Subsidiary has only one jurisdiction of formation, incorporation, or organization, except that the Borrower is a resident of Ireland for tax purposes.

SECTION 8.10 Solvency. As of the Closing Date and each Advance Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents. Neither the Borrower nor any Borrower Subsidiaries has any Indebtedness to any Person other than as permitted pursuant to Section 9.29 hereof.

SECTION 8.11 Compliance with Laws. The Borrower and each Borrower Subsidiary, (a) as of each Advance Date, has complied in all material respects with all applicable laws (including, without limitation, any Environmental Law), rules, regulations, judgments (unless such judgment has been properly appealed and such appeal is being diligently prosecuted by such Person and for which adequate reserves have been made), agreements, decrees and orders with respect to, as of any Advance Date, the Aircraft, Leases and other Aircraft Assets that are the subject of funding on such Advance Date, and (b) as of each Advance Date, has complied in all material respects with all applicable laws (including, without limitation, any Environmental Law), rules, regulations, judgments (unless such judgment has been properly appealed and such appeal is being diligently prosecuted by such Person), agreements, decrees and orders with respect to the Aircraft, Leases and other Aircraft Assets generally, except in each case where non-compliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.12 Taxes. The Borrower and each Borrower Subsidiary has filed on a timely basis all Tax Returns (including, without limitation, foreign, federal, state, local and otherwise) required to be filed for which failure to file would have a Material Adverse Effect, and has paid, or in accordance with GAAP made adequate provisions for the payment of, all Taxes due from the Borrower and each of the Borrower Subsidiaries, as applicable. All such Tax Returns are true and correct in all material respects. No tax lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any such Taxes. Any Taxes, fees and other governmental charges payable by the Borrower or any Borrower Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of the Aircraft and the Leases and Related Security, if any, and the transfer of the Equity Interests of the Borrower Subsidiaries to the Borrower have been paid or will be paid when due. The Borrower is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a material adverse change in the business, operations, property, prospects or financial or other condition of the Borrower and each of the Borrower Subsidiaries.

SECTION 8.13 Monthly Report. Each Monthly Report is accurate in all material respects as of the date thereof.

SECTION 8.14 No Liens, Etc.

(a) The Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim other than Permitted Liens, and the Borrower has the full right, corporate power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of the Advances, the Security Trustee, for the benefit of the Administrative Agent and the Lenders, will have, upon registration if required, acquired a perfected, first priority and valid security interest in such Collateral, free and clear of any Adverse Claim other than Permitted Liens. No effective control agreement, financing statement or other instrument similar in effect covering all or any part of the Collateral has been executed or is on file in any recording office, except such as may have been filed in connection with a Permitted Lien or in favor of the Security Trustee for the benefit of the Secured Parties or, with respect to the Leases, in favor of the Borrower. The use by the Borrower of the Collateral and all rights with respect thereto do not infringe on the rights of any person.

(b) The rights and obligations of the Borrower Group Members as Lessors under the Leases with respect to the Aircraft, and any Equity Interests in any other Person held by such Borrower Group Members, are, in each case, held free and clear of any Adverse Claim other than Permitted Liens, and each such Borrower Group Member has the full right, corporate power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of the Advances relating thereto, the Security Trustee, for the benefit of the

Administrative Agent and the Lenders, will have, upon registration if required, acquired a perfected, first priority and valid security interest in such rights, obligations and Equity Interests, free and clear of any Adverse Claim (other than Permitted Liens).

SECTION 8.15 Information True and Correct. All written information furnished by or on behalf of the Borrower or any Borrower Subsidiaries to any Lender, the Security Trustee or the Administrative Agent in connection with this Agreement or any transaction contemplated hereby, when delivered (and when taken in connection with previous information so furnished for the purpose of completeness) is true and, when taken as a whole, complete in all material respects and does not omit to state a material fact necessary to make the statements contained therein not misleading.

SECTION 8.16 Environmental Laws. The Borrower and each Borrower Subsidiary is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required foreign, federal, state and local permits, licenses, certificates and approvals, except in each case where the failure to so comply or maintain would not have a Material Adverse Effect. Neither of the Borrower nor any Borrower Subsidiaries has been notified of any pending or threatened action, suit, proceeding or investigation, and none of the Borrower or any Borrower Subsidiary is aware of any facts, which (a) calls into question, or could reasonably be expected to call into question, compliance by the Borrower or any Borrower Subsidiaries with any Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of any the Borrower’s or any Borrower Subsidiaries’ business, assets or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Borrower or any Borrower Subsidiaries to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.17 Employment Matters. None of the Borrower or any Borrower Subsidiary has or has ever had (i) any Employee Benefit Plan, any Multiemployer Plan or any Pension Plan, or any obligation to fund any such plan or (ii) any employee other than officers thereof.

SECTION 8.18 RICO. None of the Borrower or any Borrower Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Adverse Claim, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws, whether foreign or domestic.

SECTION 8.19 Anti-Terrorism Law. None of the Borrower, any Borrower Subsidiary nor, to the knowledge of the Borrower as of the Advance Date relating to a Lessee, any such Lessee, is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

None of the Borrower, any Borrower Subsidiary nor any broker or other agent of any of them acting or benefiting in any capacity in connection with the Advances is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

None of the Borrower, any Borrower Subsidiary nor any broker or other agent of any of them acting in any capacity in connection with the Advances (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in the preceding paragraph, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 8.20 Depositary Banks. The names and addresses of the Account Bank and each Non-Trustee Account Bank and the Irish Bank, together with the account numbers of the Collection Account, the Security Deposit Account, the Supplemental Rent Account, the Irish VAT Refund Account and each Non-Trustee Account are as specified in Schedule V hereto, as such Schedule V may be updated from time to time pursuant to Section 7.1(b). The Collection Account, Security Deposit Account, Non-Trustee Accounts, the Irish VAT Refund Account and the Supplemental Rent Account are the only accounts into which Collections are deposited or remitted.

SECTION 8.21 Financial Condition. The Borrower’s most recent audited or unaudited consolidated financial statements as provided pursuant to Section 9.18(a)(ii) or (iii), as applicable, fairly present the financial condition of the Borrower as at such date, in conformity with GAAP, subject, in the case of unaudited consolidated financial statements provided pursuant to Section 9.18(a)(iii), to year end adjustments and omissions of footnotes and subject to auditors’ year end report.

SECTION 8.22 Investment Company Status. None of the Borrower nor any Borrower Subsidiary is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Advances by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Borrower or any Borrower Subsidiary is a party will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

SECTION 8.23 Description of Aircraft and Leases.

(a) Schedule I attached hereto, as supplemented from time to time pursuant to Section 6.2(h) or Section 9.8 hereof is a true and correct list of all Aircraft acquired from time to time.

(b) Schedule II attached hereto, as supplemented from time to time pursuant to Section 6.2(h) or Section 9.8 hereof, is a true and correct list of all Borrower Group Members and the Aircraft Owned thereby from time to time.

(c) Schedule III attached hereto, as supplemented from time to time pursuant to Section 6.2(h), Section 9.8 or Section 9.9 hereof, is a true and correct list of all Leases (including, without limitation, any head leases) in effect with respect to the Aircraft Owned by Borrower Group Members.

SECTION 8.24 No Default, Etc. There does not exist (as of the Closing Date and Advance Date), any Default, Event of Default, Servicer Termination Event, or event that would constitute a Servicer Termination Event but for the passage of time or the giving of notice or both.

SECTION 8.25 Subsidiary Constituent Documents. There is in full force and effect with respect to each Borrower Subsidiary, as applicable, a limited liability company agreement, trust agreement or other corporate constituent document substantially in the form of one of the documents attached hereto as Exhibit H or otherwise reasonably acceptable to the Administrative Agent.

SECTION 8.26 Transaction Documents. Each of the Transaction Documents has been duly authorized, executed and delivered by the Borrower and each Borrower Subsidiary.

ARTICLE IX

COVENANTS

From the Closing Date until the later of the Facility Termination Date or the day thereafter on which all Obligations shall have been finally and fully paid and performed, the Borrower hereby covenants and agrees as follows:

SECTION 9.1 Legal Existence and Good Standing. Except as otherwise permitted under Section 9.25, the Borrower shall, and the Borrower shall cause each of the Borrower Subsidiaries to, maintain (a) its legal existence and, if applicable, good standing in the jurisdiction of its formation, incorporation, or organization and (b) its qualification and, if applicable, good standing in all other jurisdictions in which the failure to maintain such qualification and good standing could reasonably be expected to cause a Material Adverse Effect.

SECTION 9.2 Protection of Security Interest of the Lenders.

(a) (i) At or prior to the Closing Date, the Borrower shall have filed or caused to be filed, with respect to itself and each other Borrower Group Member that is a grantor of security interests under the Security Trust Agreement, UCC-1 financing statements and amendments thereto, naming such Borrower Group Member as debtor, naming the Security Trustee (for the benefit of the Lenders, the Eligible Counterparties and the Administrative Agent) as secured party and describing the applicable Collateral (such UCC-1 financing statements and amendments to be satisfactory to the Administrative Agent and otherwise in form and substance sufficient to perfect the security interest evidenced thereby as required by the applicable Uniform Commercial Code to the extent such security interest may be perfected by the filing of financing statements), with the Washington, D.C. Office of Registry and in such other jurisdictions and locations as may be required to perfect the security interests in the Collateral granted under the Security Trust Agreement and/or as the Security Trustee or the Administrative Agent shall have reasonably required. From time to time, at or prior to each Advance Date, the Borrower shall execute and file (or cause to be executed and filed) such financing statements and cause to be executed and filed such continuation statements, and shall make such registrations of international interests and assignments thereof existing or arising under the Cape Town Convention, including without limitation any filings necessary under the Cape Town Convention (provided, that if a Lessee’s cooperation is necessary to effectuate any such registrations, the Borrower shall only be required to make such registration to the extent feasible using commercially reasonable efforts), all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Administrative Agent, the Security Trustee and the Lenders under this Agreement and the Security Trust Agreement in the Collateral, and in the proceeds thereof. In addition, with respect to the delivery of any legal opinion in respect of the Cape Town Convention, stated to be a condition precedent to Advances under Section 6.2 hereof, but the execution and delivery of which is relegated to an undertaking of the Borrower under this subsection (a)(i), the Borrower agrees to obtain the relevant legal opinion as soon as feasible but in no event later than twenty (20) Business Days following the date of making the Advance available to the Borrower. The Borrower shall in any case deliver (or cause to be delivered) to the Administrative Agent file-stamped copies of, or filing receipts for, any document filed or registration effected as provided above, as soon as available following such filing or registration. In the event that the Borrower fails to perform its obligations under this subsection, the Security Trustee and the Administrative Agent may (and upon the direction of the Administrative Agent shall) do so at the expense of the Borrower, to the extent that they are legally entitled to do so.

(ii) Notwithstanding anything herein or in any other Credit Document to the contrary, the Security Trustee shall be under no obligation to file or prepare any financing statement or continuation statement or to take any action or to execute any further documents or instruments in order to create, preserve or perfect the security interest granted hereunder, such obligations being solely the obligations of the Borrower (or, as applicable, a Service Provider).

(b) The Borrower shall not, and shall not permit any other Borrower Group Member that is a grantor of a security interest under the Security Trust Agreement to, change its name, identity, or corporate structure in any manner that would or could make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the meaning of § 9-402(7) of the UCC, unless the Borrower shall have given the Administrative Agent at least thirty (30) days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements.

(c) The Borrower shall give the Administrative Agent at least sixty (60) days’ prior written notice of any change of the Borrower’s, or any other Borrower Group Member’s, jurisdiction of formation or organization. The Borrower shall at all times maintain its registered office within Bermuda, provided that the Borrower may be an Irish tax resident.

(d) The Borrower shall furnish to the Security Trustee and the Administrative Agent from time to time such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Security Trustee or the Administrative Agent may reasonably request, all in reasonable detail.

(e) The Borrower will not maintain, nor permit a Lessor to maintain, for purposes of determining perfection by possession under applicable law, possession of any executed original counterparts of the Leases that would be deemed the Chattel Paper Original in a jurisdiction other than Ireland, unless such Lease is an executed original or Chattel Paper Original deposited with the Security Trustee.

SECTION 9.3 Records.

(a) The Borrower shall maintain, or cause to be maintained, its computer systems so that, from and after the time of the Closing Date, its Records indicate clearly that the Collateral is directly or indirectly owned by Borrower or another Borrower Group Member.

(b) The Borrower shall, at its own cost and expense, maintain and update, or cause to be maintained and updated, complete records of the Aircraft, the Leases and the other Aircraft Assets, consistent with the Servicer Standard of Performance.

SECTION 9.4 Other Liens or Interests.

(a) Except for the security interest granted under the Security Trust Agreement, and as otherwise permitted under the Transaction Documents, the Borrower will not sell, pledge, assign or transfer to any other Person (other than as permitted hereunder), or grant, create, incur, assume or suffer to exist any Adverse Claim, in each case other than in respect of Permitted Liens, on any of the Borrower’s assets, including, without limitation, any Aircraft or other

Aircraft Assets, the Collateral or any interest therein, and the Borrower shall defend the right, title, and interest of the Security Trustee (for the benefit of the Secured Parties) in and to the Collateral against all claims of third parties claiming through or under the Borrower.

(b) Except for the security interest granted under the Security Trust Agreement, and as otherwise permitted under the Transaction Documents, the Borrower shall cause each Borrower Subsidiary not to sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Adverse Claim, in each case other than in respect of Permitted Liens, on any of the Borrower Subsidiaries’ assets, including, without limitation, any Aircraft or other Aircraft Assets, or the Collateral owned by, entered into by or related to such Borrower Subsidiary, or any interest therein. Without limiting the foregoing, the Borrower will not, and will not cause or permit any Borrower Subsidiary to, do anything to impair the rights of the Administrative Agent or the Lenders in any Aircraft or other Aircraft Assets, or any Leases, Related Security or other Collateral owned by, entered into by or related to such Borrower Subsidiary, or any interest therein other than to the extent expressly permitted under the Transaction Documents.

SECTION 9.5 Negative Pledge Clause. The Borrower shall not, and the Borrower shall not cause or permit any Borrower Subsidiary to enter into or cause, suffer or permit to exist, any agreement with any Person other than the Security Trustee, the Administrative Agent and any Lender pursuant to this Agreement or any other Transaction Documents which prohibits or limits the ability of the Borrower or any Borrower Subsidiary to create, incur, assume or suffer to exist any Adverse Claim upon any of its property, assets or revenues, whether now owned or hereafter acquired other than in respect of Permitted Liens.

SECTION 9.6 Maintain Properties. The Borrower shall (i) with respect to each Aircraft that is subject to a Lease, cause, directly or indirectly, through any Borrower Subsidiary, such Aircraft to be maintained in a state of repair and condition substantially consistent with Leasing Company Practice with respect to similar aircraft under lease, taking into consideration, among other things, the identity of the relevant Lessee (including operating experience thereof) the age and condition of the Aircraft and the jurisdiction in which such Aircraft will be operated or registered under any Lease, and (ii) with respect to each Aircraft that is not subject to a Lease, maintain, and cause each Borrower Subsidiary to maintain, such Aircraft in a state of repair and condition substantially consistent with Leasing Company Practice with respect to aircraft not under lease. Notwithstanding the foregoing, no breach of this Section 9.6 shall be deemed to have occurred by virtue of any Third Party Event; provided that (i) neither the Borrower nor any Borrower Subsidiary consents or has consented to such Third Party Event; and (ii) the Borrower or such Borrower Subsidiary which is the lessor or owner of such Aircraft promptly and diligently takes such customary actions consistent with Leasing Company Practice in respect of such Third Party Event, including as deemed appropriate, seeking to compel such Lessee or other relevant Person to remedy such Third Party Event or seeking to repossess the relevant Aircraft. The Borrower shall and shall cause each Borrower Subsidiary to maintain all properties other than Financed Aircraft necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain free from Adverse Claims all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.

SECTION 9.7 Ownership, Operation and Leasing of Financed Aircraft. The Borrower shall not, and shall not permit any Borrower Subsidiary to:

(a) Other than in connection with a sale, transfer or other disposition permitted under Section 9.8, permit any Person other than the applicable Aircraft Owning Entity (or an Owner Participant as the Owner of all of the beneficial interest in an Owner Trust) to own beneficially or of record any Aircraft (except to the extent required by applicable law); provided that, in connection with an Aircraft that is proposed to not be Owned by a Borrower Subsidiary pursuant to subclause (x) of Section 9.8 below (each such entity which Owns an Aircraft, a “Section 9.7(a) Entity”), the Administrative Agent shall have received (in addition to any other requirements provided in this Agreement) payment of all costs and expenses (including legal fees) accrued prior to the making of the Advance in respect of such transaction in accordance with Section 16.4 hereof to the extent invoiced or otherwise notified to the Borrower in writing and in a manner and at such time as the Administrative Agent and the Borrower may have agreed;

(b) Enforce any Lease with respect to any Aircraft in a manner other than the manner in which the Servicer is required to enforce such Lease under the Servicing Agreement;

(c) Enter into a Lease with respect to an Aircraft unless such Lease is an Eligible Lease; and

(d) Enter into a Future Lease with a Lessee if that would result in a Lessee Limitation Event.

SECTION 9.8 Limitation on Disposition of Aircraft. The Borrower shall not sell, transfer or otherwise dispose of any Aircraft or any Equity Interest in any Borrower Subsidiary, or allow any Borrower Subsidiary to sell, transfer or otherwise dispose of any Aircraft or any Equity Interest in any Borrower Subsidiary, except (x) in connection with a transfer of title or another interest in an Aircraft (1) to or in favor of a trust or entity that is not a Borrower Subsidiary for the purposes of registering the Aircraft under the laws of an applicable jurisdiction, or for tax or other regulatory purposes, where the Borrower or a Borrower Subsidiary retains the beneficial or economic ownership of the Aircraft or (2) from such trust or entity to the Borrower or a Borrower Subsidiary, except that, without the consent of the Administrative Agent, at any one time not more than three Aircraft may be subject to the arrangements described in subclause (1) of this subclause (x) or subclause (x) of the definition of “Permitted Lien”, to the extent that such arrangements cause title to such Aircraft to be held by Persons that are not Borrower Subsidiaries, (y) in connection with transfers wholly among the Borrower Group Members, or (z) pursuant to any such other sale, transfer or other disposition in which the following conditions are satisfied:

(a) such sale, transfer or other disposition is not structured as a sale and leaseback transaction;

(b) until the Borrower shall have delivered to the Administrative Agent the initial Periodic Appraisals, the price for such sale, transfer or other disposition (net of closing costs, broker fees and other related expenses, and net of Tax liabilities payable by the Borrower or any Borrower Subsidiary attributable to such sale, transfer or disposition) equals or exceeds an amount equal to the Allocable Advance Amount together with accrued interest thereon with respect to the related Aircraft as of the date of such sale, transfer or other disposition (if the date of such sale, transfer or other disposition is a Payment Date) or as of the immediately preceding Payment Date (if the date of such sale, transfer or other disposition is not a Payment Date);

(c) such sale, transfer or other disposition (other than with respect to Out-of-Production Aircraft) will not result in an Aircraft Limitation Event or a Lessee Limitation Event;

(d) no Event of Default shall have occurred at or prior to the time of, or shall occur as a result of, such sale, transfer or other disposition; and

(e) after giving effect to such sale, transfer or other disposition, and if the date of such sale, transfer or other disposition is a Payment Date, after giving effect to the distribution of funds under the Flow of Funds on such Payment Date, or if not, then after giving effect to the distribution of funds under the Flow of Funds on the next Payment Date, no Borrowing Base Deficiency will exist.

Any Borrower Subsidiary may sell an Aircraft pursuant to a purchase option or other agreement of a similar character with a Lessee or transfer an Aircraft to a Lessee or its insurer following the receipt by the Security Trustee of insurance, requisition or condemnation proceeds in connection with an Event of Loss and in either such case the conditions set forth in clauses (z)(a) through (e) above shall have been satisfied (provided that the Security Trustee shall have no obligation to verify that such conditions have been satisfied). The Borrower shall deposit, and shall cause the Borrower Subsidiaries to immediately deposit, in each case with written notice to the Security Trustee, the proceeds of any such sale, transfer or other disposition described in clause (z) above, including, without limitation any such sale, transfer or other disposition of any Aircraft or any Equity Interests in any Borrower Subsidiary in connection with any Capital Markets Transaction, into the Collection Account for application thereof (i) on the date of such deposit (in the case of the proceeds of a Capital Markets Transaction or any significant sale, transfer or other disposition designated as such by the Administrative Agent) in the order of priority set forth in the Flow of Funds hereof with such holdbacks with respect to applications of funds (other than applications to the repayment of Advances) as the Administrative Agent deems desirable and (ii) on the next succeeding Payment Date (in any case other than the case of the proceeds of a Capital Markets Transaction or any significant sale, transfer or other disposition designated as such by the Administrative Agent) in accordance with the Flow of Funds. On the date of any such sale, transfer or other disposition, the Borrower shall deliver to the Administrative Agent amended and restated copies of Schedule I, Schedule II, and Schedule III hereto containing information that is correct after giving effect to such sale, transfer or other disposition.

Notwithstanding the foregoing, an Aircraft that has suffered an Event of Loss may be disposed of at the direction of an insurer that provided insurance covering such Event of Loss and has paid into the Collection Account all insurance proceeds to which the Security Trustee, the Borrower and/or the applicable Borrower Subsidiary are entitled to receive in connection with such Event of Loss.

SECTION 9.9 Extension, Amendment or Replacement of Leases.

(a) The Borrower shall not allow any Borrower Subsidiary to amend, replace, or waive any term of, or otherwise modify any Lease if the effect of such amendment or waiver would cause such Lease to cease to comply with the Core Lease Provisions.

(b) Upon the termination of any Lease with respect to any Aircraft, the Borrower shall cause the applicable Borrower Subsidiary to use its reasonable commercial efforts to renew or extend such Lease or lease such Aircraft to another Eligible Carrier pursuant to an Eligible Lease and otherwise shall be in compliance with the terms of the Servicing Agreement. No such additional Lease shall be permitted if it would constitute a Lessee Limitation Event; provided that no Lessee Limitation Event shall be deemed to have occurred as a result of the renewal, extension or replacement of any Lease with the same Eligible Carrier.

(c) Upon execution of any renewal, extension or replacement Lease, the Borrower or the applicable Borrower Subsidiary shall comply with the provisions of Section 2.11(e), (f) or (g) of the Security Trust Agreement, as applicable, and deliver:

(i) to the Security Trustee, and only if the Lease is with a Lessor organized under the laws of a State (or the District of Columbia) within the United States within the meaning of Article 9 of the UCC, the Chattel Paper Original of such renewal, extension or replacement Lease;

(ii) to the Security Trustee, a Notice and Acknowledgment with respect to such Lease;

(iii) to the Security Trustee and the Administrative Agent, certificates of insurance from qualified brokers of aircraft insurance (or other evidence satisfactory to the Administrative Agent), evidencing all insurance required to be maintained by the applicable Obligor, together with endorsements naming (i) the Security Trustee, for the benefit of the Administrative Agent and the Lenders, as a “contract party” and listing the relevant Transaction Documents as “contracts” for purposes of certificates incorporating Lloyd’s AVN67B endorsements or similar language or as “loss payee” or as an “additional insured”, if applicable and (ii) each of the Borrower, the Borrower Subsidiary that is the owner, or lessor, of such Aircraft, the Security Trustee and the Administrative Agent, on behalf of the Lenders, as an additional insured (except to the extent that the applicable Lease does not require the addition of the Administrative Agent as an additional insured);

(iv) to the Administrative Agent, promptly and in any case within 15 days, a copy of such Lease, and an amended and restated Schedule III hereto incorporating all information required under such schedule with respect to such renewal, extension or replacement Lease; and

(v) to the Security Trustee, with respect to any renewal, extension or replacement Lease, copies of such legal opinions with regard to compliance with the registration requirements of the relevant jurisdiction, enforceability of such Lease and such other matters customary for such transactions, in each case to the extent that receiving such legal opinions is consistent with Leasing Company Practice.

SECTION 9.10 Servicing Agreement.

(a) No Modifications. The Borrower shall not amend, terminate, restate, supplement or otherwise modify any Service Provider Agreement in any respect, other than with respect to any amendment, supplement or modification to be entered into for the purposes of referencing additional Borrower Subsidiaries or other parties and/or Aircraft or adding additional terms and conditions to any Service Provider Agreement in order to comply with applicable law.

(b) Service Provider Agreements. The Borrower shall take all actions as are necessary to be in compliance with the Service Provider Agreements and to enforce compliance with the applicable Service Standard of Performance under the Service Provider Agreement to which it is party.

(c) Fees. The Borrower shall not, and shall not cause or permit any Borrower Subsidiary to, pay any management or other fee to the Service Providers or any Affiliate thereof other than payment of Service Provider Fees to the extent contemplated by the Service Provider Agreements.

(d) Breaches. The Borrower shall not commit any material breach of any Service Provider Agreement.

SECTION 9.11 Representations Regarding Operation. The Borrower shall not, and shall not cause or permit any Borrower Subsidiary to represent or hold out, or permit any Applicable Carrier or Owner Trustee to represent or hold out, the Security Trustee, the Administrative Agent or any Lender as (i) the owner or lessor of any Aircraft, (ii) carrying goods or passengers on any Aircraft, or (iii) being in any way responsible for any operation of carriage (whether for hire or reward or gratuitously) with respect to any Aircraft.

SECTION 9.12 Costs and Expenses. The Borrower shall pay all of its and its Subsidiaries’ reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

SECTION 9.13 Compliance with Laws, Etc. The Borrower shall, and shall cause each Borrower Subsidiary to, comply in all material respects with all Requirements of Law (including, without limitation, any Environmental Law), rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the Collateral, the collectibility of monies owed under the Leases or the ability of the Borrower, any Service Provider or such Borrower Subsidiary to perform its obligations under the Transaction Documents.

Without limiting the foregoing, the Borrower shall, and shall cause the Aircraft Owning Entities and Owner Participants to, obtain all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required in connection with the Transaction Documents and for the use and operation of the Aircraft Owned by it, including, without limitation, a current certificate of airworthiness for each Aircraft (issued by the applicable aviation authority and in the appropriate category for the nature of operations of such Aircraft), except that (A) no certificate of airworthiness will be required for any Aircraft (x) during any period when such Aircraft is undergoing maintenance, modification or repair, or (y) following the withdrawal or suspension by such applicable aviation authority of certificates of airworthiness in respect of all aircraft of the same model or period of manufacture as such Aircraft (in which case the Borrower and any applicable Borrower Subsidiary will comply with all directions of such applicable aviation authority in connection with such withdrawal or suspension), or (z) with respect to a Lessee as provided in the immediately succeeding paragraph, (B) no registrations, certificates, licenses, permits or authorizations required for the use or operation of any Aircraft need be obtained with respect to any period when such Aircraft is not being operated and (C) no such registrations, certificates, licenses, permits or authorizations will be required to be maintained for any Aircraft that is not the subject of a Lease, except to the extent required under Requirements of Law.

Notwithstanding the foregoing, no breach of this Section 9.13 shall be deemed to have occurred by virtue of any act or omission of a lessee or sub-lessee, or of any Person which has possession of the Aircraft or any engine for the purpose of repairs, maintenance, modification or storage, or by virtue of any requisition, seizure, or confiscation of the Aircraft (other than seizure or confiscation arising from a breach by the Borrower or a Borrower Subsidiary of this Section 9.13) (each, a “Third Party Event”); provided, that (i) neither the Borrower nor any Borrower Subsidiary consents or has consented to such Third Party Event; and (ii) the Borrower or Borrower Subsidiary which is the lessor or owner (or beneficial owner) of such Aircraft promptly and diligently takes such actions as a leading international aircraft operating lessor would customarily take in respect of such Third Party Event, including, as deemed appropriate (taking into account, inter alia, the laws of the jurisdictions in which the Aircraft is located), seeking to compel any applicable Obligor or any other relevant Person to remedy such Third Party Event or seeking to repossess the relevant Aircraft or engine.

SECTION 9.14 Environmental Compliance. If the Borrower or any of the Borrower Subsidiaries shall receive any letter, notice, complaint, order, directive, claim or citation alleging that the Borrower, any Service Provider or any of the Borrower Subsidiaries has violated any Environmental Law, has released any Hazardous Material in violation of any Environmental Law, or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, the Borrower shall, and shall cause any such Borrower Subsidiary to, within the time period permitted and to the extent required by the applicable Environmental Law or the Government Entity responsible for enforcing such Environmental Law, remove or remedy such violation or release or satisfy such liability.

SECTION 9.15 Employee Benefit Plans; Employees. Neither the Borrower nor any Borrower Subsidiary shall have (i) any Employee Benefit Plan, any Multiemployer Plan or any Pension Plan, or any obligation to fund any such plan, or (ii) more than two employees other than as required by any provisions of local law (or in order to obtain more favorable tax treatment), provided that trustees and directors shall not be deemed to be employees for purposes of this covenant.

SECTION 9.16 Compliance. The Borrower shall comply, and shall cause each Borrower Subsidiary to comply, in all material respects with the provisions of the Transaction Documents. The Borrower shall ensure that title to each Aircraft shall be held in a special purpose bankruptcy remote entity (including a trust) (but not the Borrower) whose constitutional documents contain restrictions similar to the restrictions (including, but not limited to, the provisions regarding limited purpose, maintaining separateness from other entities and bankruptcy remoteness) contained in the constitutional documents of the Borrower Subsidiaries; provided that title to each Aircraft shall be held in a single entity unless the Borrower has commercial reasons to have title to more than one Aircraft held in a single entity but in no event shall title to more than three Aircraft be held in any one such entity.

SECTION 9.17 Notice of Adverse Claim or Loss. The Borrower shall notify the Security Trustee and the Administrative Agent promptly, in writing and in reasonable detail, (i) of any Adverse Claim known to it made or asserted against any of the Collateral (other than Permitted Liens), (ii) of the occurrence of any event which would have a material adverse effect on the assignments and security interests granted by the Borrower or the Borrower Subsidiaries under any Transaction Document, (iii) as soon as the Borrower or any Borrower Subsidiary becomes aware, of any loss, theft, damage, or destruction to any Aircraft if the potential cost of repair or replacement of such asset (without regard to any insurance claim related thereto) may exceed the greater of the damage notification threshold under the relevant Lease and $2,000,000; and (iv) as soon as the Borrower or any Borrower Subsidiary becomes aware of any settlement offer received by the Servicer with respect to any claim of damage or loss in excess of $10,000,000 with respect to an Aircraft.

SECTION 9.18 Reporting Requirements.

(a) The Borrower (itself or through any applicable Service Provider) shall furnish, or cause to be furnished, to the Administrative Agent and, in the case of clauses (i) and (vi) below, to the Security Trustee:

(i) on each Determination Date, the Monthly Report;

(ii) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the audited consolidated financial statements, prepared in accordance with GAAP, for such year of (x) Genesis Group and (y) the Borrower and its consolidated Subsidiaries, certified by any firm of nationally recognized independent certified public accountants reasonably acceptable to the Administrative Agent, accompanied by a certificate of the officer in charge of financial matters of GLS or the Borrower, as applicable, identifying such financial statements as being the financial statements of such Person described in this paragraph (ii) and stating that the information set forth therein fairly presents the financial condition of GLS or the Borrower, as applicable, and its consolidated Subsidiaries as of the last day of such Fiscal Year then ended, in conformity with GAAP;

(iii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, with respect to (x) Genesis Group and (y) the Borrower and its consolidated Subsidiaries, unaudited consolidated balance sheets as of the end of such quarter and as at the end of the previous Fiscal Year, and consolidated statements of income for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter prepared in accordance with GAAP, certified by the officer in charge of financial matters of GLS or the Borrower, as applicable, identifying such balance sheets or statements as being the balance sheets or statements of such Person described in this paragraph (iii) and stating that the information set forth therein fairly presents the financial condition of GLS or the Borrower, as applicable, and its consolidated Subsidiaries as of the last day of such quarter of such Fiscal Year in conformity with GAAP, subject to year-end adjustments and omissions of footnotes and subject to the auditors’ year end report;

(iv) promptly after receipt thereof, a copy of any “management letter” received by the Borrower from its certified public accountants and the management’s response thereto;

(v) on each Determination Date and on each third Determination Date following the Closing Date, the Borrower shall deliver or cause to be delivered a Servicer’s Monthly Report or a Servicer’s Quarterly Report, respectively, provided by the Servicer pursuant to the Servicing Agreement, in form and substance acceptable to the Administrative Agent;

(vi) as soon as possible and in any event within five (5) days after the occurrence of a Default, an Event of Default, a Servicer Termination Event, or an event that would constitute a Servicer Termination Event but for the passage of time or the giving of notice or both, a written statement of an officer in charge of financial matters of the Borrower setting forth complete details of such Default, Event of Default, Servicer Termination Event or any such other event, and the action, if any, which the Borrower has taken, is taking and proposes to take with respect thereto;

(vii) promptly, from time to time, such other information, documents, Records or reports respecting the Aircraft, the Leases, the Equity Interests of the Borrower Subsidiaries, the Related Security or the condition or operations, financial or otherwise, of the Borrower, the Borrower Subsidiaries or any of their respective Subsidiaries which the Security Trustee, the Administrative Agent or a Lender may, from time to time, reasonably request;

(viii) prompt written notice of the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Advances hereunder, or invalidating, or having the effect of invalidating, any provision of this Agreement, or any other Transaction Document, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint, in each case, of which it has knowledge;

(ix) as soon as is available and in any case within thirty (30) days of the Board of Directors of the Borrower approving the Lease Operating Budget and the Aircraft Asset Expenses Budget (each as defined in the Servicer Agreement), a copy of each such budget as well as any amendments or modifications to such budgets;

(x) promptly, upon the request of the Administrative Agent, any reports, documentation, or other written material required to be submitted by the Servicer to the Manager pursuant to the Servicing Agreement, subject to the confidentiality and other provisions of the Servicing Agreement;

(xi) as soon as is available and in any case within sixty (60) days of the Report Date, a Periodic Appraisal from the Appraisers together with a revised Aircraft Value & Borrowing Base Schedule (if applicable) as of a date not earlier than sixty (60) days prior to the date such Appraisal is furnished and, at any time during the continuance of an Event of Default, at the Administrative Agents’ request, an Appraisal of the Aircraft specified in such request from the Appraisers;

(xii) a certificate of the officer in charge of financial matters of the Genesis Group setting forth in reasonable detail the calculations necessary to demonstrate the amount of EBITDA and Interest Expense as of the end of each fiscal quarter;

(xiii) in conjunction with the delivery of each report provided by the Servicer, and at any time there is a loss, sale or other disposition of any Aircraft within the Borrower’s Portfolio, the Borrower shall provide a borrowing base certification demonstrating in a form satisfactory to the Administrative Agent that no Borrowing Base Deficiency exists at the time of such certification; and

(xiv) on each third Determination Date following the Closing Date, the Borrower shall provide an officer’s certificate, in a form reasonably acceptable to the Administrative Agent, certifying that no Default has occurred and is continuing as of the date of such certification.

(b) The Borrower shall provide each Service Provider with any and all information reasonably necessary or appropriate for such Service Provider in connection with its duties hereunder and under the applicable Service Provider Agreements.

(c) The Administrative Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders or to the Administrative Agent, to any Government Entity having jurisdiction over any such Person pursuant to any written request therefor or in the ordinary course of examination of loan files, to any rating agency in connection with their respective ratings of commercial paper issued by any Lender or to any other Person who shall acquire or consider the assignment of, or acquisition of any interest in, any Obligation permitted by this Agreement; provided, that such Person (not including any Government Entity or any rating agency) agrees in writing to the confidentiality provisions set forth in Section 16.15.

SECTION 9.19 Corporate Separateness.

(a) Except to the extent permitted in this Agreement or the other Transaction Documents, the Borrower shall, and shall cause each Borrower Subsidiary to, maintain certain policies and procedures relating to its existence as a separate corporation, company or other legal entity as follows:

(i) the Borrower acknowledges its receipt of a copy of that certain opinion letter issued by Conyers Dill & Pearman, dated as of the Closing Date addressed to, among others, the Administrative Agent and addressing the issue of substantive consolidation as it may relate to the Borrower, on the one hand, and the Servicer or the Manager, on the other hand. The Borrower hereby agrees to maintain, and to cause each Borrower Subsidiary to maintain, in place all policies and procedures, and take and continue to take all actions, relating to the Borrower or such Borrower Subsidiaries, as applicable; provided that the Borrower or any such Borrower Subsidiary may cease to maintain any policy or procedure if and to the extent that the Borrower or such Borrower Subsidiary delivers to the Administrative Agent an Opinion of Counsel reasonably acceptable to the Administrative Agent providing that such policy or procedure is no longer necessary, due to a change in law or otherwise, for the rendering of such earlier opinion relating to the issue of substantive consolidation.

(ii) The Borrower shall, and shall cause each Borrower Subsidiary to:

(A) maintain its own books and records and bank accounts separate from those of the Servicer, the Manager and any other Person except as otherwise contemplated by the constitutional documents of the Borrower Group Members or the Transaction Documents;

(B) maintain its assets in such a manner that it is not difficult to segregate, identify or ascertain such assets;

(C) except with respect to any Borrower Group Member that is a grantor trust, have a board of directors separate from that of the Servicer, the Manager and any other Person; provided that the individuals serving as directors of each board of directors may be the same individuals on each board of directors;

(D) except with respect to any Borrower Group Member that is a grantor trust, cause its board of directors to meet at least quarterly and keep minutes of such meetings and actions and observe all other corporate and other legal formalities;

(E) hold itself out to creditors and the public as a legal entity separate and distinct from the Servicer, the Manager and any other Person;

(F) prepare separate financial statements and separate tax returns, and if separate returns for the Borrower and the Manager are required under applicable tax law, or if part of a consolidated group, then it will be shown as a separate member of such group, and pay any taxes required to be paid under applicable tax law;

(G) allocate and charge fairly and reasonably any common overhead shared with Affiliates;

(H) conduct business in its own name, use separate invoices, stationery and checks and strictly comply with all organizational formalities to maintain its separate existence;

(I) not commingle its assets or funds with those of any other Person (including the Servicer or the Manager);

(J) not hold out its credit or assets as being available to satisfy the obligations of others;

(K) not assume, guarantee or pay the debts or obligations of any other Person or otherwise pledge its assets for the benefit of any other Person;

(L) correct any known misunderstanding regarding its separate identity;

(M) except as permitted by this Agreement, pay its own liabilities only out of its own funds;

(N) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(O) not acquire the securities of the Servicer or the Manager;

(P) cause its Board of Directors and any officers, managers, agents and other representatives of the Borrower or such Borrower Subsidiary, as applicable, to act at all times with respect to the Borrower or such Borrower subsidiary, as the case may be, consistently and in furtherance of the foregoing and in compliance with Applicable Law; and

(Q) except with regard to any trust of which the Borrower or a Subsidiary is the holder of the beneficial interest, to have at least two Independent Directors who may be an Independent Director serving on the board of directors of any of the other Borrower Group Members.

(iii) Subject to requirements of applicable Bermuda law, the Company shall do all things necessary to maintain itself in existence as an “exempted company” under the laws of Bermuda.

SECTION 9.20 Bankruptcy and Insolvency; Corporate Governance. The Borrower (i) shall promptly provide the Security Trustee and the Administrative Agent with written notice of the institution of any proceeding by or against the Borrower or any Borrower Subsidiary, as the case may be, seeking to adjudicate any of them bankrupt or insolvent, or seeking liquidation, Irish law examinership, winding up, reorganization, arrangement, adjustment, protection, relief or composition of their debts under any law relating to bankruptcy, insolvency or reorganization, Irish law examinership or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, Irish law examiner or other similar official for either all or for any substantial part of its property; (ii) shall not take any action to waive, repeal, amend, vary, supplement or otherwise modify its constitutional documents, or those of any Borrower Subsidiary in a manner that would adversely affect the rights, privileges or preferences of any Lender, as determined by the Borrower’s Board of Directors, and (iii) shall not, without an affirmative unanimous written resolution of the Board of Directors, take any action to waive, repeal, amend, vary, supplement or otherwise modify the provisions of its constitutional documents which require unanimous resolution of the shareholders of the Borrower or those of any Borrower Subsidiary and shall not permit any Borrower Subsidiary to take any such action without an affirmative unanimous written resolution of the Board of Directors of such Borrower Subsidiary.

SECTION 9.21 Limitation on Engaging in Business Activities. The Borrower shall not, and shall not permit any Borrower Subsidiary to, engage in any business or activity other than:

(a) acquiring, purchasing, owning, holding, converting, maintaining, modifying, managing, operating, leasing, re-leasing and, subject to the limitations set forth in this Section 9.21, selling or otherwise disposing of Aircraft and spare engines and entering into all contracts and engaging in all related activities incidental thereto, including from time to time accepting, exchanging, holding or permitting any Borrower Subsidiary to accept, exchange or hold promissory notes, contingent payment obligations or equity interests, of Lessees or their Affiliates issued in connection with the bankruptcy, reorganization or other similar process, or in settlement of delinquent obligations or obligations anticipated to be delinquent, of such Lessees or their respective Affiliates in the ordinary course of business (an “Allowed Restructuring”);

(b) providing loans to, guaranteeing or otherwise supporting the obligations and liabilities of any Borrower Group Member, in each case on such terms and in such manner as the Board of Directors sees fit and (whether or not the Borrower or any Borrower Subsidiary derives a benefit therefrom) so long as such loans, guarantees or other supports are provided in connection with the purposes set forth in clause (a) of this Section 9.21;

(c) financing or refinancing the business activities described in clause (a) of this Section 9.21 through the offer, sale and issuance of any securities of the Borrower upon such terms and conditions as the Board of Directors sees fit, for cash or in payment or in partial payment of any property purchased or otherwise acquired by any Borrower Group Member;

(d) engaging in currency and interest rate exchange transactions for the purposes of avoiding, reducing, minimizing, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may arise, directly or indirectly, from any change or changes in any interest rate or currency exchange rate or in the price or value of any of the Borrower’s or any Borrower Subsidiary’s property or assets, within limits and with providers specified in a resolution duly adopted by the Board of Directors of the Borrower, including dealings, whether involving purchases, sales or otherwise, in foreign currency, spot and forward interest rate exchange contracts, forward interest rate agreements, caps, floors and collars, futures, options, hedges and any other currency, interest rate and other similar hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing; provided that the Borrower shall not, and shall not permit any Borrower Subsidiary to, enter into any such hedging arrangements or other instruments that are inconsistent with the Borrower’s Hedging Policy;

(e) (A) establishing, promoting and aiding in promoting, constituting, forming or organizing companies, trusts, syndicates, partnerships or other entities of all kinds in any part of the world for the purposes set forth in clause (a) above; provided that written notification shall have been given to the Administrative Agent that such company, trust, syndicate, partnership or other entity is set up in compliance with this Agreement, (B) acquiring, holding and disposing of shares, securities and other interests in any such company, trust syndicate, partnership or other entity and (C) disposing of shares, securities and other interests in, or causing the dissolution of, any existing subsidiary; provided that any such disposition which results in the disposition of an Aircraft meets the requirements set forth in Section 9.8 hereof; and

(f) taking out, acquiring, surrendering and assigning policies of insurance and assurances with any insurance company or companies which the Borrower or any Borrower Subsidiary may deem appropriate and paying the premiums thereon.

SECTION 9.22 Limitation on Transactions with Affiliates. The Borrower shall not, and shall not permit any Borrower Subsidiary, directly or indirectly, to enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Borrower or any Borrower Subsidiary, except upon fair and reasonable terms no less favorable to the Borrower or such Borrower Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate and pursuant to enforceable agreements.

The foregoing limitation does not limit, and shall not apply to: (i) any transaction in connection with the establishment of the Borrower Group or pursuant to the terms of the Transaction Documents; (ii) any transaction within the Borrower Group; (iii) the payment of reasonable and customary fees to, and the provision of reasonable and customary liability insurance in respect of a member of the Borrower’s Board of Directors; (iv) any dividends permitted by this Agreement; and (v) any capital contribution to any Borrower Group Member.

SECTION 9.23 Limitation on Modification Payments and Capital Expenditures. The Borrower shall not, and shall not permit any Borrower Subsidiary to, make any capital expenditures for the purpose of effecting any optional improvement or modification of any Aircraft, including, without limitation, the optional conversion (an “Aircraft Conversion”) of any Aircraft from a passenger aircraft to a cargo or mixed use aircraft, or for the purpose of purchasing or otherwise acquiring any engines or parts outside of the ordinary course of business, in each case other than (i) any capital expenditure made in the ordinary course of business in connection with a lease or sale of such Aircraft and (ii) (x) maintenance expenses to keep such Aircraft airworthy in all respects and in good repair and condition in accordance with international airline industry standards, (y) expenses incurred in order to comply with all airworthiness directives and mandatory orders and other requirements applicable to such Aircraft (each such non-excluded expenditure, a “Modification Payment”); provided, that (a) the Borrower may make any capital expenditures, including any Modification Payments, from funds distributed to the Borrower pursuant to the Flow of Funds so long as no Event of Default shall then exist or would occur as a result thereof and (b) no Aircraft Conversion shall result in an Aircraft Limitation Event, and (z) any capital expenditures which may be made by the Servicer without the express prior written approval of the Borrower under Section 7.04 of the Servicing Agreement; provided that this clause (z) shall not be deemed to permit modifications to the then current Approved Budget to the extent that such modifications consist of capital expenditures not otherwise permitted under this Section 9.23.

SECTION 9.24 Limitation on Certain Restrictions on Borrower Subsidiaries. The Borrower shall not, and shall not cause or permit any Borrower Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Borrower Subsidiary to (i) pay dividends or make any other distributions on its Equity Interests owned by the Borrower or any other Borrower Subsidiary or pay any Indebtedness owed to the Borrower or any other Borrower Subsidiary, (ii) make loans or advances to the Borrower or any other Borrower Subsidiary in accordance with Section 9.21(b) or (iii) transfer any of its properties to the Borrower or any other Borrower Subsidiary, except for such encumbrances or restrictions existing under or by reason of (x) a Requirement of Law, (y) this Agreement or any other Transaction Documents or (z) any Lease or any agreement regarding the sale of an Aircraft or a Borrower Subsidiary to be made in compliance with Section 9.8 hereof.

SECTION 9.25 Mergers, Etc. Except as otherwise permitted under Section 9.7 or 9.8, the Borrower shall not, and shall not cause or permit any Borrower Subsidiary to, merge with or into or consolidate with or into, liquidate, wind-up or dissolve, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) (each a “Merger Event”), all or a substantial part of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, unless:

(i) the resulting entity is a special purpose entity, the charter of which is substantially similar to the Organizational Documents of the Borrower or the equivalent Organizational Documents of such Borrower Subsidiary, as the case may be, and, after such Merger Event payments from such resulting entity to the Lenders and the Eligible Counterparties do not give rise to any withholding tax payments less favorable to the Lenders and the Eligible Counterparties than the amount of any withholding tax payments which would have been required had such event not occurred;

(ii) in the case of a Merger Event involving the Borrower, the surviving successor or transferee entity shall expressly assume all of the obligations of the Borrower under this Agreement and each other Transaction Document to which the

Borrower is then a party (with, in the case of a transfer only, the Borrower thereupon being released) and in the case of a Merger Event involving such Borrower Subsidiary, the surviving successor or transferee entity shall expressly assume all of the obligations of such Borrower Subsidiary under each Transaction Document to which it is then a party (with, in the case of a transfer only, such Borrower Subsidiary thereupon being released);

(iii) the prior written consent of the Administrative Agent is obtained with respect to such Merger Event;

(iv) immediately after giving effect to such Merger Event, no Event of Default shall have occurred and be continuing;

(v) the Borrower delivers to the Administrative Agent an officer’s certificate stating that such Merger Event complies with the above criteria and, if applicable, Section 9.7 and 9.8, and that all conditions precedent provided for herein relating to such Merger Event have been complied with; and

(vi) the Borrower delivers to the Administrative Agent an Opinion of Counsel reasonably acceptable to the Administrative Agent;

provided that this covenant shall not apply to any such Merger Event within and among the Borrower Group, if the Borrower shall have determined that such Merger Event (x) would not materially adversely affect the Security Trustee or the Secured Parties, and (y) is otherwise consistent with Sections 9.16, 9.19 and 9.20; provided further that the Borrower may liquidate or dissolve any Borrower Subsidiary with the consent of the Administrative Agent.

SECTION 9.26 Distributions, Etc. The Borrower will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Equity Interests of the Borrower, or return any capital to its equity holders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any of the Equity Interests of the Borrower or any warrants, rights or options to acquire any such Equity Interests, now or hereafter outstanding; provided, that the Borrower may declare and pay cash or other dividends on its Equity Interests to its equity holders from funds distributed to the Borrower pursuant to the Flow of Funds so long as (a) no Event of Default shall then exist or would occur as a result thereof, (b) such dividends are in compliance with all applicable law and (c) such dividends have been approved by all necessary and appropriate entity action of the Borrower.

SECTION 9.27 Subsidiaries; Investments. The Borrower shall not, and shall not cause or permit any Borrower Subsidiary to, own, create or permit to exist any Subsidiary (except for Aircraft Owning Entities and Applicable Intermediaries to the extent that (i) such Aircraft Owning Entities and Applicable Intermediaries comply in all material respects with the applicable representations, warranties and covenants hereunder regarding Borrower Subsidiaries and (ii) the beneficial interests in such Aircraft Owning Entities and Applicable Intermediaries (other than any such Applicable Intermediary that is a Section 9.7(a) Entity) have been pledged under the Security Trust Agreement), or otherwise purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person other than (x) Permitted Investments and (y) loans to the Borrower or any Borrower Subsidiary.

SECTION 9.28 Guarantees. The Borrower shall not, and shall cause each Borrower Subsidiary not to, make, issue, or become liable on any Contingent Liabilities, except (a) the Security Trust Agreement and the other Transaction Documents, (b) guarantees of Indebtedness allowed under Section 9.21(b) or Section 9.29, (c) endorsements in the ordinary course of business of negotiable instruments for deposit or collection and (d) in the case of the Borrower, guarantees of the obligations of Aircraft Owning Entities and Applicable Intermediaries.

SECTION 9.29 Indebtedness. The Borrower shall not, and shall not permit any Borrower Subsidiary to, incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, whether present or future, Indebtedness.

Notwithstanding the foregoing, the Borrower and any Borrower Subsidiary may incur each and all of the following:

(a) the Obligations;

(b) Indebtedness permitted under Section 9.28;

(c) Indebtedness under any agreements between the Borrower or any Borrower Subsidiary and any other Borrower Group Member; provided that the agreements or promissory notes evidencing such Indebtedness shall be pledged to the Security Trustee;

(d) obligations to each Seller under each Aircraft Acquisition Document and any related lease assignment and assumption agreements and obligations to purchasers of Aircraft, obligations to Lessees and others under the documents related thereto, including any Indebtedness owed to any Lessee under any such agreement or the Lease with respect to maintenance contributions, redelivery condition adjustment payments, “AD Sharing” or any other obligation of the Borrower or any Borrower Subsidiary to a Lessee or incurred by the Servicer under and in accordance with the terms of the Servicing Agreement without the Borrower’s consent;

(e) Indebtedness to any member of the Genesis Group for the purpose of funding the acquisition of Aircraft or Aircraft Owning Entities;

(f) Indebtedness required in connection with repossession or detention of or other enforcement action with respect to an Aircraft;

(g) Indebtedness in favor of the issuer of a surety, letter of credit or similar instrument to be obtained by the Borrower or any Borrower Subsidiary in connection with the repossession or detention of an Aircraft or other enforcement action under a Lease; and

(h) obligations to any purchaser of Aircraft pursuant to any aircraft purchase agreement, lease, sublease, conditional sale agreement, finance lease, hire purchase agreement or other agreement (other than an agreement relating to maintenance, modification or repairs) or any purchase option granted to a Person (other than a purchase option granted by a lessor or owner to a Borrower Group Member as to the purchase of the related Aircraft) to purchase an Aircraft, in each case pursuant to which any Person acquires or is entitled to acquire legal title to, or the economic benefits of ownership of, such Aircraft.

SECTION 9.30 Audits; Inspections. Not more frequently than one (1) time per calendar year (unless an Event of Default shall have occurred), each of the Borrower and the Manager shall, and the Borrower shall cause the Borrower Subsidiaries to, at their respective expense from time to time during regular business hours, upon reasonable notice by the Administrative Agent or the Security Trustee, which shall in no event be less than five (5) Business Days (except if an Event of Default shall have occurred), as requested by the Administrative Agent or the Security Trustee, permit such Person or its agents or representatives (i) subject to any limitations in a Lease, to conduct inspections of the Leases, the Related Security, the other Aircraft Assets and the Records and collections systems of the Borrower and any Borrower Subsidiary, as the case may be, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower and any Borrower Subsidiary, as the case may be, relating to the Aircraft, the Leases, the Related Security and the other Aircraft Assets, and (iii) to visit the offices and properties of the Borrower and any Borrower Subsidiary, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Aircraft, the Leases, the Related Security, the other Aircraft Assets or the Borrower’s, the Servicer’s or any Borrower Subsidiary’s performance under the Transaction Documents or under the Leases with any appropriate officers or employees of the Borrower or any Borrower Subsidiary, as the case may be, having knowledge of such matters. In addition, to the extent it has the right to do so pursuant to the terms of the Servicing Agreement, the Borrower shall cause the Servicer to grant the Administrative Agent access to the documents and other records generated by the Servicer or by a Lessee and delivered to the Servicer pursuant to Section 5.01 of the Servicing Agreement and shall allow the Administrative Agent to attend meetings of the Board at which members of the Servicer’s management participate.

SECTION 9.31 Use of Proceeds; Margin Regulations.

(a) Use of Proceeds. The proceeds of the Advances are to be used solely to finance the purchase by the Borrower, on a “true sale” basis, of Equity Interests in Aircraft Owning Entities and Owner Participants, which interests have been acquired from the applicable Sellers pursuant to the related Aircraft Acquisition Documents (collectively, the “Borrower Acquisition”).

(b) Margin Regulations. The Borrower shall not permit the proceeds of any Advance to be used for any purpose which entails a violation of, or is inconsistent with, Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

SECTION 9.32 Accounting; Irish Tax Residency. The Borrower shall not, and shall not cause or permit any Borrower Subsidiary, to (i) change its Fiscal Year, or have any fiscal year other than the Fiscal Year or (ii) make or permit any change in accounting policies or reporting practices, except changes that are required by or in accordance with GAAP. In addition, the

Borrower shall not take any affirmative action which would cause it to no longer be tax resident in Ireland.

SECTION 9.33 Hedging Policy.

(a) The Borrower shall establish and maintain, as of and after the Closing Date, a hedging policy (“Hedging Policy”) consistent with the criteria and provisions set forth on Exhibit D hereto, and with any changes in such Hedging Policy to be made subject to the provisions set forth on Exhibit D.

(b) The Borrower shall implement and comply with its Hedging Policy as in effect from time to time by entering into Eligible Hedge Agreements with Eligible Counterparties as necessary to so comply.

SECTION 9.34 Insurance.

(a) The Borrower shall maintain in full force and effect the Contingent Policy and shall maintain, and shall cause the Servicer and each Borrower Subsidiary to, maintain or cause to be maintained at its or any of its Subsidiaries’ own cost and expense, with reputable and responsible insurers or, provided that the applicable reinsurance policy contains a cut-through clause requiring the reinsurers to pay the insured directly (other than in any instances where local law requirements mandate otherwise or when it is not the Leasing Company Practice to do so), with insurers that maintain relevant reinsurance with reputable and responsible reinsurers (i) airline hull insurance for each Aircraft in an amount at least equal to 105% of the Allocable Advance Amount for such Aircraft (or the equivalent thereof from time to time if such insurance is denominated in a currency other than U.S. dollars) and (ii) airline liability insurance for each Aircraft and occurrence in an amount at least equal to the relevant amount set forth on Annex I (as amended from time to time only pursuant to the prior written consent of the Administrative Agent) to the Servicing Agreement for each model of Aircraft and (iii) Political Risk/Repossession Insurance for each Aircraft subject to a Lease with a Lessee domiciled in a jurisdiction set forth under the clause (b)(2) of the definition of “Approved Country List”, in an amount at least equal to 105% of the Allocable Advance Amounts (or the equivalent thereof from time to time if such insurance is denominated in a currency other than U.S. dollars) for such Aircraft; provided that with respect to any such insurance for any Aircraft subject to a Lease, such insurance may be subject to such deductible and self-insurance arrangements as are substantially consistent with Leasing Company Practice. The coverage and terms (including endorsements, deductibles and self-insurance arrangements) of any insurance maintained with respect to any Aircraft not subject to a Lease shall be substantially consistent with Leasing Company Practice regarding similar aircraft.

The Borrower shall maintain or cause, directly or indirectly through the Borrower Subsidiaries, to be maintained war risk hull and liability insurance in respect of each Aircraft in a manner which is substantially consistent with Leasing Company Practice.

In determining the amount of insurance required to be maintained by this Section 9.34, the Borrower may take into account any indemnification from, or insurance provided by, any governmental, supranational or inter-governmental authority or agency (other than, with respect to Political Risk/Repossession Insurance, any governmental authority or agency of any jurisdiction for which Political Risk/Repossession Insurance must be obtained), the sovereign foreign currency debt rating of which is rated at least A-, or the equivalent, by at least one of the Rating Agencies (provided that such credit rating requirement shall not apply in the case of any war risk insurance), against any risk with respect to an Aircraft at least in an amount which, when added to the amount of insurance against such risk maintained by the Borrower (or which the Borrower has caused to be maintained), shall be at least equal to the amount of insurance against such risk otherwise required by this Section 9.34 (taking into account self-insurance permitted by this Section 9.34). Any such indemnification or insurance provided by such government shall provide substantially similar protection as the insurance required by this Section 9.34.

If at any time, the insurance required by this Agreement ceases, or will cease, to be available, or ceases to be available on commercially reasonable terms in the leading aviation insurance markets, the Administrative Agent and the Borrower agree to hold good faith discussions to ascertain what alternatives (if any) to such insurance exist that can be obtained on commercially reasonable terms and which protect the respective interests of the Borrower and the Lenders having regard to Leasing Company Practice (the “Alternative Insurance Requirements”). In the absence of an agreement, the Administrative Agent and the Borrower agree to refer such dispute to arbitration by two aviation insurance brokers, one selected by the Borrower and one by the Administrative Agent, who will determine the terms of the Alternative Insurance Requirements. A decision by such arbitrators shall be binding upon the parties and the insurance requirement hereunder shall be deemed to have been modified to require such Alternative Insurance Requirements unless such Alternative Insurance Requirements provide for a level and scope of insurance (other than third party liability insurance) lower than the minimum insurance requirements set forth in the Servicing Agreement.

(b) Neither the Contingent Policy, nor any policy implementing the Required Coverage Amount as described in subsection (d) below, shall be amended to adversely affect the coverages or other terms or protections provided by the Contingent Policy or such other policy.

(c) The Borrower shall deliver to the Administrative Agent copies of Lessee insurance certificates evidencing the insurance coverages required under the applicable Lease, to the extent not delivered at or prior to the related Advance Date, as soon as available (together with a broker’s letter of undertaking, if applicable, in each case, provided that the Servicer is undertaking efforts to obtain the same from the Lessee, consistent with the Servicer Standard of Performance).

(d) The Borrower agrees that, to the extent that it shall have obtained the Required Coverage Amount in respect of a country to be included (or treated as if included) on the Approved Country List, that it will maintain such Required Coverage Amount in effect for so long as the Borrower’s Portfolio has exposure to such country.

SECTION 9.35 Anti-Terrorism Law; Anti-Money Laundering. The Borrower shall not, nor shall it permit or cause any Borrower Subsidiary to:

(a) Anti-Terrorism Law. Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 8.19, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower, the Aircraft Owning Entities and the Owner Participants shall, and shall cause any Borrower Subsidiary to, deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming their compliance with this Section 9.35).

(b) Money Laundering. Cause or permit any of the funds of any of them that are used to repay the Advances to be derived from any unlawful activity with the result that the making of the Advances would be in violation of any Requirement of Law.

(c) UN Sanctions. Directly or through a Borrower Subsidiary, lease, sell, purchase or own an Aircraft, in any country to which the export and/or use of such Aircraft or Engine is not permitted under (A) any United Nations sanctions, (B) the Council Regulation (EC) 1334/2000 or (C) any subsequent United Nations sanctions orders the effect of which prohibits or restricts the export and/or use of Aircraft to such country.

SECTION 9.36 Embargoed Person. The Borrower shall not, nor shall it permit or cause any Borrower Subsidiary to, cause or permit (a) any of the funds or properties of any of them that are used to repay the Advances to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that such investment (whether directly or indirectly) is prohibited by a Requirement of Law, or the Advances made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest of any nature whatsoever in any of the Borrower or any Borrower Subsidiary, with the result that such investment (whether directly or indirectly) is prohibited by a Requirement of Law or the Advances are in violation of a Requirement of Law.

SECTION 9.37 Interest Coverage Ratio. From and after the ICR Date, the Borrower will not permit the ratio of (i) EBITDA for the then most recently completed fiscal quarter of the Borrower to (ii) Interest Expense for such quarter to be less than 1.10 to 1.00.

ARTICLE X

THE MANAGER

SECTION 10.1 Manager Not to Resign. The Manager shall not resign from the obligations and duties imposed on it by this Agreement or the Management Agreement, except upon a determination that, by reason of a change in legal requirements, the performance of its duties under this Agreement or the Management Agreement would cause it to be in violation of such legal requirements in a manner which would result in a material adverse effect on the Manager, and the Administrative Agent does not elect to waive the obligations of the Manager to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Manager shall be evidenced by an Opinion of Counsel to such effect delivered and acceptable to the Administrative Agent. No resignation of the Manager shall become effective until an entity acceptable to the Majority Lenders shall have assumed the responsibilities and obligations of the Manager.

ARTICLE XI

MANAGER DEFAULTS

SECTION 11.1 Consequences of a Manager Default. If a Manager Default shall occur and be continuing, the Administrative Agent, by written notice given to the Manager, may terminate all of the rights and obligations of the Manager under this Agreement and the Management Agreement. On such date as is indicated in such written notice, or in a subsequent written notice given by the Administrative Agent to the Manager, all authority, power, obligations and responsibilities of the Manager under this Agreement and the Management Agreement, automatically shall terminate and shall pass to, be vested in and become obligations and responsibilities of a successor Manager selected in accordance with Section 11.2; provided, however, that such successor Manager shall not be liable for any acts, omissions or obligations of the Manager prior to such succession or for any breach by such prior Manager of any of its representations and warranties contained in this Agreement or the Management Agreement or in any related document or agreement. The successor Manager is authorized and empowered by this Agreement to execute and deliver, on behalf of the prior Manager, as attorney-in-fact or otherwise, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination. The prior Manager agrees to cooperate with the successor Manager in effecting the termination of the responsibilities and rights of the prior Manager under this Agreement and the Management Agreement, including, without limitation and, in the case of the removal of the Manager, at the prior Manager’s expense, to transfer to the successor Manager for administration by it of all cash amounts that shall at the time be held by the Manager in trust for the Borrower, or have been deposited by any prior Manager, in the Security Deposit Account, the Supplemental Rent Account, any Non-Trustee Account and/or the Collection Account or thereafter received with respect to any Collections and the delivery to the successor Manager of all Records and computer data in readable form containing all information necessary to enable the successor Manager to perform its services under the Management Agreement, including, without limitation to manage the interests of the Borrower, the Aircraft Owning Entities and the Owner Participants and otherwise assume the rights and obligations of the prior Manager under this Agreement and the Management Agreement; provided, however, that the prior Manager may retain copies of any items so delivered; and, provided further that the prior Manager shall not be liable for any acts, omissions or obligations of any successor Manager. The terminated Manager shall grant the Security Trustee, the Administrative Agent and the successor Manager reasonable access within ten (10) Business Day’s notice to the terminated Manager’s premises at the terminated Manager’s expense.

SECTION 11.2 Appointment of Successor Manager; New Management Agreement.

(a) On and after the time a Manager receives a notice of termination pursuant to Section 11.1 or Section 12.2(c), the Administrative Agent shall appoint any Eligible Service Provider as a successor Service Provider for such services, and shall have no liability to the Servicer, Security Trustee, the Lenders, the Borrower, the Aircraft Owning Entities or the Owner Participants in doing so, to be the successor in all respects to the terminated Manager in its capacity as Service Provider under this Agreement and the Management Agreement and the transactions set forth or provided for in this Agreement and the Management Agreement, and such successor Manager shall be subject to all the responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the prior Manager by the terms and provisions of this Agreement and the Management Agreement; provided, however, that such successor Manager shall not be liable for any acts, omissions or obligations of the Manager prior to such succession or for any breach by such prior Manager of any of its representations and warranties contained in this Agreement or the Management Agreement or in any related document or agreement. Such successor shall take such action, consistent with this Agreement, and the Management Agreement, as shall be necessary to effectuate any such succession. The Borrower, the Aircraft Owning Entities and the Owner Participants shall enter into a market standard management agreement with any successor Manager for the provision of management services in form and substance substantially the same as the Management Agreement or otherwise reasonably satisfactory to the Majority Lenders. Any successor Manager acting as Manager hereunder shall be subject to termination under Section 11.1 or Section 12.2(c) hereof.

(b) If any successor Manager appointed by the Administrative Agent shall be legally unable to act as a Manager and the Administrative Agent shall not have appointed a successor Manager that is legally able and willing to act as Manager, such successor Manager may petition a court of competent jurisdiction to appoint any Eligible Service Provider as its successor. Pending such appointment, the outgoing Manager shall continue to act as Manager under the Management Agreement until a successor has been appointed and accepted such appointment.

(c) Any successor Manager shall be entitled to such compensation as the outgoing Manager would have been entitled to under the Management Agreement if the Manager had not been terminated hereunder. If any successor Manager is appointed for any reason, the Administrative Agent and such successor Manager may agree on additional compensation to be paid to such successor Manager. In addition, any successor Manager shall be entitled to reasonable transition expenses incurred in acting as successor Manager under the Management Agreement.

(d) In the event of the termination of the rights and obligations of the Manager (or any successor thereto) pursuant to Section 11.1 or Section 12.2(c), or a resignation by the Manager pursuant to this Agreement or the Management Agreement, such Manager shall be deemed to be the applicable Manager pending appointment of a successor Manager pursuant to this Section 11.2(d).

ARTICLE XII

EVENTS OF DEFAULT

SECTION 12.1 Events of Default. Each of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

(a) (i)  Default by the Borrower in the payment of any principal of any Advance on the Stated Maturity Date, (ii) default by the Borrower in the payment of any principal when due (other than as described in clause (iii)), (iii) default by the Borrower in the payment of principal to cure a Borrowing Base Deficiency within sixty (60) days after the applicable Report Date as of which there is a Borrowing Base Deficiency, (iv) default by the Borrower in the payment within five (5) Business Days after the due date of any interest on any Advance or any Commitment Fees payable to a Lender or other Fees payable to the Administrative Agent (including in each case, without limitation, due to the unavailability of funds to be distributed for such purpose on any Payment Date pursuant to the Flow of Funds); (v) default by the Borrower in the payment within ten (10) Business Days after the due date of any Security Trustee Fees and Expenses (including, without limitation, due to the unavailability of funds to be distributed for such purpose on any Payment Date pursuant to the Flow of Funds), or (vi) any failure by the Borrower to, or cause the Servicer to, make any deposit of funds to the Security Deposit Account, the Supplemental Rent Account or the Collection Account within three Business Days after receipt thereof;

(b) The Borrower or any Borrower Subsidiary shall fail to perform or observe (i) its covenant in Section 9.18(a)(xi), (ii) its covenant in Section 9.37 (Interest Coverage Ratio), or (iii) any other term, covenant or agreement contained in this Agreement (other than those described in clause (a) above), or any other Credit Document on its part to be performed or observed and any such failure under clause (ii) or (iii) shall remain unremedied for thirty (30) days after such breach, provided such breach is curable within thirty (30) days and the Borrower has notified the Security Trustee of such cure period in form and substance satisfactory to the Administrative Agent;

(c) Any representation or warranty of the Borrower or any Borrower Subsidiary made or deemed to have been made hereunder or in any other Credit Document or any written information or certificate furnished by or on behalf of the Borrower or any Borrower Subsidiary to the Security Trustee, the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document (including, without limitation, any certificates delivered pursuant to Article VII and any Monthly Report) shall prove to have been incorrect or untrue in any material respect when made, and, within thirty (30) days, the circumstances or condition in respect of which such representation, warranty or statement was untrue or incorrect (if capable of elimination or otherwise curable) shall not have been eliminated or otherwise cured;

(d) An Event of Bankruptcy shall have occurred and remained continuing with respect to the Borrower or any Borrower Subsidiary;

(e) One or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Borrower Subsidiary and the same shall remain undischarged, unvacated or not Effectively Bonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of the Borrower or any Borrower Subsidiary to enforce any such judgment;

(f) The Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within thirty (30) days;

(g) (i) Any Credit Document shall (except in accordance with its terms, including under any termination rights), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Borrower Subsidiary, as applicable; (ii) the Borrower or any Borrower Subsidiary shall, directly or indirectly, contest in writing the effectiveness, validity, binding nature or enforceability of any Credit Document; or (iii) subject only to Permitted Liens, (A) any assignment, Lien or security interest granted by the Borrower or any Borrower Subsidiary under or in connection with any Credit Document or any of the transactions contemplated thereby shall, in whole or in part, cease to be a perfected, first priority assignment, Lien or security interest, as the case may be, against the Borrower or (B) such Borrower Subsidiary or the Security Trustee shall otherwise fail to have a first priority, perfected security interest in any Collateral;

(h) Any Hedge Agreement is terminated by the counterparty thereunder on account of a default thereunder by the Borrower;

(i) The Borrower is required to register as an investment company under the Investment Company Act of 1940;

(j) GECAS is not the Servicer for any reason and has not been replaced by a replacement servicer acceptable to the Majority Lenders.

SECTION 12.2 Effect of Event of Default.

(a) Optional Termination. Upon the occurrence of an Event of Default and so long as such Event of Default continues unremedied (other than an Event of Default described in Section 12.1(d)), the Administrative Agent shall, upon the direction of the Majority Lenders, give a default notice and declare the Facility Termination Date to have occurred.

(b) Automatic Termination. Upon the occurrence of an Event of Default described in Section 12.1(d), the Facility Termination Date shall be deemed to have occurred automatically.

(c) Service Provider Termination. Upon the occurrence of an Event of Default and so long as such Event of Default continues unremedied, if any member of the Genesis Group or any Affiliate of the Borrower is then serving as a Service Provider, the Administrative Agent may, by written notice to such Service Provider, terminate all of the Service Provider’s rights and obligations as Service Provider under the applicable Service Provider Agreement, and the Administrative Agent may appoint a successor Service Provider in accordance with Section 11.2 (such termination to be effective as specified in this Agreement).

SECTION 12.3 Rights Upon the Facility Termination Date.

(a) Remedies. On the Facility Termination Date, all Non-Conduit Lender Commitments hereunder are terminated and all outstanding Advances under this Agreement, together with accrued interest, and all other Obligations under this Agreement shall become immediately due and payable, without presentment, demand, protest, or notice of any kind. If the Borrower fails to pay in full all such accrued interest, and all other Obligations on the Facility Termination Date, the Administrative Agent, shall, upon the direction of the Majority Lenders, exercise any of the following remedies (or direct the Security Trustee in writing so to exercise):

(i) Subject to any Obligors’ rights under the Leases, sell or otherwise dispose of the Collateral in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may, upon the direction of the Majority Lenders, reasonably deem satisfactory and apply the proceeds thereof to the Obligations in the order of priority set forth in the Flow of Funds hereof; provided that prior to the occurrence of a Servicer Default, the Administrative Agent shall instruct the Servicer to so sell or dispose.

(ii) The parties recognize that it may not be possible to purchase or sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market therefor may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion acting on the direction of the Majority Lenders, but subject to clause (i) above, the time and manner of liquidating any item of Collateral and nothing contained herein shall (A) obligate the Security Trustee to liquidate any Collateral on the occurrence of the Facility Termination Date or to liquidate all of the Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of the Lenders.

(iii) The Administrative Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of any applicable state, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders in law, in equity, or under any other agreement between the Lenders and the Borrower.

(b) Excess Proceeds. Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 12.3 will be applied in accordance with the applicable clause of the Flow of Funds and any amount remaining after payment in full of the Obligations will be returned to the Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may otherwise direct.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

SECTION 13.1 Authorization and Action. Each of the Lenders hereby appoints CNA as agent for purposes of the Transaction Documents and authorizes CNA, in such capacity, to take such action on its behalf under each Transaction Document and to exercise such powers, hereunder and thereunder as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto and CNA shall not have any duties or responsibilities except as expressly set forth herein and therein. As to any matters not expressly provided in the Transaction Documents, the Administrative Agent shall not be required to exercise any discretion and/or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by or on behalf of the Borrower and a copy of each document, instrument, certificate or report received from the Borrower or a third party acting on behalf of the Borrower, in each case, pursuant to the terms of this Agreement.

SECTION 13.2 Exculpation. Neither the Administrative Agent (acting in such capacity under the Transaction Documents) nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for the Borrower and the Service Providers), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender, and shall not be responsible to any such Lender, for any statements, warranties or representations made by the Borrower or Service Providers in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of GLS, the Borrower, any Service Provider or any of their respective Affiliates or to inspect the property (including the books and records) of GLS, the Borrower, any Service Provider or any of their respective Affiliates; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Document or any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith; (e) shall incur no liability under or in respect of any Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties; and (f) shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against any thereof. Without limiting the generality of the clause (f) above, the use of the term “agent” herein and in the other Transaction Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable law; such term is instead used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 13.3 Administrative Agent and Affiliates. The Administrative Agent, including, but not limited to, CNA and any of its Affiliates may generally engage in any kind of business with GLS, the Borrower, any Service Provider, any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of GLS, the Borrower, any Service Provider, any Obligor or any of their respective Affiliates, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any Lender.

SECTION 13.4 Lender’s Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any of its Affiliates or any other Lender and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any of its Affiliates or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 13.5 Certain Matters Affecting the Administrative Agent.

(a) The Administrative Agent may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Administrative Agent may consult with counsel, and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Administrative Agent under this Agreement in good faith and in accordance with such Opinion of Counsel.

(c) Notwithstanding anything to the contrary, the Administrative Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of any Lender pursuant to the provisions of this Agreement unless such Lender shall have furnished to the Administrative Agent security or indemnity satisfactory to the Administrative Agent against the costs, expenses and liabilities that may be incurred therein or thereby.

(d) The Administrative Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument opinion, report, notice, request, consent, order, approval, bond or other paper or documents, unless requested in writing to do so by the Majority Lenders; provided, however, that if the payment within a reasonable time to the Administrative Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Administrative Agent, not reasonably assured to the Administrative Agent by the security afforded to it by the terms of this Agreement, the Administrative Agent may require indemnity satisfactory to it against such cost, expense or liability as a condition to so proceeding; the reasonable expense of every such examination shall be paid by the Person making such request or, if paid by the Administrative Agent, shall be reimbursed by the Person making such request upon demand.

(e) The Administrative Agent may execute any of the trusts or powers under this Agreement or any other Transaction Document or perform any duties under this Agreement or any other Transaction Document either directly or by or through agents or attorneys or custodians. The Administrative Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by the Administrative Agent. The Administrative Agent shall not be responsible for any misconduct or negligence attributable to the acts or omissions of any Service Provider.

(f) The Administrative Agent may rely, as to factual matters relating to any Service Provider, on an officer’s certificate of the applicable Service Provider.

(g) The Administrative Agent shall not be required to take any action or refrain from taking any action under this Agreement, or any Transaction Document referred to herein, nor shall any provision of this Agreement or any such Transaction Document be deemed to impose a duty on the Administrative Agent to take action, if the Administrative Agent shall have been advised by counsel that such action is contrary to the terms of this Agreement or any Transaction Document or is contrary to law.

(h) The Borrower and the Manager hereby (i) acknowledge that the Lenders have the right, in certain instances, to require the Administrative Agent to take or refrain from taking certain actions under the terms of this Agreement and the other Transaction Documents and (ii) agree that the Administrative Agent has no liability to the Borrower or the Manager with respect to taking or refraining from taking any such actions at the request of any Lender.

SECTION 13.6 Administrative Agent Not Liable. The Administrative Agent does not make any representations as to the validity or sufficiency of this Agreement or any other Transaction Document. The Administrative Agent shall at no time have any responsibility or liability for or with respect to the legality, validity or enforceability of any security interest in any Collateral, or the perfection and priority of such a security interest or the maintenance of any such perfection and priority or its ability to generate the payments to be distributed to Lenders under this Agreement, including, without limitation, the existence, condition, location and ownership of any property; the performance or enforcement of any Lease; the compliance by the

Borrower, GLS, any Service Provider, or the Security Trustee with any covenant or the breach by the Borrower, GLS, any Service Provider or the Security Trustee, of any warranty or representation made under this Agreement or any other Transaction Document or in any related document and the accuracy of any such warranty or representation prior to the Administrative Agent’s receipt of notice or other discovery of any noncompliance therewith or any breach thereof, any investment of monies by or at the direction of the Borrower or the applicable Service Provider, or any loss resulting therefrom (it being understood, however, that the Administrative Agent shall remain otherwise responsible for any Collateral that it may hold directly); the acts or omissions of the Borrower, GLS, any Service Provider, the Security Trustee, or any Obligor, any action of a Service Provider taken in the name of GLS, the Borrower or the Administrative Agent and/or Lenders which are authorized to provide such instruction in accordance with this Agreement or any of the other Transaction Documents; provided, however, that the foregoing shall not relieve the Administrative Agent of its obligations to perform its duties under this Agreement. The Administrative Agent shall not be accountable for the use or application by the Borrower of any proceeds of the Advances, or for the use or application of any funds paid to a Service Provider in respect of the Leases or any other Aircraft Assets related to the Aircraft.

SECTION 13.7 Administrative Agent May Own Advances. The Administrative Agent in its individual or any other capacity may become the owner or pledgee of Advances, any rights evidenced by Section 14.4(a) with the same rights as it would have if it were not the Administrative Agent and may deal with the Service Providers in banking transactions with the same rights as it would have if it were not the Administrative Agent.

SECTION 13.8 Resignation or Removal of Administrative Agent.

(a) Subject to the provisions of subsection (c) of this Section 13.8, any Person acting as Administrative Agent may at any time resign as Administrative Agent under this Agreement and the other Transaction Documents by giving thirty (30) days’ written notice thereof to the Service Providers, the Borrower, the Eligible Counterparties and the Lenders. Upon receiving such notice of resignation, the Majority Lenders (with, so long as no Default is then continuing, approval of the Borrower and the Service Providers, not to be unreasonably withheld or delayed) shall promptly appoint a successor Administrative Agent by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Administrative Agent and the other copy of which instrument shall be delivered to the successor Administrative Agent. If no successor Administrative Agent shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Administrative Agent may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent. The Borrower shall reimburse the resigning Administrative Agent pursuant to the Flow of Funds hereof for all expenses which shall have been incurred by such resigning Administrative Agent in accordance with this Agreement and the other Transaction Documents prior to the effective date of resignation of such resigning Administrative Agent.

(b) The Administrative Agent may be removed at any time for cause by the Majority Lenders upon thirty (30) days prior written notice to the Administrative Agent, the Borrower, the Security Trustee, the Service Providers and the Eligible Counterparties. If at any time the

Administrative Agent shall be legally unable to act, or shall be adjudged a bankrupt or insolvent or a receiver of the Administrative Agent or of its property shall be appointed or any public officer shall take charge or control of the Administrative Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Majority Lenders shall remove the Administrative Agent. If the Administrative Agent shall have been removed under the authority of this Section 13.8(b), the Majority Lenders (with, so long as no Default is then continuing, approval of the Borrower, not to be unreasonably withheld or delayed) shall promptly appoint a successor Administrative Agent by written instrument, in duplicate, one copy of which instrument shall be delivered to the Administrative Agent so removed and the other copy of which instrument shall be delivered to the successor Administrative Agent. The Borrower shall reimburse the removed Administrative Agent pursuant to the Flow of Funds for all expenses which shall have been incurred by such removed Administrative Agent in accordance with this Agreement and the other Transaction Documents prior to the effective date of removal of such removed Administrative Agent.

(c) Any resignation or removal of the Administrative Agent and appointment of a successor Administrative Agent pursuant to any of the provisions of this Section 13.8 shall not become effective until acceptance of appointment by the successor agent as provided in Section 13.9.

SECTION 13.9 Successor Administrative Agent. Any successor Administrative Agent appointed as provided in this Article XIII shall execute, acknowledge and deliver to the Borrower, each Lender and to its predecessor Administrative Agent an instrument accepting such appointment under this Agreement, and thereupon the resignation or removal of the predecessor Administrative Agent shall become effective and such successor Administrative Agent, without any further act, deed or conveyance (except as provided below), shall become fully vested with all the rights, power, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as Administrative Agent; but, on request of the Borrower or the successor Administrative Agent, such predecessor Administrative Agent shall, upon payment of its expenses then unpaid, execute and deliver an instrument transferring to such successor Administrative Agent all of the rights, powers and trusts of the Administrative Agent so ceasing to act, and shall duly assign, transfer and deliver to such successor Administrative Agent all property and money held by the Administrative Agent so ceasing to act hereunder for the benefit of the Lenders. Upon request of any such successor Administrative Agent, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Administrative Agent all such rights, powers and trusts. The predecessor Administrative Agent shall deliver to the successor Administrative Agent all documents and statements held by it under this Agreement or any Transaction Document; and the predecessor Administrative Agent and the other parties to the Transaction Documents shall amend any Transaction Document to make the successor Administrative Agent the successor to the predecessor Administrative Agent thereunder. No successor Administrative Agent shall accept its appointment as provided in this Section 13.9 unless at the time of such acceptance such successor Administrative Agent shall be eligible under the provisions of Section 13.10. Upon acceptance of appointment by a successor Administrative Agent as provided in this Section 13.9, the Borrower shall mail notice by first-class mail of the appointment of the successor of the Administrative Agent and the address of the successor Administrative Agent’s office under this Agreement to all Lenders at their addresses as shown in the Register. If the Borrower fails to mail such notice within ten (10) days after acceptance of appointment by the successor Administrative Agent, the successor Administrative Agent shall cause such notice to be mailed at the expense of the Borrower.

SECTION 13.10 Eligibility Requirements for Successor Administrative Agent. Any successor Administrative Agent under this Agreement shall be a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation authorized under such laws to exercise banking powers, having a combined capital and surplus of at least $500,000,000 and subject to supervision or examination by federal or state authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purpose of this Section 13.10, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time any successor Administrative Agent shall cease to be eligible in accordance with the provisions of this Section 13.10, such successor Administrative Agent shall resign immediately in the manner and with the effect specified in Section 13.8.

SECTION 13.11 Merger or Consolidation of Administrative Agent. Any corporation into which the Administrative Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Administrative Agent shall be a party, or any corporation succeeding to the agency business of the Administrative Agent, shall be the successor of the Administrative Agent under this Agreement, provided such corporation shall be eligible under the provisions of Section 13.10, without the execution or filing of any instrument or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.

SECTION 13.12 Administrative Agent May Enforce Claims. All rights of action and claims under this Agreement may be prosecuted and enforced by the Administrative Agent in any proceeding relating thereto, and any such proceeding instituted by the Administrative Agent shall be brought in its own name as agent with the consent of the Majority Lenders.

SECTION 13.13 Suit for Enforcement. If a Servicer Termination Event shall occur and be continuing, the Administrative Agent, in its discretion may (but shall have no duty or obligation so to proceed) proceed to protect and enforce its rights and the rights of the Lenders under this Agreement by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the execution of any power granted in this Agreement or for the enforcement of any other legal, equitable or other remedy as the Administrative Agent, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Administrative Agent or the Lenders.

SECTION 13.14 Indemnification of Administrative Agent. Each Non-Conduit Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably in accordance with the aggregate principal amount of the outstanding Advances made by the Non-Conduit Lenders (or, if no Advances are at the time outstanding, ratably in accordance with their respective Non-Conduit Lender Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided, that no such Non-Conduit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 13.15 Other Arrangements. No provision contained in this Article XIII shall, in any way, limit or diminish any duty, obligation or responsibility which the Administrative Agent may have to any Lender pursuant to any other provision of this Agreement or any separate agreement between the Administrative Agent and such Lender.

ARTICLE XIV

ASSIGNMENTS

SECTION 14.1 Assignments. The Borrower may not assign its rights or obligations hereunder or any interest herein, and any such assignment shall be void unless the Borrower has obtained the prior written consent of the Administrative Agent to such assignment. The Lenders shall have the right to assign and/or participate their respective Non-Conduit Lender Commitments and Advances; provided, that if no Event of Default exists at the time of such assignment or participation, (a) the indemnities to which any such assignee or participant shall be entitled under Section 5.2 or 5.3 hereof shall not be greater at and as of the time of assignment or participation than the indemnity to which the assignor or participant grantor would have been entitled under Section 5.2 or 5.3 hereof had such assignment or participation not occurred, (b) such assignee shall be a Qualifying Lender, (c) such assignor shall only be released from its Non-Conduit Lender Commitments to the extent provided in the immediately succeeding sentence, and (d) if such assignee is not, prior to the date of such assignment, a Lender or an Affiliate of a Lender, such assignment shall be subject to the prior consent of the Borrower (such consent of the Borrower not to be unreasonably withheld and to be deemed to be given if the Borrower does not object to a proposed assignee within five Business Days of any request for such consent). Upon the issuance of a Non-Conduit Lender Commitment to provide a portion of the Advances by any assignee of such Non-Conduit Lender Commitment of a Lender, such Lender shall be released from the portion of its Non-Conduit Lender Commitment in an aggregate amount equal to the Non-Conduit Lender Commitment of such assignee. Notwithstanding the foregoing, each Non-Conduit Lender shall have the right, at any time, to assign and/or participate its Non-Conduit Lender Commitments and Advances with prior notice to the Borrower, but without the consent of the Borrower, to any Affiliate of such Non-Conduit Lender that is a Qualifying Lender at the time of such assignment or participation, to any commercial paper conduit that is a Qualifying Lender at the time of such assignment or participation, and is administered by any Affiliate thereof or administered by any other Person for the exclusive or non-exclusive benefit of any Affiliate of such Non-Conduit Lender, and/or to any other Lender and such Non-Conduit Lender shall be released from the portion of its Non-Conduit Lender Commitment in an aggregate amount equal to the Non-Conduit Lender

Commitment of the applicable assignee. In addition, any Lender or any of its Affiliates may pledge or assign any of its rights under this Agreement and under the Transaction Documents to any Federal Reserve Bank within the United States, or if a Qualifying Lender at the time of such pledge or assignment, to any liquidity or credit support provider or any commercial paper conduit collateral trustee without notice to or consent of the Borrower or the Administrative Agent. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement and under the Transaction Documents, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities, in each case provided that each such holder is a Qualifying Lender. Notwithstanding the foregoing, each Conduit Lender shall have the right, at any time, to assign and/or participate its Advances without the prior consent of the Borrower or any other party hereto to any liquidity or credit support provider of such Conduit Lender, to the related Non-Conduit Lender or any of its Affiliates that is a Qualifying Lender at the time of such assignment or participation, to any commercial paper conduit that is a Qualifying Lender at the time of such assignment or participation, and is administered by any Affiliate thereof or administered by any other Person for the exclusive or non-exclusive benefit of any Affiliate of such Non-Conduit Lender, and/or to any other Lender.

SECTION 14.2 Documentation. The assignor and the assignee involved in an assignment referred to in Section 14.1 shall execute and deliver to the Administrative Agent an Assignment and Assumption, duly executed by each such party, and the assigning Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the Advances, and to enable the assignee to exercise or enforce any rights hereunder. The Administrative Agent shall promptly deliver to the Borrower a copy of each Assignment and Assumption that it receives pursuant to the terms of this Section 14.2.

SECTION 14.3 Rights of Assignee. The respective assignee receiving such assignment shall have all of the rights of such Lender hereunder and all references to the Lenders in Section 15.1 shall be deemed to apply to such assignee.

SECTION 14.4 Registration; Registration of Transfer and Exchange.

(a) The Administrative Agent shall maintain an account or accounts evidencing the indebtedness of the Borrower to each Lender resulting from each Advance made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The entries made in such accounts shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall keep a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Administrative Agent shall provide for the registration of Advances and Non-Conduit Lender Commitments held by each Lender and of any transfers of such Advances and Non-Conduit Lender Commitments. The Administrative Agent is hereby appointed “Registrar” for the purpose of registering any transfers of Advances and Non-Conduit Lender Commitments held by the Lenders as herein provided. The entries made in the Register by the Registrar shall be conclusive and binding for all purposes, absent manifest error.

(b) With respect to any Lender, the transfer of any Non-Conduit Lender Commitment of any Lender and the rights to principal of, and interest on, any Advances shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent.

(c) No Advance and/or Non-Conduit Lender Commitment may be transferred, and the Administrative Agent shall not register the transfer of an Advance and/or a Non-Conduit Lender Commitment, unless the proposed transferee shall have paid the Administrative Agent a fee of $3,500 and delivered to the Administrative Agent either (i) evidence satisfactory to it that the transfer of such Advance and/or Non-Conduit Lender Commitment is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a “prohibited transaction” under ERISA or (ii) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 14.4.

ARTICLE XV

INDEMNIFICATION

SECTION 15.1 General Indemnity of the Borrower. Without limiting any other rights which any such Person may have hereunder or under applicable law and notwithstanding anything in any Transaction Document to the contrary, without prejudice to the provisions of Section 16.12, the Borrower hereby agrees to indemnify the Administrative Agent, the Security Trustee, the Account Bank, each Lender, each Eligible Counterparty and each of their respective Affiliates, and each of their respective successors, transferees, participants and assigns (and successors, transferees, participants and assigns thereof) and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by the Borrower, including (without limitation) in respect of the funding of any Advance or in respect of any Aircraft, excluding, however, (a) any Indemnified Amounts to the extent determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of the relevant Indemnified Party or its Affiliate, (b) any Taxes, loss of Tax benefits, or costs incurred in contesting any Taxes or loss of Tax benefits (the related indemnities for which are set out solely in Section 5.3 of this Agreement), (c) any Indemnified Amounts the liabilities for which are explicitly set out in another provision of this Agreement or the Transaction Documents, including costs and expenses covered by Section 16.4 of this Agreement, and (d) any Indemnified Amounts that constitute a cost or expense that is required to be borne by any Indemnitee pursuant to any other explicit provision of the Transaction Documents.

SECTION 15.2 Waiver of Consequential Damages, Etc. To the fullest extent permitted by any applicable Requirement of Law, none of the Borrower, the Manager, or any Borrower Subsidiary shall assert, and each of them hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE XVI

MISCELLANEOUS

SECTION 16.1 No Waiver; Remedies. Neither the execution and delivery of this Agreement nor any failure on the part of any Lender, the Administrative Agent, the Security Trustee, any Indemnified Party or any Affected Party to exercise, nor any delay by any such Person in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any such Person of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender and each of its Affiliates are hereby authorized by the Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower, regardless of currency or booking place, against any and all obligations of the Borrower, now or hereafter existing under this Agreement or any other Credit Document, to the Administrative Agent, any Affected Party, any Indemnified Party or any Lender or their respective Affiliates, successors and assigns.

SECTION 16.2 Amendments, Waivers. Neither this Agreement nor any other Transaction Document, nor any provision hereof or thereof, may be waived, amended, supplemented or modified except, in each case, with the written consent of the Majority Lenders and Administrative Agent; provided, however, that no such waiver, amendment, supplement or modification shall be effective if the effect thereof would:

(i) waive, amend, supplement or modify any provision set forth in any of the following definitions without the consent of each of the Lenders: Advance Commitment Period, Term Period, Advance Rate, Aggregate Aircraft Borrowing Base, Borrowing Base Deficiency, Individual Aircraft Borrowing Base, Conversion Date, Maximum Commitment Amount and Facility Termination Date;

(ii) reduce the principal amount of any Advance or reduce the interest payable in respect thereof, or reduce any fee payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender affected thereby;

(iii) (A) change the Stated Maturity Date, (B) postpone the date for payment of any Obligation hereunder or (C) change the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender affected thereby;

(v) permit the assignment or delegation by GLS, the Borrower or any of the Borrower Subsidiaries of any of its respective rights or obligations under any Transaction Document (except as delegated pursuant to the Service Provider Agreements), without the written consent of each Lender;

(vi) release any material portion of the Collateral from the Lien of the Security Trust Agreement (other than in connection with a transfer, sale or other disposition permitted under Section 9.8 hereof or as otherwise provided in or contemplated by the Transaction Documents), or alter the relative priorities of the Obligations entitled to the Liens of the Security Trust Agreement, without the consent of each Lender and each Eligible Counterparty;

(vii) change the amount of, or order of priority in which, payments of funds on deposit in the Collection Account are to be applied in accordance with the terms hereof, without the written consent of each Lender affected thereby and each Eligible Counterparty affected thereby;

(viii) change any provision in Section 4.4 or any other provision hereof in any manner which would alter the pro rata allocation among the Lenders, respectively, of Advances to be made hereunder or repayments in respect thereof, in each case without the written consent of each Lender affected thereby;

(ix) change any provision of this Section 16.2, without the consent of each Lender affected thereby and each Eligible Counterparty affected thereby;

(x) change the percentage set forth in the definition of Majority Lenders, without the written consent of each Lender affected thereby;

(xi) change or waive any provision of Article XIII as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent; or

(xii) waive, amend, supplement, modify or change any provision of the Credit Documents without the consent of each Service Provider and Eligible Counterparty adversely affected thereby.

SECTION 16.3 Notices, Etc.

(a) Generally. Subject to the provisions of clauses (b), (c) and (d) below, all notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under this Agreement) shall be given or made in writing (including by telecopy) delivered, if to the Borrower, to its address specified on the signature pages hereto, if to the Administrative Agent, to its address specified on the signature pages hereto (with a copy to its counsel at the address specified in this Section 16.3(a)), and if to any Lender, to its “Address for Notices” specified in the Administrative Questionnaire delivered by such Lender to the Administrative Agent; or, as to any party, at such other address as shall be designated by such party in a notice to the Administrative Agent and the Borrower. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications to the Administrative Agent provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

Administrative Agent’s Counsel

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attn: Helfried Schwarz

Telephone No.: (212) 530-5434

Facsimile No.: (212) 822-5434

(b) Communications to Administrative Agent. Each of the Borrower and Manager hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or the other Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement or the other Credit Documents prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or the other Credit Documents or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Closing Date or any Advance Date (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each of the Borrower and Manager agrees to continue to provide the Communications to the Administrative Agent in the manner specified herein but only to the extent requested by the Administrative Agent.

(c) Platform. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED

BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Effectiveness of Receipts. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes hereof. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement or the other Credit Documents, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Alternative Notifications. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto in any other manner specified herein.

SECTION 16.4 Costs and Expenses. In addition to the rights of indemnification granted under Section 15.1, the Borrower agrees to pay on demand, at any time on or after the Closing Date, all costs and expenses (other than with respect to Taxes, the indemnities for which are set out solely in Section 5.3 of this Agreement) in connection with the negotiation, preparation, implementation, execution, delivery, administration and enforcement of this Agreement, the other Transaction Documents, and the other documents and agreements to be delivered hereunder, and any amendments, waivers or consents executed in connection with this Agreement and/or the other Transaction Documents, including, without limitation, (i) the reasonable legal fees and disbursements of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Administrative Agent, (ii) the other reasonable out-of-pocket costs and expenses of the

Administrative Agent and the Lenders (the “Credit Parties”), including, without limitation, due diligence expenses, and printing, reproduction, document delivery and communication costs, each as incurred in connection with the transactions contemplated hereunder, or the preparation, review, negotiation, execution and delivery of the Transaction Documents, (iii) all fees and expenses of the Administrative Agent in connection with any amendments, waivers and consents (but not any assignments or participation agreements) executed in connection with the Transaction Documents, (iv) all costs and expenses, if any (including counsel fees and expenses), of the Credit Parties, in connection with the enforcement of the Transaction Documents (but excluding expenses incurred by the Administrative Agent in unsuccessful litigation against the Borrower), and (v) all costs and expenses (including counsel fees and expenses) of the Security Trustee and the Account Bank. The Borrower shall pay all amounts under this Section 16.4 from time to time upon demand pursuant to the Flow of Funds and after the Borrower and the Service Providers have been furnished with reasonably detailed evidence thereof. The Borrower’s obligations under this paragraph shall survive any termination of this Agreement.

SECTION 16.5 Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, the provisions for the benefit of the Servicer and the Eligible Counterparties shall inure to the benefit of the Servicer and the Eligible Counterparties, respectively, and their successors and assigns, and the provisions of Article V, Article X and Article XV shall inure to the benefit of the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XIV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article VIII and the indemnification and payment provisions of Article V and Article XV and Section 16.4 shall be continuing and shall survive any termination of this Agreement.

SECTION 16.6 Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 16.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 16.8 Governing Law; Venue.

(a) THIS AGREEMENT SHALL IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE SECURITY TRUSTEE FOR THE BENEFIT OF THE LENDERS AND THE ELIGIBLE COUNTERPARTIES IN THE COLLATERAL, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) EACH PARTY TO THIS AGREEMENT AGREES THAT ANY SUIT, LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND IN THE COURTS OF ITS OWN CORPORATE DOMICILE, IN RESPECT OF ACTIONS BROUGHT AGAINST IT AS A DEFENDANT, AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF EACH SUCH COURT FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT.

(c) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, LEGAL ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY IN ANY COURT REFERRED TO IN CLAUSE (b) ABOVE AND HEREBY FURTHER WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY CLAIM THAT SUCH COURT IS NOT A CONVENIENT FORUM FOR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING.

(d) EACH OF THE BORROWER AND THE MANAGER AGREES THAT THE PROCESS BY WHICH ANY SUIT, ACTION OR PROCEEDING IS BEGUN MAY BE SERVED ON IT BY BEING DELIVERED IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING IN THE CITY OF NEW YORK TO PUGLISI & ASSOCIATES, WITH AN OFFICE ON THE DATE HEREOF AT 850 LIBRARY AVENUE, SUITE 204, NEWARK, DELAWARE 19711, AND EACH OF THEM HEREBY APPOINTS PUGLISI & ASSOCIATES ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF SUCH SERVICE OF LEGAL PROCESS.

SECTION 16.9 Counterparts.

(a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Transaction Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 16.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE LENDERS OR ANY OTHER AFFECTED PERSON OR INDEMNIFIED PARTY. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

SECTION 16.11 Third Party Beneficiary. This Agreement shall only inure to the benefit of and be binding upon the parties hereto, the Eligible Counterparties and the Servicer and their respective successors and permitted assigns and no third party other than the Eligible Counterparties and the Servicer is entitled to benefit from this Agreement or the terms hereof.

SECTION 16.12 Recourse Against Certain Parties; No Proceedings.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Lender or Eligible Counterparty as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such party or any incorporator, affiliate, stockholder, officer, employee or director of such party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such party or any incorporator, stockholder, affiliate, officer, employee or director of such party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such party and each incorporator, stockholder, affiliate, officer, employee or director of such party or of any such administrator, or any of them, for breaches by such party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 16.12 shall survive the termination of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of any short-term promissory notes issued by it in connection with this Agreement. All payment obligations of each Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its short-term promissory notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by such Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its short-term promissory notes.

(c) Each of the Manager and the Security Trustee agrees that it will not institute against the Borrower or any Borrower Subsidiary, or join any other Person in instituting against the Borrower or any Borrower Subsidiary, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person or after the expiry of such one year plus one day period.

(d) Each of the parties hereto (other than the relevant Conduit Lender) agrees that it will not institute against, or join any other Person in instituting against, such Conduit Lender any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any commercial paper issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper shall have been outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person or after the expiry of such one year plus one day period.

(e) Each of the parties hereto hereby agrees that all amounts payable by the Borrower or any Borrower Subsidiary in respect of the Obligations hereunder shall be recoverable only from and to the extent of:

(i) amounts on deposit in the Collection Account;

(ii) any other assets of the Borrower and the Borrower Subsidiaries and any proceeds thereof;

(iii) in the case of any payments by way of indemnity to be made by the Borrower pursuant to any Transaction Document, to any liability insurance proceeds payable in respect of such indemnity obligation on the part of the Borrower; provided that any such liability insurance proceeds shall be held in trust for the Person entitled to the relevant indemnity by the recipient thereof; and

(iv) any other Collateral pledged under the Security Trust Agreement,

and in consequence each of the parties hereto (other than the Borrower) hereby agrees (A) that it shall look solely to the foregoing property for payment of all amounts payable by the Borrower or any Borrower Subsidiary in respect of the obligations hereunder and that neither the Borrower nor any Borrower Subsidiary shall be otherwise personally liable therefor and (B) that it shall not petition for the bankruptcy, Irish law examinership, insolvency, winding up, liquidation, reorganization, amalgamation or dissolution of the Borrower or any Borrower Subsidiary (or any of their assets or undertakings); provided that if any such proceeding is commenced by any other Person, such party shall be entitled to join, claim or prove in such proceeding; provided, that the foregoing provisions of this Section 16.12(e) shall not:

(1) limit or restrict in any way the accrual of interest on any unpaid amount (although the limitations as to the personal liability of the Borrower and each Borrower Subsidiary shall apply to such interest on such unpaid amount); or

(2) limit or restrict in any way the personal liability of the Borrower or any Borrower Subsidiary for the discharge of its non-monetary obligations in relation to its covenants, undertakings, representations and warranties (or any monetary obligations arising from any breach thereof) under any other Transaction Document.

SECTION 16.13 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 16.14 Resolution of Drafting Ambiguities. Each of the Borrower and the Manager acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Transaction Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

SECTION 16.15 Confidentiality.

(a) Unless otherwise required by applicable law, the Borrower and the Manager each agrees to maintain the confidentiality of the financial terms and conditions of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and the identity of the parties hereto, to the other Transaction Documents and otherwise participating in such transactions; provided, that this Agreement may be disclosed to (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrative Agent, (ii) the Borrower’s legal counsel and auditors and (iii) any Government Entity if required by law.

(b) Each of the Administrative Agent, the Security Trustee, the Account Bank (in each case, for itself and not on behalf of any Lender or other party hereto) and each of the Lenders agrees with the Borrower and the Service Providers to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates, investors, potential investors, credit enhancers and each such Person’s respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 16.15(b), to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) to the Borrower, any member of the Genesis Group or any of their respective Subsidiaries or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 16.15(b) or (y) becomes available to the Administrative Agent, the Security Trustee, the Account Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a member of the Genesis Group, the Borrower, a Service Provider, a Lessee or any of their respective Subsidiaries. For purposes of this Section, “Information” means all information received from any member of the Genesis Group, the Borrower, any of its respective Subsidiaries or from the Servicer or a Lessee relating to the Genesis Group, the Borrower or any of its respective Subsidiaries or any of their respective businesses, including any information relating to a Lessee or a Lease, other than any such information that is available to the Administrative Agent, the Security Trustee, the Account Bank or any Lender on a nonconfidential basis prior to disclosure by any member of the Genesis Group, the Borrower or any of its respective Affiliates. Any person required to maintain the confidentiality of Information as provided in this Section 16.15(b) shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 16.16 USA Patriot Act Notice. The Administrative Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, such Person is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Person to identify the Borrower in accordance with the Patriot Act.

SECTION 16.17 Security Trustee/Account Bank Notice. To help fight the funding of terrorism and money laundering activities, the Security Trustee and the Account Bank will obtain, verify and record information that identifies individuals or entities that establish a relationship or open an account with the Security Trustee and/or Account Bank. The Security Trustee and Account Bank will ask for the name, address, tax identification number and other information that will allow either of them to identify the individual or entity who is establishing the relationship or opening the account. The Security Trustee and Account Bank may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

SECTION 16.18 Security Trustee/Account Protections. The rights, protections and indemnities of the Security Trustee as set forth in the Security Trust Agreement shall be incorporated herein for the benefit of the Security Trustee and the Account Bank, as applicable, as though explicitly set forth herein.

SECTION 16.19 Currency Indemnity. This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Borrower under this Agreement and the other Credit Documents to each Lender or the Administrative Agent (in this Section 16.19 called an “Entitled Person”) to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum such Entitled Person may in accordance with normal banking procedures purchase, and transfer to New York City, Dollars in the amount originally due to such Entitled Person with the judgment currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 16.19 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at New York, New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay each Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid.

SECTION 16.20 Indemnification of Security Trustee and Account Bank. Each Non-Conduit Lender agrees to indemnify each of the Security Trustee and the Account Bank (in each case, to the extent not reimbursed by the Borrower), ratably in accordance with the aggregate principal amount of the outstanding Advances made by the Non-Conduit Lenders (or, if no Advances are at the time outstanding, ratably in accordance with their respective Non-Conduit Lender Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Security Trustee or the Account Bank in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Security Trustee or the Account Bank under this Agreement or any other Transaction Document; provided, that no such Non-Conduit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Security Trustee’s or the Account Bank’s gross negligence or willful misconduct.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GENESIS ACQUISITION LIMITED, as Borrower
By:	/s/ John McMahon
	Name:	John McMahon
	Title:	Director

Genesis Acquisition Limited
Clarendon House
2 Church Street
Hamilton, HM 11
Bermuda
Facsimile No.: 441 292 4720/295 1861

Credit Agreement

GENESIS LEASE LIMITED, as Manager
By:	/s/ John McMahon
	Name:	John McMahon
	Title:	Director

Genesis Lease Limited
Clarendon House
2 Church Street
Hamilton, HM 11
Bermuda
Facsimile No.: 441 292 4720/295 1861

Credit Agreement

CITIBANK, N.A., as Administrative Agent
By:	/s/ Thomas Hollahan
	Name:	Thomas Hollahan
	Title:	VP

Citibank, N.A.
2 Penns Way, Suite 100
New Castle, DE 19720
Attention: Dana Thompson
Telephone: 302-894-6082
Fax: 212-994-0961

Credit Agreement

CITIBANK, N.A., as Lender
By:	/s/ Thomas Hollahan
	Name:	Thomas Hollahan
	Title:	VP

Citibank, N.A.
2 Penns Way, Suite 100
New Castle, DE 19720
Attention: Dana Thompson
Telephone: 302-894-6082
Fax: 212-994-0961

Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Eric C. Blau
	Name:	Eric C. Blau
	Title:	Director

With a copy to:

Conduit Administration c/o Wachovia Capital Markets, LLC One Wachovia Center 301 S. College St., TW-10 Charlotte, NC 28288-0600 Fax: 704-383-9579 Email: cp.conduits@wachovia.com with a further copy to:

Eric Blau Wachovia Capital Markets, LLC One Wachovia Center 301 S. College St., NC0174 Charlotte, NC 28288 Fax: 704-383-4012

Credit Agreement

VARIABLE FUNDING CAPITAL COMPANY LLC, as Lender
By:	Wachovia Capital Markets, LLC As attorney-in-fact
By:	/s/ Douglas R. Wilson, Sr.
	Name:	Douglas R. Wilson, Sr.
	Title:	Director

With a copy to:

Conduit Administration c/o Wachovia Capital Markets, LLC One Wachovia Center 301 S. College St., TW-10 Charlotte, NC 28288-0600 Fax: 704-383-9579 Email: cp.conduits@wachovia.com with a further copy to:

Eric Blau Wachovia Capital Markets, LLC One Wachovia Center 301 S. College St., NC0174 Charlotte, NC 28288 Fax: 704-383-4012

Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Security Trustee and Account Bank
By:	/s/ Eileen M. Hughes
	Name:	Eileen M. Hughes
	Title:	Vice President
By:	/s/ William Schwerdtman
	Name:	William Schwerdtman
	Title:	Associate

60 Wall Street, 26th Floor New York, NY 10005 Attention: Trust and Securities/Structured Finance Services Fax: 212-553-2458

Credit Agreement

ALLIED IRISH BANKS, P.L.C., as Lender
By:	/s/ Grace Gilligan
	Name:	Grace Gilligan
	Title:	Senior Vice President
By:	/s/ Michael Ryan
	Name:	Michael Ryan
	Title:	Senior Vice President

Allied Irish Banks, p.l.c., Bankcentre, Ballsbridge, Dublin 4, Ireland, Telephone No.: 353 1 6414832 Facsimile No.: 353 1 6682508

Credit Agreement

ALLIANCE & LEICESTER COMMERCIAL FINANCE plc, as Lender
By:	/s/ Jonathan Marchant
	Name:	Jonathan Marchant
	Title:	Senior Manager

Alliance & Leicester Commercial Finance plc 3rd Floor 120 New Cavendish Street London WIW 6XX Telephone No.: 020 7907 3600

Credit Agreement

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND, as Lender
By:	/s/ Claire Mesmain
	Name:	Claire Mesmain
	Title:	Associate Director

Bank of Scotland Aircraft Finance 155 Bishopsgate London EC2M 3YB UK Attn: Claire Mesmain Telephone No.: 44 (0) 207 012 9189 Facsimile No.: 44 (0) 207 012 9455

Credit Agreement

BTMU CAPITAL CORPORATION, as Lender
By:	/s/ Cheryl Behan
	Name:	Cheryl Behan
	Title:	Senior Vice President

BTMU Capital Corporation 111 Huntington Avenue, Suite 400 Boston, MA 02199-9000 USA Telephone No.: 617-573-9000 Facsimile No.: 617-345-5153

Credit Agreement

BAYERISCHE HYPO- UND VEREINSBANK AG, LONDON BRANCH as Lender
By:	/s/ Lutz Pfeilsticker
	Name:	Lutz Pfeilsticker
	Title:	VP

By:	/s/ Wolfgang Schmidt
	Name:	Wolfgang Schmidt
	Title:	VP

Bayerische Hypo- und Vereinsbank AG,
London Branch
Moor House
120 London Wall
London EC2Y 5ET
Booking office:
Telephone No.: 44 20 7826 1485-1481
Facsimile No.: 44 20 7826 1488
Email: Loan.services@hvbeurope.com

Other issues: MIF 2 AF Telephone No.: 49 89 378-25117 Facsimile No.: 49 89 378 20345 Email: lutz.pfeilsticker@hvb.de

Credit Agreement

LANDESBANK BADEN-WÜRTTEMBERG, as Lender
By:	/s/ Thomas Leidenberger
	Name:	Thomas Leidenberger
	Title:	Vice President

By:	/s/ Christian Bezner
	Name:	Christian Bezner
	Title:	Senior Project Manager

Landesbank Baden-Württemberg
6751 H Structured Finance
Am Hauptbahnhof 2
70173 Stuttgart
Germany
Attn: Christian Bezner
Telephone No: +49 711 127 49759
Facsimile No.: +49 711 127 49747
christian.bezner@lbbw.de

Credit Agreement

NEC LEASING, LTD., as Lender
By:	/s/ Tomoyuki Kato
	Name:	Tomoyuki Kato
	Title:	President

NEC Leasing, Ltd.
NEC-Sumisei Building
29-11, Shiba 5-chome, Minato-ku
Tokyo 108-0014, Japan
Telephone No: 81 03-5476-5633
Facsimile No.: 81 03-5476-5424
Attn: Kazuhiko Segawa
Email: ksegawa@sog.nel.nec.co.jp

Credit Agreement

NORDDEUTSCHE LANDESBANK GIROZENTRALE, as Co-Documentation Agent and as Lender
By:	/s/ Brauns
	Name:	Brauns
	Title:	SVP

By:	/s/ Gruenke
	Name:	Gruenke
	Title:	VP

Norddeutsche Landesbank Girozentrale Ship and Aircraft Finance Department Friedrichswall 10 30159 Hannover Germany Attn: Claudia Ziemer Telephone No: 49 511 361 5201 Facsimile No.: 49 511 361 4785

WESTLB AG, LONDON BRANCH as Lender
By:	/s/ John Swift
	Name:	John Swift
	Title:	Director

By:	/s/ Victoria Hartley
	Name:	Victoria Hartley
	Title:	Executive Director

WestLB AG London Branch Woolgate Exchange 25 Basinghall Street London EC2V 5HA UK Telephone No: 44 0 20 7020 7818 Facsimile No.: 44 0 20 7020 7820 Attn: John Swift

Credit Agreement

BAYERISCHE LANDESBANK, as Lender
By:	/s/ Christian Saur
	Name:	Christian Saur
	Title:	First Vice President

By:	/s/ Sabine Kruse
	Name:	Sabine Kruse
	Title:	Vice President

Bayerische Landesbank Departm. 2611/Aircraft Finance Brienner Straße 18 80333 Muenchen Germany Telephone No: 49 89 2171-23769 Facsimile No.: 49 89 2171-23763

Credit Agreement

CALYON NEW YORK BRANCH, as Lender
By:	/s/ Brian Bolotin
	Name:	Brian Bolotin
	Title:	Managing Director

By:	/s/ Angel Naranjo
	Name:	Angel Naranjo
	Title:	Director

Calyon Corporate Investment Bank Credit Agricole Group Calyon Building 1301 Avenue of the Americas New York, NY 10019-6022 USA Telephone No.: 212-261-7000 Facsimile No.: 212-459-3185

Credit Agreement

DEKABANK DEUTSCHE GIROZENTRALE, as Lender
By:	/s/ Angelika Beyer
	Name:	Angelika Beyer
	Title:	First Vice President

By:	/s/ Carsten Grote
	Name:	Carsten Grote
	Title:	Assistant Vice President

DekaBank Deutsche Girozentrale Mainzer Landstrasse 16 60325 Frankfurt am Main Germany Telephone No.: 49 69 71 47-2274 Facsimile No.: 49 69 71 47-7147 Email: exportfinance@dekabank.de

Credit Agreement

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE,

as Lender
By:	/s/ Kohrsmeier-Hartmann
	Name:	Kohrsmeier-Hartmann
Title:

By:	/s/ Kai Dörmann
	Name:	Kai Dörmann
Title:

Landesbank Hessen-Thüringen Girozentrale
MT 2150 - Asset Finance
Neue Mainzer Straße 52-58
60311 Frankfurt am Main
Germany
Attn: Kai Dörmann
Telephone No.: +49 69 9132-5296
Facsimile No.: +49 69 9132-4392
Email: kai.doermann@helaba.de

Credit Agreement

NATIXIS TRANSPORT FINANCE, as Lender
By:	/s/ Christian McCormick
	Name:	Christian McCormick
	Title:	CEO

/s/ Marc Bourgade
	Name:	Marc Bourgade
	Title:	CFO

Credit Agreement

Appendix I

Table 1:

Eligible Aircraft

Aircraft Type	Maximum Age	Commitment Amount =< $250MM	Commitment Amount > $250MM
Tier I
A319-100	10
A320-200	10
B737-700	10	100%	100%
B737-800	10
Tier II
A321-200	10
A330-200	10
B737-400 (EFIS)	12	34% for whole
B737-300 (EFIS)	12	Tier with minimum
B747-400F	7	requirement of	50%
B757-200 ETOPS	12	two Tier I Aircraft
B757-200F	7	for each Tier II
B767-300ER	12	Aircraft
B767-200F	7
B767-300F	7
B777-200ER	10
B777-300ER	10
ERJ-170	N/A
Tier III
A330-300	10
B737-300(Analog)	12	25% for whole
B737-400 (Analog)	12	Tier with minimum
B737-300F	7	requirement of	25%
B737-300QC	10	three Tier I Aircraft
B737-500	12	for each Tier III
B757-200	12	Aircraft
MD-11F	10

Table 2:

Concentration Limits

Warehouse Concentration Limits	Warehouse Size (Outstanding Principal Amount) Up to $100MM	Warehouse Size (Outstanding Principal Amount) >100 - 175 MM	Warehouse Size (Outstanding Principal Amount) >175 - 250 MM	Warehouse Size (Outstanding Principal Amount) > 250 MM
Lessee Concentration Limits
Single Lessee	$75MM	50.00%	30.00%	15.00%
Special Consideration Country Lessee	$50MM	30.00%	20.00%	10.00%
Three Largest Lessees	N/A	80.00%	50.00%	30.00%
Country Concentration Limits
United States	N/A	50.00%	30.00%	25.00%
Rated Country	N/A	50.00%	30.00%	22.50%
Other-Rated Country	$75MM	50.00%	30.00%	15.00%
Special Consideration Country	$50MM	30.00%	20.00%	10.00%
Region Concentration Limits
Developed Europe	N/A	70.00%	55.00%	40.00%
Developed Asia	N/A	70.00%	50.00%	35.00%
North America	N/A	50.00%	30.00%	25.00%
Emerging Europe & Africa/Middle East	N/A	60.00%	45.00%	35.00%
Latin America/Caribbean	N/A	50.00%	35.00%	25.00%
Emerging Asia/Pacific	N/A	60.00%	45.00%	40.00%
Additional Aircraft Concentration Limits
Widebody Aircraft	N/A	60%	40%	25%
Freighter Aircraft	N/A	50%	30%	15%
Regional Jet Aircraft	N/A	15%	15%	10%
Boeing Aircraft	N/A	N/A	N/A	70%
Airbus Aircraft	N/A	N/A	N/A	70%
Out-of-Production Aircraft	45%	45%	45%	45%
Other Manufacturer Aircraft	N/A	15%	15%	10%

Region	Countries

Developed Markets:
Europe

Aland Islands, Andorra, Austria, Belgium, Denmark, Faroe Islands, Finland, France, Germany, Greece, Iceland, Ireland, Isle of Man, Italy, Liechtenstein, Luxembourg, Monaco, Netherlands, Norway, San Marino, Spain, Svalbard (Finland), Sweden, Switzerland, United Kingdom, Vatican City (Holy See)

North America	Canada, Greenland and United States
Asia	Australia, Hong Kong, Japan, New Zealand and Singapore
Emerging Markets:
Europe

Armenia, Azerbaijan, Belarus, Bosnia & Herzegovina, Bulgaria, Channel Islands, Croatia, Cyprus, Czech Republic, Estonia, Georgia, Gibraltar, Hungary, Kosovo, Latvia, Lithuania, Macedonia, Malta, Moldova, Montenegro, Nagorno-Karabakh, Northern Cyprus, Poland, Portugal, Reunion (French), Romania, Russia, Saint Pierre and Miquelon (French), Slovakia, Slovenia, South Ossetia, Turkey, Ukraine

Asia/Pacific

Afghanistan, American Samoa, Bangladesh, Bhutan, Brunei Darussalam, Cambodia, China, Christmas Island, Cocos Island, Cook Islands, Fiji, French Polynesia, Guam (USA), India, Indonesia, Kazakhstan, Kiribati, Kyrgyz Republic, Laos, Macao, Malaysia, Maldives, Marshall Islands, Micronesia, Mongolia, Nauru, Nepal, New Caledonia, Norfolk Island, North Korea, Northern Mariana Islands, Pakistan, Palau, Papua New Guinea, Philippines, Samoa, Solomon Islands, South Korea, Sri Lanka, Taiwan, Tajikistan, Thailand, Timor-Leste, Tonga, Turkmenistan, Tuvalu, Uzbekistan, Vanuatu, Vietnam, Wallis & Futuna

Latin America/Caribbean

Anguilla, Antigua & Barbuda, Argentina, Aruba, Ascension Island, Bahamas, Barbados, Belize, Bermuda, Bolivia, Brazil, British Virgin Islands, Cayman Island, Chile, Colombia, Costa Rica, Cuba, Dominica, Dominican Republic, Ecuador, El Salvador, Falkland Islands, French Guiana, Grenada, Guadeloupe, Guatemala, Guyana, Haiti, Honduras, Jamaica, Martinique (French), Mexico, Montserrat, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, Puerto

Region	Countries
Rico (USA), Saint Helena, Saint Vincent & the Grenadines, St. Lucia, Suriname, Trinidad & Tobago, Tristan de Cunha, Turks and Caicos Islands, Uruguay, US Virgin Islands (USA), Venezuela
Africa/Middle East

Algeria, Angola, Bahrain, Benin, Botswana, Burkina Faso, Burundi, Cameroon, Cape Verde, Central African Republic, Chad, Comoros, Democratic Republic of Congo, Republic of Congo, Cote d’Ivoire, Djibouti, Egypt, Equatorial Guinea, Eritrea, Ethiopia, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Iran, Iraq, Jordan, Kenya, Kuwait, Lebanon, Lesotho, Liberia, Libya, Madagascar, Malawi, Mali, Mauritania, Mauritius, Mayotte (French), Morocco, Mozambique, Namibia, Niger, Nigeria, Oman, Palestine, Qatar, Rwanda, São Tomé and Príncipe, Saudi Arabia, Senegal, Seychelles, Sierra Leone, Somalia, Somaliland, South Africa, Sudan, Swaziland, Syria, Tanzania, Togo, Tunisia, Uganda, United Arab Emirates, Western Sahara, Yemen, Zambia, Zimbabwe

Special Consideration

Aland Islands, Albania, Algeria, American Samoa, Andorra, Angola, Anguilla, Antigua & Barbuda, Aruba, Ascension Island, Bahamas, Bangladesh, Barbados, Bhutan, Botswana, British Virgin Islands, Brunei Darussalam, Christmas Island, Cocos Island, Cook Islands, Djibouti, Dominica, Dominican Republic, Falkland Islands, Faroe Islands, Fiji, French Guiana, French Polynesia, Gabon, Gambia, Gibraltar, Greenland, Guadeloupe, Guam (USA), Guinea, Honduras, Isle of Man, Israel, Jamaica, Kazakhstan, Kenya, Kiribati, Lebanon, Lesotho, Liechtenstein, Macedonia, Maldives, Mali, Marshall Islands, Martinique (French), Mauritania, Mauritius, Monaco, Mongolia, Montserrat, Mozambique, Nauru, Nepal, Netherlands Antilles, Nicaragua, Norfolk Island, Northern Cyprus, Northern Mariana Islands, Pakistan, Palau, Papua New Guinea, Paraguay, Puerto Rico (USA), Reunion (French), Romania, Saint Helena, Saint Pierre and Miquelon (French), Saint Vincent & the Grenadines, Samoa, San Marino, Saudi Arabia, Serbia, Seychelles, Slovenia, Sri Lanka, St. Lucia, Suriname, Swaziland, Tajikistan, Tanzania, Timor-Leste, Tonga, Trinidad & Tobago, Tristan da Cunha, Tunisia, Turks and Caicos Islands, Tuvalu, Ukraine, Uruguay, US Virgin Islands (USA), Vanuatu, Vatican City (Holy See), Venezuela, Wallis & Futuna, and all other countries not listed

Prohibited

Abkhazia, Afghanistan, Azerbaijan, Belarus, Belize, Benin, Burkina Faso, Burundi, Cambodia, Central African Republic, Chad, Comoros, Democratic Republic of Congo, Republic of Congo, Cote d’Ivoire, Cuba, Equatorial Guinea, Eritrea, Gambia, Guinea-Bissau, Guyana, Haiti, Iran, Iraq, Kosovo, Kyrgyz Republic, Laos, Liberia, Mayotte (French), Micronesia, Moldova, Montenegro, Myanmar (Burma), Nagorno-Karabakh, Namibia, New Caledonia, Niger, North Korea, Palestine, Pridnestrovie, Rwanda, São Tomé and Príncipe, Senegal, Sierra Leone, Solomon Islands, Somalia, Somaliland, South Ossetia, Sudan, Syria, Togo, Turkmenistan, Uganda, Uzbekistan, Western Sahara, Yemen, and Zimbabwe.

Table 3:

Core Lease Provisions

1.	Representations and Warranties, etc.

representations and warranties or a legal opinion or such other comfort acceptable to the Lessor as to, without limitation, the due execution of such Lease by the related Lessee and the validity of such Lessee’s obligations thereunder, due authorization of such Lease and procurement of relevant licenses and permits in connection therewith;

2.	Subleasing

permission to sublease only if the primary Lessee thereunder remains obligated to make payments on such primary Lease, except with respect to the specific classes of sublessees and under the specific conditions provided in such Lease;

3.	Permitted Encumbrances

provisions requiring the Lessee not to create any encumbrances in respect of the Aircraft or the related engines, except for exceptions thereto consistent with Leasing Company Practice, including encumbrances not affecting the use or operation of the Aircraft arising in the ordinary course of the Lessee’s business;

4.	No Right to Sell

the Lease shall not permit a Lessee to sell any Aircraft except, with respect to an Aircraft the subject of a purchase option, pursuant to an agreement entered into by such Lessee prior to the exercise of such purchase option to sell or otherwise transfer ownership of such Aircraft upon the exercise of such purchase option;

5.	Events of Loss

provisions stipulating that the lease will terminate if there is an Event of Loss with respect to the relevant Aircraft (unless the Lessee is provided a right to provide a replacement Eligible Aircraft in accordance with Leasing Company Practice);

6.	Return of Aircraft

provisions for redelivery of the relevant Aircraft, including, if applicable, replacement engines and parts, on expiry or termination of the Lease (other than any expiration or termination coincident with the purchase of the relevant Aircraft pursuant to exercise of a purchase option by the relevant Lessee or in cases in which such Lease provides for retention of the relevant Aircraft by the lessee or for delivery to a third party), specifying the required return condition and any obligation upon the Lessee to remedy or compensate the Lessor, directly or indirectly, for any material deviations from such return condition, in each case considering the other terms of the relevant Lease and to the extent consistent with Leasing Company Practice;

7.	Termination Events

provisions setting forth the conditions under which the Lessor may terminate a Lease and repossess the relevant Aircraft, at any time after the expiration of any agreed grace period or remedy period, in each case consistent with Leasing Company Practice;

8.	Assignment

provisions prohibiting the assignment of any benefits or obligations under the Lease to any Person, subject to exceptions consistent with Leasing Company Practice;

9.	Disclaimer of Conditions or Warranty

provisions acknowledging that when the Lessee gives formal notice of acceptance of the relevant Aircraft, it takes delivery of such Aircraft with no condition, warranty or representation of any kind having been given by or on behalf of the Lessor in respect of such aircraft, except as to matters expressly set forth in the Lease or in connection with the acceptance of such Aircraft;

10.	Net Lease

provisions stating the Lessee’s obligation to make rental payments is absolute and unconditional under any and all circumstances and regardless of other events or similar provisions, subject to exceptions consistent with Leasing Company Practice; and

11.	Maintenance

maintenance provisions consistent with Leasing Company Practice.

EXHIBIT A

FORM OF ADVANCE REQUEST

ADVANCE REQUEST

[Date]

CITIBANK, N.A.,

as Administrative Agent for the Lenders
under the Credit Agreement referred to below

2 Penns Way, Suite 100

New Castle, DE 19720

Attn: Dana Thompson

Facsimile No.: 1-212-994-0961

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Security Trustee and as Account Bank
under the Credit Agreement referred to below

c/o Deutsche Bank National Trust Company

25 DeForest Avenue, MS 010105

Summit, NJ 07901

Attention: Trust and Securities/Structured Finance Services

Facsimile No.: 1-212-553-2458

Ladies and Gentlemen:

The undersigned, Genesis Acquisition Limited, an exempted company incorporated and existing under the laws of Bermuda (the “Borrower”) refers to that certain Credit Agreement dated as of April 5, 2007 (as it may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Genesis Lease Limited, as Manager, the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, and Deutsche Bank Trust Companies Americas, as Security Trustee and Account Bank, and hereby gives you notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned requests one or more Advances under the Credit Agreement, and in that connection sets forth below the information relating to each such Advance as required by Section 2.2(a) of the Credit Agreement (capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement):

(i) The Advance Date is ____________, ____.

(ii) The aggregate principal amount of this Advance is $________.

Exh. A-1

(iii) The Interest Period will be of [one] [three] month duration. This election will become effective starting on the Interest Period following the Payment Date which occurs after this Advance Date, unless the Advance Date occurs on the same date as a Payment Date, in which case the interest election will become effective starting on the Advance Date.

(iv) The Lenders are to fund the proceeds of this Advance to the following account:

Bank Name: Citibank, N.A.

Location: New York

Account Name: Agency/Medium Term Finance

Account #: 36852248

ABA #: 021000089

Ref.: Genesis Acquisition Ltd.

(v) The date or dates (any of which shall be a Business Day), not less than four Business Days from the date that the Borrower delivers this Advance Request that the Borrower anticipates that the conditions precedent to funding against any Financed Aircraft to be financed pursuant to the Advances (the “Requested Aircraft”) set forth in Section 6.2 of the Credit Agreement shall be satisfied as to each such Requested Aircraft are set forth in Annex I attached hereto.

(vi) Attached hereto as Annex II is a true and correct copy of the borrowing base certification required by Section 2.2(a) of the Credit Agreement.

(vii) Attached hereto as Annex III are true and correct copies of each of the schedules, annexes, exhibits and other attachments required to be updated or added to the various Transaction Documents, under the terms thereof, pursuant to the consummation of the transactions contemplated in the making of the requested Advances.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Advance Date after giving effect to the Advances requested hereunder and the consummation of the transactions contemplated in the making of such Advances:

(A) The date of such Advances is a Business Day;

(B) The representations and warranties of the Borrower contained in Article VIII of the Credit Agreement are true and correct in all material respects, with the same effect as though made on such date (except, that any such representations or warranties expressly stated by their terms to be made only at or as of one or more earlier dates or times, shall be made only at or as of such earlier dates or times);

(C) No Default or Event of Default, Manager Default, Servicer Termination Event, or event that would constitute a Servicer Termination Event but for the passage of time or the giving of notice or both, has occurred and is continuing, or will result from the making of such Advances; and

Exh. A-2

(D) All conditions precedent contained in Section 6.2 of the Credit Agreement which do not require the submission of documentary evidence have been satisfied or will be satisfied as of the Advance Date.

Exh. A-3

Very truly yours,

GENESIS ACQUISITION LIMITED, as Borrower
By:
Name:
Title:

Exh. A-4

ANNEX I

Anticipated Date of Satisfaction of Conditions Precedent for each Requested Aircraft

The Borrower anticipates that the conditions precedent to funding against each of the Requested Aircraft shall be satisfied as to each such Requested Aircraft listed below as set forth in Section 6.2 of the Credit Agreement on the following date(s):

[To be completed by Borrower, as applicable]

Exh. A-5

ANNEX II

Form of Borrowing Base Certification

Advance Request Number

Date of Advance Request

Advance Date

Aircraft Number

MSN

Engines

Date of Manufacture/Conversion

Purchase Date

Lessee

Lease Rental Amount

Rental Frequency

Lease Expiry Date

Lease Payment Currency

Security Deposit

Supplemental Rent

Aircraft Type

Aircraft Tier

Aircraft Tier Concentration Percentage

Aircraft Tier Concentration Limit Exceeded?

Aircraft Age

Aircraft Age Limit Exceeded?

Weighted Aircraft Portfolio Age Limit Exceeded?

Aircraft/Engine Combination Flown by More than Ten Operators?

More than 30% of Aircraft Type Flown by Three or Fewer Operators?

Event of Loss occurred?

Lessee

Single Lessee Concentration Limit Exceeded?

Special Consideration Country Lessee Limit Exceeded?

Three Largest Lessee’s Concentration Limit Exceeded?

Exh. A-6

Country

“Prohibited Jurisdiction” under OFAC?

Prohibited Country?

Country Concentration Limit

Country Concentration Limit Exceeded?

Region

Region Concentration Limit

Region Concentration Limit Exceeded?

Additional Aircraft Concentration Type (1)

Additional Aircraft Concentration Limit

Additional Aircraft Concentration Limit Exceeded?

Ratio of EBITDA to Interest Expense at least 1.5:1?
(does not apply for the earlier of the first six months after the Closing Date)

Documented Purchase Price

Current Market Value as of Initial Appraisal

Base Value as of Initial Appraisal

Date of Appraisal

Initial Agreed Value

Outstanding Principal Balance on Existing Portfolio

Aggregate Aircraft Borrowing Base of Existing Portfolio

Advance Rate for Aircraft to be Acquired

Individual Aircraft Borrowing Base of Aircraft to be Acquired

Advance Amount

Individual Aircraft Borrowing Base Exceeded?

Outstanding Principal Balance post-Acquisition

Borrowing Base Deficiency?

Notes:

(1)	Additional Aircraft Concentration Type includes:
•	Widebody Aircraft
•	Freighter Aircraft
•	Regional Jet Aircraft
•	Boeing Aircraft
•	Airbus Aircraft
•	Out-of-Production Aircraft
•	Other Manufacturer

Exh. A-7

ANNEX III

Modified and Additional Attachments

[To be attached]

Exh. A-8

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [_________], in its capacity as a Lender under the Credit Agreement identified below (as amended, the “Credit Agreement”) (such Lender, the “Assignor”), and [___________] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amounts and percentage interests identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case, solely to the extent related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty of any kind, whether express or implied, by the Assignor.

(a) Assignor:	______________________________
(b) Assignee:	______________________________
(c) Borrower:	Genesis Acquisition Limited
(d) Administrative Agent:	Citibank, N.A., as the Administrative Agent under the Credit Agreement
(e) Security Trustee:	Deutsche Bank Trust Company Americas

Exh. B-1

(f) Credit Agreement:	That certain Credit Agreement dated as of April 5, 2007 by and among the Borrower, the Manager, the Lenders, the Administrative Agent, the Security Trustee and the Account Bank.
(g) Assigned Interest:

Amount of Non- Conduit Lender Commitment of _____[1]	Amount of Non- Conduit Lender Commitment of _____[2] assigned	Percentage of Non- Conduit Lender Commitment of _______[3] assigned	Amount of Advances of _________[4]	Amount of Advances of _____[5] assigned	Percentage of Advances of _____[6] assigned
$________	$________	__._____%	$_______	$_______	__._____%

______________

[1]	Applicable Lender.
[2]	Applicable Lender.
[3]	Applicable Lender.
[4]	Applicable Lender.
[5]	Applicable Lender.
[6]	Applicable Lender.

Exh. B-2

Effective Date: _____________ ___, 20___

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Exh. B-3

Consented to and Accepted:

CITIBANK, N.A., as Administrative Agent
By
Name:
Title:

[GENESIS ACQUISITION LIMITED, as Borrower
By
Name:
Title:7]

______________

[7]	Applicable only if no Event of Default exists; consent deemed to be given if the Borrower does not object to a proposed assignee within five Business Days of any request for such consent.

Exh. B-4

ANNEX 1 to

Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

(Genesis Acquisition Limited Credit Agreement)

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, including providing prior notice of the assignment contemplated by this Assignment and Assumption to the Borrower; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement, including the requirements concerning confidentiality and indemnification, as a Lender and a Non-Conduit Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is a Qualifying Lender as of the Effective Date, and it will notify the Borrower reasonably promptly after it becomes aware that it is no longer a Qualifying Lender, (iv) it has received a copy of the Credit Agreement and the other Transaction Documents, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Lender.

Exh. B-5

2. Payments.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Exh. B-6

EXHIBIT C

FORM OF MONTHLY REPORT

Genesis Acquisition Monthly Report

Summary of commercial activity

All of the Company’s [ # ] aircraft are currently on lease, to [ # ] customers in [ # ] countries. The total amounts of supplemental rents / maintenance reserves and security deposits currently held are [$___________] and [$___________] respectively.

•

On [___________] an LOI was signed with [ ________ ] for the lease of MSN [ # ], a __________, for [ # ] months. This aircraft will be redelivering from [___________]. The lease will have / will not have maintenance reserves/supplemental rent/security deposits

•	On [___________] an LOI was signed with [ ________ ] for the sale of MSN [ # ] for [$___________]. The sale will occur on [___________]

Revenue

Cash Receipts during the Reporting Period – [_____________________]

By Aircraft Type	Rent	Maintenance	Security Deposits	Interest	Other	Total

	0	0	0	0		0

Cash disbursements expected [_________________________]

Lessee	Serial No.	Description of Cost	Amount

Total

Events of Loss

[No Event of Loss was reported during the Reporting Period / Describe Event of Loss].

Notices of Lease Default

Exh. C-1

[No event of default was issued in the previous month / Describe Event of Default] .

Lease Receivables and Arrears

The total outstanding is [ $ ______ ] compared to [ $ ______ ] at the end of [ previous reporting period ].

List details of each lease which is in arrears:

Lessee	Serial No.	Months in Arrears	Rent	Maintenance	Interest	Other	Total

Total			0	0	0	0	0

Sale, Loss or Disposition of Aircraft

•	On [___________], MSN [ # ] was sold to [___________]for [$___________]
•	On [___________], MSN [ # ] was experienced an Event of Loss

In order to maintain the Borrowing Base Covenant and LTV Maintenance Test, [$___________] of debt needs to be repaid

Aircraft Type	Serial Number	Initial Appraised/ Reappraised Value [1]	Warehouse Advance Rate [2]	Debt Outstanding [3]	Individual Aircraft Borrowing Base [4 = 1 x 2]
Tier I
72.5%

Tier II
72.5%

Tier III
65.0%

PRESALE, LOSS OR DISPOSAL

Total Debt Outstanding [5 = Total of 3]

Total Initial Appraised/Reappraised Value [6 = Total of 1]

Pre-Sale, Loss or Disposal LTV [7 = 5/6]

Exh. C-2

AIRCRAFT SOLD, LOSS OR DISPOSED

Aircraft Type	Serial Number	Initial Appraised/ Reappraised Value [8]	Warehouse Advance Rate [9]	Debt Outstanding [10]	Individual Aircraft Borrowing Base [11 = 8 x 9]

Total

POST SALE, LOSS OR DISPOSAL

Total Debt Outstanding [12 = 5 – Total of 10]

Total Initial Appraised/Reappraised Value [ 13 = 6 – Total of 8]

Post-Sale, Loss or Disposal LTV [14 = 12/13]

DEBT TO BE REPAID (Higher of Borrowing Base Deficiency and LTV Maintenance Test)

Borrowing Base Deficiency [15 = 12 – (Aggregate of 4 – Aggregate of 11)]

LTV Maintenance Test [16 = 5 x 13 / 6]

Exh. C-3

Appraisal Test

•	On [___________],the appraisal tests were performed by Airclaims, AISI and MBA (attached)

Aircraft Type	Serial Number	Initial Appraised/ Reappraised Value [1]	Warehouse Advance Rate [2]	Debt Outstanding [3]	Individual Aircraft Borrowing Base [4 = 1 x 2]
Tier I
72.5%

Tier II
72.5%

Tier III
65.0%

Total Debt Outstanding [5 = Total of 3]
Total Initial Appraised/Reappraised Value [6 = Total of 1]
Total Portfolio Actual LTV [7 = 5/6]
Borrowing Base Deficiency [8 = 5 – Total of 4]

Notes:

For Initial Appraised Value, this is the lowest of (a) documented purchase price (excluding any sales fees, commissions or expenses); (b) Current Market Value; and (c) Base Value

Reappraised Value is the lower of (a) Current Market Value and (b) Base Value

Current Market Value shall be the lower of mean or median of maintenance adjusted current market values and base values as applicable from Airclaims, AISI and MBA

Exh. C-4

Reconciliation of Cash Flows

Genesis Acquisition Limited

Monthly Report to Lenders

(Amounts in US$)

Payment Date

Current Calculation Date

Previous Calculation Date

1. Account Activity Summary between Calculation Dates
	Prior Balance	Deposits	Withdrawals	Balance on Calculation Date
Collection Account (see 2 for analysis)
Supplemental Rental Account (see 4 for analysis)
Security Deposit Account (see 5 for analysis)
Total

2. Analysis of Collection Account Activity

Balance on Previous Payment Date

Collections during period:
Lease rent
Supplemental Rent
Security Deposit
Interest Income
Other
Net transfer from (to) Supplemental Rent Account
Net transfer from (to) Security Deposit Account
Payment of Expenses (see 3. for analysis)
Balance on Current Calculation Date

3. Analysis of Payment of Expenses

1) Security Trustee, Servicer, Borrower expenses
2) Commitment Fees
3) Swap Payments, Interest
4) Other costs of Admin Agent/Lenders, principal and BBD
5) Principal, BBD, Swap termination payments
6) Manager Fees and Expenses
7) Distributions to GLS
Total Payments

4. Analysis of Supplemental Rent Account

Opening balance on previous Calculation Date
Transfer from collection account
Transfer to collection account
interest earned
Balance on current Collection Date

5. Analysis of Security Deposit Account

Opening balance on previous Calculation Date
Transfer from collection account
Transfer to collection account
interest earned
Balance on current Collection Date

[* Put in Non-Trustee Account Balances]

Hedging Transactions

Exh. C-5

Genesis Acquisition Quarterly Report

Additional Information Required for Quarterly Report

Eligible Aircraft / Lessee Concentration Limits

[No breach of Eligible Aircraft / Lessee Concentration Limits during the Reporting Period / Describe breach and action steps to repair breach].

Eligible Aircraft Limits

Aircraft Type	Max Age	Commitment Amount =< $250MM	Commitment Amount > $250MM	Number of Aircraft	Age of Aircraft	Appraised Value	Limit Met/ Breach
Tier I
A319-100	10
A320-200	10	100%	100%
B737-700	10
B737-800	10
Subtotal Tier I
Tier II
A321-200(5)	10
A330-200	10
B737-400 (EFIS)	12	34% for whole
B737-300 (EFIS)	12	Tier with minimum
B747-400F	7	requirement of	50%
B757-200 ETOPS	12	two Tier I Aircraft
B757-200F	7	for each Tier II Aircraft
B767-300ER	12
B767-200F	7
B767-300F	7
B777-200ER	10
B777-300ER	10
ERJ-170	N/A
Subtotal Tier II
Tier III
A330-300	10
B737-300(Analog)	12	25% for whole
B737-400 (Analog)	12	Tier with minimum
B737-300F	7	requirement of	25%
B737-300QC	10	three Tier I Aircraft
B737-500	12	for each Tier III Aircraft
B757-200	12
MD-11F	10
Subtotal Tier III
TOTAL PORTFOLIO

[Pick the applicable Tiering to report on]

Exh. C-6

Lessee Concentration Limits

Warehouse Concentration Limits	Warehouse Size (Debt Drawn) Up to $100MM(1)	Warehouse Size (Debt Drawn) >100 – 175 MM(2)	Warehouse Size (Debt Drawn) >175 – 250 MM(2)	Warehouse Size (Debt Drawn) > 250 MM(2)	Actual Concentration of Portfolio
Lessee Concentration Limit
Single lessee	$75MM	50.00%	30.00%	15.00%
Any other single lessee habitually based or domiciled in a special consideration country	$50MM	30.00%	20.00%	10.00%
Three largest lessees	N/A	80.00%	50.00%	30.00%
Country Concentration Limit
U.S.	N/A	50.00%	30.00%	25.00%
Single country rated the equivalent of BBB/Baa2 or better	N/A	50.00%	30.00%	22.50%
Other single countries	$75MM	50.00%	30.00%	15.00%
Aggregate Special Consideration	$50MM	30.00%	20.00%	10.00%
Region Concentration Limit
Developed Europe	N/A	70.00%	55.00%	40.00%
Developed Asia	N/A	70.00%	50.00%	35.00%
North America	N/A	50.00%	30.00%	25.00%
Emerging Europe and Africa/Middle East	N/A	60.00%	45.00%	35.00%
Latin America/Caribbean	N/A	50.00%	35.00%	25.00%
Emerging Asia/Pacific	N/A	60.00%	45.00%	40.00%
Additional Aircraft Concentration Limit
Widebody	N/A	60%	40%	25%
Freighter	N/A	50%	30%	15%
Regional Jet	N/A	15%	15%	10%
Manufacturer: Boeing	N/A	N/A	N/A	70%
Manufacturer: Airbus	N/A	N/A	N/A	70%
Manufacturer: Other	N/A	15%	15%	10%

[Pick the applicable Tiering to report on]

Exh. C-7

Pending and potential litigation involving any Aircraft Assets or Leases of which the Servicer has written notice.

Claims being made with respect of any of the Aircraft Assets, of which the Servicer is aware, with an actual or potential liability in excess of $5,000,000.

Leases expiring during the following two quarters ending

Calculation of Interest Coverage

EBITDA (Trailing 3 months)	=
Interest Expense (Trailing 3 months)	=
Interest Coverage	=	EBITDA / Interest Expense
=

Exh. C-8

EXHIBIT D

HEDGING POLICY

Hedging Methods/Objectives

•

The Borrower will use interest rate derivatives to hedge the interest rate risk (“Exposure”) arising from the mismatch between interest on its debt and interest generated by leases. Interest rate derivatives may include interest rate swaps, caps or collars.

•	The Borrower will hedge the currency exposure of all Leases the rental payments under which are denominated in a currency other than Dollars.

Strategy

•

The Exposure will be calculated based on the current and projected outstanding principal balances of Advances, the Borrower’s existing interest rate derivatives portfolio, and the Borrower’s existing and future expected lease payments.

The specific policy is that the Borrower will never be greater than 15% under/overhedged. This is assessed by comparing the dollar sensitivity of a 1 basis point change in interest rates (“DV01”) of future lease cashflows to the DV01 of existing interest rate hedges in place (permitted interest rate caps would be treated as swaps for purposes of this assessment).

•	If any Eligible Hedge Agreement constituting interest rate caps are used, the spread above the then “at-the-money” strike rate shall not exceed 1.0%.
•

The Borrower will evaluate monthly whether it is in compliance with the Hedging Policy and if its determination concludes that it is not in compliance, the Borrower will promptly make adjustments to its portfolio of Eligible Hedge Agreements to restore compliance.

Modification

•

If the Borrower desires to amend the Hedging Policy, it may present the proposed change in or replacement of Hedging Policy to the Company Board and Administrative Agent for approval of such modifications.

Exh. D-1

EXHIBIT E

FORM OF MANAGEMENT AGREEMENT

Exh. E-1

EXHIBIT F

FORM OF SECURITY TRUST AGREEMENT

Exh. F-1

EXHIBIT G

FORM OF SERVICING AGREEMENT

Exh. G-1

EXHIBIT H

FORMS OF ORGANIZATIONAL DOCUMENTS AND OPERATING DOCUMENTS

Exh. H-1

EXHIBIT I

FORMS OF OPINION OF COUNSEL

TO BORROWER GROUP

Exh. I-1

EXHIBIT J

FORM OF OPINION OF COUNSEL

TO SECURITY TRUSTEE/ACCOUNT BANK

Exh. J-1

EXHIBIT K

FORM OF OPINION OF COUNSEL

TO ADMINISTRATIVE AGENT/LENDERS

Exh. K-1

SCHEDULE I

List of Aircraft

Sch. I-1

SCHEDULE II

List of Aircraft Owning Entities, the Aircraft Owned

by Such Aircraft Owning Entities and the associated

Owner Participants and Owner Trustees

Sch. II-1

SCHEDULE III

List of Leases

Sch. III-1

SCHEDULE IV

List of Lenders and Commitments

Lenders	Initial $250 Million Commitment	Additional $750 Million Commitment	Total Commitment
Citibank, N.A.	20,500,000	61,500,000	82,000,000
Wachovia Bank, National Association	20,500,000	61,500,000	82,000,000
Variable Funding Capital Company LLC
Calyon, New York Branch	20,500,000	61,500,000	82,000,000
Landesbank Baden-Württemberg	20,500,000	61,500,000	82,000,000
Norddeutsche Landesbank Girozentrale	20,500,000	61,500,000	82,000,000
The Governor and Company of The Bank of Scotland	20,500,000	61,500,000	82,000,000
WestLB AG London Branch	18,750,000	56,250,000	75,000,000
Bayerische Landesbank	18,750,000	56,250,000	75,000,000
Bayerische Hypo-Und Vereinsbank AG, London Branch	18,750,000	56,250,000	75,000,000
Alliance & Leicester Commercial Finance, p.l.c.	16,000,000	48,000,000	64,000,000
Landesbank Hessen-Thuringen Girozentrale	12,500,000	37,500,000	50,000,000

Sch. IV-1

Natixis Transport Finance	12,500,000	37,500,000	50,000,000
BTMU Capital Corporation	8,750,000	26,250,000	35,000,000
DekaBank Deutsche Girozentrale	8,500,000	25,500,000	34,000,000
Allied Irish Banks, p.l.c.	7,500,000	22,500,000	30,000,000
NEC Leasing, Ltd.	5,000,000	15,000,000	20,000,000
Total	250,000,000	750,000,000	1,000,000,000

Sch. IV-2

SCHEDULE V

Account Details

ACCOUNT NAME	ACCOUNT NUMBER
COLLECTION ACCOUNT	58368
SECURITY DEPOSIT ACCOUNT	58421
SUPPLEMENTAL RENT ACCOUNT	58369

Deutsche Bank Trust Company Americas – NY

ABA #: 021-001-033

Chips Bank: 0103

Book Transfer Swift: BKTRUS33

Account #: 01475059

Account Name:	DEUTSCHE BANK TRUST COMPANY AMERICAS AS SECURITY TRUSTEE FOR GENESIS ACQUISITION LTD RENTAL ACCOUNT

Sch. V-1

SCHEDULE VI

Capitalization and Subsidiaries

Sch. VI-1